                                                                      EXHIBIT 99




                          [LOGO OF FIRST BANK SYSTEM]

                 FIRST BANK SYSTEM 1994 RESTATED ANNUAL REPORT


                                    -COVER-

Locations



                  [MAP OF UNITED STATES APPEARS ON THIS PAGE]




ABOUT THE COMPANY

First Bank System, Inc., (FBS) is a regional bank holding company serving 11 Midwestern and Rocky Mountain states through more than 300 locations. Headquartered in Minneapolis, FBS is the 26th largest U.S. commercial bank holding company with $34.1 billion in assets. Our market capitalization is now over $5 billion, placing us among the top 20 U.S. banks. This reflects our January 24, 1995, acquisition of Metropolitan Financial Corporation (MFC).

  FBS has four core businesses and a culture that is focused on creating value for shareholders. Our banking franchise has leading market shares in most of our region's major markets. We are a leader in electronic payment systems, as the nation's largest issuer of Visa Corporate and Purchasing Cards, and as the seventh largest processor of Visa and MasterCard transactions. Our Commercial Bank's focus on building strong client relationships has translated into attractive returns for shareholders. We are among the 10 largest providers of corporate trust services and our investment management services are growing rapidly. These attributes have made us one of the nation's top-performing banks.

  FBS is listed on the New York Stock Exchange under the ticker symbols FBS and FtBkSy.


Management's Discussion and Analysis                           2
Line of Business Financial Review                              5
Statement of Income Analysis                                   7
Balance Sheet Analysis                                        12
Corporate Risk Profile                                        17
Consolidated Financial Statements                             29
Notes to Consolidated Financial Statements                    33
Report of Independent Auditors                                60
Five-Year Consolidated Financial Statements                   61
Quarterly Consolidated Financial Data                         63
Supplemental Financial Data                                   66
Exhibits 11 and 12                                            69
Corporate Data                                 Inside back cover

                             [INSIDE FRONT COVER]

FINANCIAL SUMMARY

(Dollars in Millions, Except Per Share Amounts)                              1994          1993
- -------------------------------------------------------------------------------------------------
FOR THE YEAR
Income from continuing operations before merger-related items.........    $ 470.4       $ 410.7
Merger-related items..................................................     (156.9)        (50.0)
Discontinued operations...............................................       (8.5)          2.5
                                                                        -------------------------
Net income............................................................    $ 305.0       $ 363.2
                                                                        -------------------------
PER COMMON SHARE
Income from continuing operations before merger-related items.........    $  3.36       $  2.83
Merger-related items..................................................      (1.15)        (0.37)
Discontinued operations...............................................      (0.06)         0.02
                                                                        -------------------------
Net income............................................................    $  2.15       $  2.48
                                                                        -------------------------
Dividends paid........................................................    $  1.16       $  1.00
Common shareholders' equity...........................................    $ 18.63       $ 18.91
                                                                        -------------------------
RETURN ON AVERAGE ASSETS
Income from continuing operations before merger-related items.........       1.40%         1.28%
Merger-related items..................................................      (0.47)        (0.16)
Discontinued operations...............................................      (0.02)         0.01
                                                                        -------------------------
Return on average assets..............................................       0.91%         1.13%

RETURN ON AVERAGE COMMON EQUITY
Income from continuing operations before merger-related items.........       17.6%         15.8%
Merger-related items..................................................       (6.0)         (2.0)
Discontinued operations...............................................       (0.4)          0.1
                                                                        -------------------------
Return on average common equity.......................................       11.2%         13.9%

Net interest margin...................................................       4.74%         4.69%
Efficiency ratio before merger-related charges........................       58.1%         60.4%
Efficiency ratio......................................................       64.0%         64.1%

AT YEAR END
Loans.................................................................    $24,550       $23,491
Allowance for credit losses...........................................        475           466
Assets................................................................     34,128        33,370
Total shareholders' equity............................................      2,612         2,744
Common equity to total assets.........................................        7.3%          7.4%
Shareholders' equity to total assets..................................        7.7           8.2
Tier 1 capital ratio..................................................        7.3           9.4
Total risk-based capital ratio........................................       11.4          13.4
                                                                        -------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS

           Overview Discussion
           -------------------

                   First Bank System, Inc. ("the Company") completed its acquisition of Metropolitan Financial Corporation ("MFC"), a $7.9 billion regional financial holding company headquartered in Minneapolis, Minnesota, on January 24, 1995. The transaction is being accounted for as a pooling of interests. Accordingly, the accompanying supplemental consolidated financial information reflects the results of operations of the two companies on a combined basis for all periods presented.

                   EARNINGS SUMMARY - In the past three years, the Company completed three significant acquisitions accounted for as pooling of interests. Excluding merger-related charges and accounting changes, the Company achieved consistent increases in ongoing earnings from operations since 1992. Earnings from ongoing operations in 1994 totaled $470.4 million ($3.36 per share), an increase of $59.7 million, or 14.5 percent, compared with 1993 income on a similar basis of $410.7 million ($2.83 per share). Income before merger-related effects for 1993 increased $113.2 million, or 38.1 percent, compared with 1992 income on a similar basis of $297.5 million ($2.13 per share). Excluding the merger-related effects, return on average common equity was 17.6 percent and return on average assets was 1.40 in 1994 compared with 15.8 percent and 1.28 percent in 1993. On the same basis, the efficiency ratio improved to 58.1 percent in 1994 from 60.4 percent in 1993.

                     The improvement in 1994 earnings from ongoing operations
                   reflects increases in net interest income on a taxable-equivalent basis of $78.6 million, or 5.8 percent, and noninterest income of $51.2 million, or 8.3 percent, together with a reduction in provision for credit losses of $26.0 million, or 19.5 percent, and controlled noninterest expense growth of $31.6 million, or 2.6 percent. Compared with noninterest expense for 1993, adjusted to include the operations of Boulevard Bancorp, Inc., Rocky Mountain Financial Corporation, and the acquired corporate trust unit of J. P. Morgan and Co., Incorporated, on a pro forma basis, noninterest expense declined $41.0 million, or 3.2 percent. For further information on the specific components of the 1994 operating results, see the "Statement of Income Analysis" on page 7.

                     Reported net income for 1994 was $305.0 million ($2.15 per share), a decrease of $58.2 million from 1993 net income of $363.2 million ($2.48 per share). Return on average common equity decreased to 11.2 percent in 1994 from 13.9 percent in 1993 and return on average assets decreased to .91 percent from 1.13 percent for the same periods. As discussed, the decrease in net income in 1994 is due to merger-related charges. The Company recorded after-tax merger-related charges of $87.9 million ($.64 per share) for the MFC transaction, an after-tax loss of $69.0 million ($.51 per share) on the sale of MFC's securities, and an $8.5 million ($.06 per share) loss from MFC's subsidiary, Edina Realty, which is a discontinued operation. Net income for 1993 of $363.2 million ($2.48 per share) included after-tax merger-related charges of $50.0 million ($.37 per share) for the acquisition of Colorado National Bankshares, Inc. ("CNB"). Net income for 1992 of $448.9 million ($3.35 per share) included after-tax merger-related charges of $81.8 million ($.66 per share) related to the acquisitions of Western Capital Investment Corporation ("WCIC") and Bank Shares Incorporated ("BSI"), in addition to $233.2 million of income related to the cumulative effect of changes in accounting principles.

                     Nonperforming assets dropped to $232.3 million at December
                   31, 1994, a decrease of $109.1 million, or 32.0 percent, from December 31, 1993, despite the addition of $29.3 million in nonperforming assets from the acquisition of Boulevard Bancorp, Inc. in the first quarter of 1994. The ratio of the allowance for credit losses to nonperforming loans continues to indicate very strong reserve coverage, increasing to 293 percent, from 213 percent at December 31, 1993.


2  First Bank System, Inc. and Subsidiaries


TABLE 1.  Selected Financial Data

(Dollars in Millions, Except Per Share Amounts)                           1994       1993      1992        1991       1990
- ---------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT:
Net interest income (taxable-equivalent basis)......................  $1,434.5   $1,355.9  $1,175.7    $1,049.2   $  949.2
Provision for credit losses.........................................     123.6      133.1     191.7       210.2      219.7
                                                                      -----------------------------------------------------
 Net interest income after provision for credit losses..............   1,310.9    1,222.8     984.0       839.0      729.5
Securities gains (losses)...........................................    (115.0)        .3      46.3        42.3       10.2
Other noninterest income............................................     673.9      618.6     567.4       514.7      461.9
Merger-related charges*.............................................     125.3       72.2     110.4           -          -
Other noninterest expense...........................................   1,224.1    1,192.5   1,135.9     1,067.9    1,063.0
                                                                      -----------------------------------------------------
 Income from continuing operations before income taxes
  and cumulative effect of changes in accounting principles.........     520.4      577.0     351.4       328.1      138.6
Taxable-equivalent adjustment.......................................      15.1       17.7      22.7        34.4       48.1
Income taxes........................................................     191.8      198.6     115.7        30.3        6.5
                                                                      -----------------------------------------------------
 Income from continuing operations before cumulative
  effect of changes in accounting principles........................     313.5      360.7     213.0       263.4       84.0
Income (loss) from discontinued operations..........................      (8.5)       2.5       2.7         1.1         .6
                                                                      -----------------------------------------------------
 Income before cumulative effect of changes
  in accounting principles..........................................     305.0      363.2     215.7       264.5       84.6
Cumulative effect of changes in accounting principles...............         -          -     233.2           -        1.0
                                                                      -----------------------------------------------------
 Net income.........................................................  $  305.0   $  363.2  $  448.9    $  264.5   $   85.6
                                                                      -----------------------------------------------------
Return on average assets............................................       .91%      1.13%      1.56%       .96%       .29%

Return on average common equity.....................................     11.2       13.9       20.0       14.8        4.2
Net interest margin.................................................      4.74       4.69       4.54       4.16       3.47
Efficiency ratio....................................................     64.0       64.1       71.5       68.3       75.3
Efficiency ratio, excluding merger-related charges..................     58.1       60.4       65.2       68.3       75.3

PER SHARE DATA:
Primary income from continuing operations before
 cumulative effect of accounting changes............................  $   2.21   $   2.46  $    1.46   $   2.00   $    .53
 Income (loss) from discontinued operations.........................      (.06)       .02        .02        .01        .01
 Cumulative effect of accounting changes............................         -          -       1.87          -        .01
                                                                      -----------------------------------------------------
Primary net income..................................................  $   2.15   $   2.48  $    3.35   $   2.01   $    .55
                                                                      -----------------------------------------------------
Fully diluted income from continuing operations
 before cumulative effect of accounting changes.....................  $   2.20   $   2.45  $    1.45   $   1.92   $    .51
 Income (loss) from discontinued operations.........................      (.06)       .02        .02        .01        .01
 Cumulative effect of accounting changes............................         -          -       1.79          -        .01
                                                                      -----------------------------------------------------
Fully diluted net income............................................  $   2.14   $   2.47  $    3.26   $   1.93   $    .53
                                                                      -----------------------------------------------------
Common dividends paid**.............................................  $   1.16   $   1.00  $     .88   $    .82   $    .82
                                                                      -----------------------------------------------------
AVERAGE BALANCE SHEET DATA:
Total loans.........................................................  $ 23,857   $ 21,802  $  19,079   $ 18,485   $ 19,848
Total earning assets................................................    30,259     28,901     25,870     25,249     27,369
Total assets........................................................    33,545     32,191     28,837     27,675     29,886
Total deposits......................................................    24,661     25,637     22,953     21,934     22,436
Long-term debt......................................................     2,312      1,523      1,279      1,552      2,167
Common equity.......................................................     2,603      2,409      2,090      1,596      1,385
Total shareholders' equity..........................................     2,746      2,769      2,495      1,936      1,707

YEAR-END BALANCE SHEET DATA:
Total loans.........................................................  $ 24,550   $ 23,491  $  20,663   $ 18,734   $ 18,845
Total assets........................................................    34,128     33,370     32,758     28,508     29,339
Total deposits......................................................    24,256     26,386     26,395     22,969     22,772
Long-term debt......................................................     2,684      1,905      1,141      1,261      1,886
Common equity.......................................................     2,494      2,466      2,354      1,694      1,504
Total shareholders' equity..........................................     2,612      2,744      2,745      2,131      1,826
                                                                      -----------------------------------------------------

 *Includes $2.6 and $26.4 relating to ORE in 1994 and 1992,
  respectively.
**Dividends per share have not been restated for the MFC, WCIC, or CNB mergers.
  MFC paid common dividends of $25.1 million in 1994 ($.80 per share), $12.1 million in 1993 ($.39 per share), $7.7 million in 1992 ($.27 per share), $4.2 million in 1991 ($.19 per share), and $3.1 million in 1990 ($.17 per share). CNB paid common dividends of $3.2 million in 1992 ($.28 per CNB share), and $1.8 million in 1991 and 1990 ($.16 per CNB share). WCIC did not pay dividends in the years shown.

                                     First Bank System, Inc. and Subsidiaries  3

                   ACQUISITIONS -- On January 24, 1995, the Company issued approximately 21.7 million shares to complete its merger with MFC. At December 31, 1994, MFC had $7.9 billion in assets, $5.5 billion in deposits, and 211 offices principally in North Dakota, Minnesota, Nebraska, Iowa, Kansas, South Dakota, Wisconsin, and Wyoming. Subsequent to the merger, the Company entered into agreements to sell 63 former MFC branch locations with $961 million of deposit relationships. Because of regulatory restrictions on nonbanking activities, the Company expects that within two years of the closing of the merger, it will sell Edina Realty, Inc., MFC's real estate brokerage subsidiary. Accordingly, the operations of Edina Realty, Inc. have been accounted for as discontinued operations in the accompanying financial statements.

                     On September 2, 1994, the Company completed the acquisition of the domestic corporate trust business of J. P. Morgan and Co. Incorporated ("J. P. Morgan"). This business unit provides trust services for approximately 650 clients with 3,800 bond issues in the areas of municipal, revenue, housing, and corporate bond indenture trusteeships.

                     On March 25, 1994, the Company completed the acquisition of
                   Boulevard Bancorp, Inc. ("Boulevard"), a commercial bank holding company based in Chicago, Illinois, with $1.6 billion in assets and $1.2 billion in deposits. The Company exchanged approximately 6.2 million shares of its common stock for all of the outstanding common stock of Boulevard and accounted for the transaction as a purchase. The Company also repurchased existing shares of its common stock approximately equal to the number of shares issued at the time of closing of the Boulevard acquisition.


4  First Bank System, Inc. and Subsidiaries

                     The Company completed the acquisition of five additional
                   institutions and announced the planned acquisition of a sixth in markets in which the Company has an existing presence, serving to strengthen the Company's retail banking market shares in these communities. On October 18, 1994, the Company announced an agreement to acquire First Western Corporation ("FWC"), a $323 million bank holding company based in Sioux Falls, South Dakota. FWC owns Western Bank, which has nine branches in South Dakota. The acquisition received regulatory approvals in January 1995 and is expected to close in the first quarter of 1995. On February 28, 1994, the Company completed the acquisition of American Bancshares of Mankato, a $116 million bank holding company. On March 25, 1994, the Company completed the acquisition of Rocky Mountain Financial Corporation ("Rocky Mountain"), a $537 million thrift holding company. On April 29, 1994, the Company completed the acquisition of First Financial Investors, Inc., which had approximately $200 million in assets. The United Bank of Bismarck acquisition, with approximately $121 million in assets, closed on September 9, 1994. Green Mountain Bancorporation, Inc., located in Lakewood, Colorado, with approximately $35 million in assets, was acquired on September 30, 1994. For further information regarding acquisitions, refer to Note C on page 35.

           Line of Business Financial Review
           ---------------------------------

                   Each of the Company's four business lines -- Retail and Community Banking, Payment Systems, Commercial Banking, and Trust and Investment Group -- contributed to the strong financial performance in 1994. Compared with 1993 results, before merger-related expenses, earnings increases for the four business lines were 28.6 percent, 32.7 percent, 7.9 percent, and 3.6 percent, respectively. Each business line made significant productivity improvements, as measured by its efficiency ratio, and includes the operating results of Boulevard since its acquisition date. Financial results for MFC, which are expected to be primarily in the Retail and Community Banking business line, will be fully integrated into the Company's business line financial reporting system in the first quarter of 1995.

                     The Company's business unit profitability reporting system derives business line results by specifically attributing most assets, deposits and income statement items to a business line. The Company's internal Funds Transfer Pricing system allocates a standard cost for funds used or credit for funds provided to all business line assets and liabilities using a matched funding concept. Expenses that directly support business line operations are charged to the business lines based on a standard unit cost and actual volume measurements. Expenses that indirectly support the business line operations, as well as the expenses of those departments that primarily support the holding company, are allocated based on the ratio of the business line's noninterest expense to total consolidated noninterest expense. The Company calculates business line income taxes based upon the consolidated effective tax rate.

                     The business unit profitability system allocates capital
                   based upon credit, operational and business risks. Asset components subject to credit risk are assigned risk factors based upon historic loss experience after taking into consideration changes in business practice that may introduce more or less risk into the portfolio. Capital is assigned to certain lines of business, such as the Trust and Investment Group, which have no significant balance sheet components, after taking into consideration operational risk, capital levels of independent organizations operating similar businesses and regulatory minimum requirements. Management accounting system enhancements or product line changes may affect designations, assignments, and allocations from time to time. During 1994 certain methodologies were changed, and accordingly, results for 1993 have been restated to conform to the current presentation basis.

                   RETAIL AND COMMUNITY BANKING -- Retail and Community Banking, which includes consumer, small business and middle market banking services, and residential mortgage lending, achieved strong revenue growth while containing costs. Net income increased 28.6 percent to $177.0 million in 1994, with a return on assets of 1.15 percent compared with .88 percent in 1993. Return on equity increased to 14.9 percent from 12.7 percent for the previous year.


                                     First Bank System, Inc. and Subsidiaries  5

TABLE 2. Line of Business Financial Performance

                                            Retail and                                  Trust and   Metropolitan
                                             Community       Payment      Commercial   Investment     Financial     Consolidated
                                              Banking        Systems       Banking        Group      Corporation      Company
                                        --------------------------------------------------------------------------------------------
(Dollars in Millions)                      1994     1993   1994   1993   1994   1993    1994  1993   1994   1993    1994     1993
- ------------------------------------------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT:
Net interest income
 (taxable-equivalent basis)............. $  780.5 $ 743.9 $184.7 $147.7 $218.5 $227.3 $ 26.2 $ 31.7 $224.6 $205.3 $1,434.5 $1,355.9
Provision for credit losses*............     20.6    42.8   69.4   61.9    3.0   20.5    --     --    14.1    7.9    107.1    133.1
Noninterest income*.....................    187.1   179.1  195.7  157.2   59.5   60.3  185.7  173.0   42.1   49.3    670.1    618.9
Noninterest expense*....................    655.3   656.3  158.5  129.2   89.1   97.0  150.2  145.8  171.0  164.2  1,224.1  1,192.5
Income taxes and taxable-
 equivalent adjustment..................    114.7    86.3   59.9   44.0   73.1   65.6   24.3   22.8   31.0   19.8    303.0    238.5
                                        --------------------------------------------------------------------------------------------
Income from continuing operations
 before securities losses and
 merger-related charges................. $  177.0 $ 137.6 $ 92.6 $ 69.8 $112.8 $104.5 $ 37.4 $ 36.1 $ 50.6 $ 62.7    470.4    410.7
                                        ==========================================================================

Securities losses, merger-related
 charges and discontinued operations
 (after tax)............................                                                                             165.4     47.5
                                                                                                                  ------------------
  Net income............................                                                                          $  305.0  $ 363.2
                                                                                                                  ==================

AVERAGE BALANCE SHEET DATA:
Commercial loans........................ $  4,755 $ 4,172 $  505 $  255 $4,842 $4,902 $  --  $  --  $  503 $  429  $10,605  $ 9,758
Consumer loans..........................    6,406   6,694  2,054  1,733    --     --     --     --   4,792  3,617   13,252   12,044
Assets..................................   15,417  15,676  3,274  2,649  6,233  6,516    838    734  7,783  6,616   33,545   32,191
Deposits................................   15,905  16,720     26     16  2,299  2,692    912    919  5,519  5,290   24,661   25,637
Common equity...........................    1,191   1,087    320    283    437    456    173    131    482    452    2,603    2,409
                                        --------------------------------------------------------------------------------------------
Return on average assets*...............     1.15%    .88%  2.83%  2.63%  1.81%  1.60%    **     **    .65%   .95%    1.40%    1.28%
Return on average common equity*........     14.9    12.7   28.9   24.7   25.8   22.9   21.6%  27.6%  10.5   13.9     17.6     15.8
Efficiency ratio*.......................     67.7    71.1   41.7   42.4   32.1   33.7   70.9   71.2   64.1   64.5     58.1     60.4
                                        ============================================================================================

 *Excluding securities losses, merger-related charges and discontinued
  operations
**Not meaningful
  Note: Preferred dividends are not allocated to the business lines.

                     Both revenue growth and cost savings contributed to the
                   improved earnings. The increases in net interest income and noninterest income are attributable to strong home equity loan promotions, aggressive small- and middle-market business lending, and growth in mutual fund sales. The decline in average consumer loans reflects the run off of residential mortgage loans of $204 million and the reduction in residential mortgages held for sale of $595 million. The decrease in the provision for credit losses reflects improved credit quality. Noninterest expense decreased slightly, despite the acquisition of Boulevard in the first quarter of 1994. The efficiency ratio improved to 67.7 percent in 1994 from 71.1 percent in 1993.

                   PAYMENT SYSTEMS - Payment Systems, which includes consumer credit card, corporate and purchasing card services, card-accessed secured and unsecured lines of credit, ATM processing, and merchant processing, achieved net earnings of $92.6 million in 1994, up 32.7 percent over 1993. Return on assets increased to 2.83 percent from 2.63 percent in 1993. Return on equity increased to 28.9 percent from 24.7 percent for the previous year.
                     The strong growth in earnings is due to higher net interest income and noninterest income, partially offset by increases in the provision for credit losses and noninterest expense. The increases in net interest income and fee-based noninterest income are attributable to growth in the Corporate Card, the Purchasing Card, the Northwest Airlines WorldPerks(R) credit card, and merchant processing. The increase in the provision for credit losses reflects growth in the loan portfolios and an acceleration of the timing of charge-offs for fraud losses on credit card and other consumer loan balances. Noninterest expense increased due to the overall growth in the sales volumes and number of products offered by this business line. Payment Systems continues to be cost effective as measured by its efficiency ratios of 41.7 percent in 1994 and 42.4 percent in 1993.


6  First Bank System, Inc. and Subsidiaries
- -

                   COMMERCIAL BANKING - Commercial Banking, which provides lending, treasury management, and other financial services to middle market, large corporate, and mortgage banking companies, contributed net earnings of $112.8 million in 1994, a 7.9 percent increase over 1993. Return on assets rose to 1.81 percent in 1994 from 1.60 percent in 1993. Similarly, return on equity increased to 25.8 percent in 1994 from 22.9 percent in the previous year.

                     The earnings increase reflects continuing improvement in
                   credit quality and further reduction of noninterest expense. Commercial Banking's average loans, excluding loans to mortgage banking companies, increased $319 million, or 9.0 percent, from 1993. The efficiency ratio improved to 32.1 percent compared with 33.7 percent in 1993.

                   TRUST AND INVESTMENT GROUP - Net income for the Trust and Investment Group, which includes personal, institutional and corporate trust services, investment management services, and a full-service brokerage company, increased 3.6 percent to $37.4 million in 1994. The return on average equity declined to 21.6 percent in 1994 from 27.6 percent in 1993 due to additional equity assigned to the business line for 1994 acquisitions.

                     Much of the gain resulted from stronger noninterest income, which increased primarily due to growth in corporate trust, investment sales, and management fees. Assets under management totaled $24.6 billion at year-end 1994, up from $21.7 billion at the previous year-end. Net interest income decreased, reflecting a reduction in balances from mortgage custody accounts. The increase in noninterest expense reflects costs associated with recent acquisitions; however, the efficiency ratio improved to 70.9 percent in 1994 from
                   71.2 percent in 1993.

                   METROPOLITAN FINANCIAL CORPORATION - MFC contributed net earnings before merger-related items of $50.6 million in 1994 compared with $62.7 million in 1993. Return on assets decreased to .65 percent in 1994 compared with .95 percent in 1993. Return on equity decreased to 10.5 percent from 13.9 percent in 1993.

                     Net interest income improved over 1993 primarily due to
                   increases in the residential mortgage and consumer loan portfolios from originations, acquisitions of financial institutions and wholesale loan purchases. The increase in the provision for credit losses reflects the $1.2 billion growth in the 1994 average consumer loan portfolio over 1993. Noninterest income was down due to gains of $16.3 million recorded in 1993 related to the sale of mortgage assets. Noninterest expense increased primarily due to acquisitions completed during 1994 and 1993. In 1994, MFC accrued $16 million for the settlement of two class action lawsuits against MFC and its subsidiaries, Edina Realty, Inc. and Equity Title Services, Inc. Approximately $12.5 million of the settlement is included in Edina Realty, Inc.'s 1994 results which are reflected as discontinued operations. The efficiency ratio improved slightly to 64.1 percent in 1994 from 64.5 percent in 1993. Income taxes increased in 1994, primarily due to the reversal of a $10.9 million tax valuation reserve in 1993.

           Statement of Income Analysis
           ----------------------------

                   NET INTEREST INCOME - Net interest income on a taxable-equivalent basis was $1.43 billion in 1994, compared with $1.36 billion in 1993 and $1.18 billion in 1992. The improvement in net interest income primarily reflects increases in average loan balances and average loan yields and decreases in average rates paid on deposits, partially offset by increases in the average balances of short-term borrowings and long-term debt. The average yield on loans increased slightly as increasing average rates on the variable rate portions of the portfolio was offset by a decline in the average rate of residential mortgage loans. Average loans totaled $23.9 billion in 1994, an increase of $2.1 billion, or 9.4 percent, from 1993, reflecting significant growth in both consumer and commercial loans, partially offset by decreases in the balance of loans to mortgage bankers and residential first mortgage loans held for sale. Excluding these first mortgage-related balances, average loans for the year increased by $3.1 billion, or 16.1 percent, from 1993, reflecting increases in credit cards, home equity loans, and consumer lines of credit, as well as small business and middle-market commercial loans, including loans acquired with Boulevard. The average balance of interest-bearing liabilities in 1994 increased $1.7 billion, or 7.9 percent, over 1993, as short-term borrowings replaced noninterest-bearing deposits related to loans to mortgage bankers.

                     The improvement in net interest income from 1992 to 1993
                   reflects increases in average earning assets of $3.0 billion, or 11.7 percent, and average noninterest-bearing deposits of $1.7 billion, or 33.8 percent. The increases in average earning assets and noninterest-bearing deposits were largely a result of four acquisitions with assets totaling $3.9 billion, higher production in residential mortgage banking and increases in secured loans to mortgage banking companies. The decline in nonperforming assets also contributed to the growth in net interest income in both years.


                                     First Bank System, Inc. and Subsidiaries  7

TABLE 3.  Analysis of Net Interest Income

(Dollars in Millions)                                                      1994       1993       1992
- --------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent basis).........................  $1,434.5   $1,355.9   $1,175.7
                                                                        ================================

Average balances of earning assets supported by:
  Interest-bearing liabilities.........................................  $ 23,618   $ 21,889   $ 20,585
  Noninterest-bearing liabilities......................................     6,641      7,012      5,285
                                                                        --------------------------------
    Total earning assets...............................................  $ 30,259   $ 28,901   $ 25,870
                                                                        ================================

Average yields and weighted average rates (taxable-equivalent basis):
  Earning assets yield.................................................      7.61%      7.45%      8.23%
  Rate paid on interest-bearing liabilities............................      3.68       3.64       4.63
                                                                        --------------------------------
Gross interest margin..................................................      3.93%      3.81%      3.60%
                                                                        ================================

Net interest margin....................................................      4.74%      4.69%      4.54%
                                                                        ================================

Net interest margin without taxable-equivalent increments..............      4.69%      4.63%      4.46%
                                                                        ================================

                     The net interest margin, on a taxable-equivalent basis, was
                   4.74 percent in 1994, compared with 4.69 percent in 1993 and
                   4.54 percent in 1992. The improvement in the net interest margin in 1994 over 1993 resulted from a shift in the mix of loans from lower-margin mortgage-related loans to higher yield consumer and commercial loans. The improvement from 1992 to 1993 is attributable to two factors having approximately equal effects on the Company's ratios. The Company's balance sheet mix changed, including a decrease in lower yielding short-term investments and a shift in the loan portfolio mix toward consumer loans, as a result of the BSI acquisition, and promotional campaigns for the Company's home equity product. In addition, cyclical economic factors resulted in lower interest rates, increasing the level of noninterest-bearing deposits and allowing for wider spreads between prime rates and short-term funding costs.

TABLE 4.  Changes in Rate and Volume

                                         1994 COMPARED WITH 1993       1993 COMPARED WITH 1992
                                        --------------------------------------------------------
(In Millions)                           Volume   Yield/Rate  Total    Volume   Yield/Rate  Total
- ------------------------------------------------------------------------------------------------
Increase (decrease) in:
  Interest income:
    Loans.............................  $165.6     $ 16.2    $181.8   $228.5    $(190.3)  $  38.2
    Taxable securities................   (15.9)      (5.0)    (20.9)    70.8      (53.7)     17.1
    Nontaxable securities.............    (1.9)      (1.1)     (3.0)     3.2        (.3)      2.9
    Federal funds sold and
     resale agreements................   (12.5)       6.7      (5.8)   (17.3)      (5.5)    (22.8)
    Other.............................    (3.2)       2.1      (1.1)   (11.8)       (.2)    (12.0)
                                        ---------------------------------------------------------
      Total...........................   132.1       18.9     151.0    273.4     (250.0)     23.4
  Interest expense:
    Savings deposits and time
     deposits less than $100,000......   (11.1)     (28.0)    (39.1)    50.8     (166.1)   (115.3)
    Time deposits over $100,000.......   (13.9)       2.0     (11.9)   (17.2)     (16.9)    (34.1)
    Short-term borrowings.............    71.5        9.8      81.3      3.1      (12.8)     (9.7)
    Long-term debt....................    45.1       (3.0)     42.1     15.4      (13.1)      2.3
                                        ---------------------------------------------------------
      Total...........................    91.6      (19.2)     72.4     52.1     (208.9)   (156.8)
                                        ---------------------------------------------------------
   Increase (decrease) in net
     interest income..................  $ 40.5     $ 38.1    $ 78.6   $221.3    $ (41.1)  $ 180.2
                                        =========================================================

                   This table shows the components of the change in net interest income by volume and rate on a taxable-equivalent basis. The effect of changes in rates on volume changes is allocated based on the percentage relationship of changes in volume and changes in rate. This table does not take into account the level of noninterest-bearing funding, nor does it fully reflect changes in the mix of assets and liabilities.


8  First Bank System, Inc. and Subsidiaries
- -

                   PROVISION FOR CREDIT LOSSES - The provision for credit losses was $123.6 million in 1994, down $9.5 million from $133.1 million in 1993, and $68.1 million from $191.7 million in 1992. Improved credit quality caused the decrease in the provision. Nonperforming assets declined to $232.3 million at December 31, 1994, from $341.4 million at December 31, 1993, and $510.5 million at December 31, 1992. Net charge-offs declined to $140.3 million in 1994 from $162.3 million in 1993, and $213.7 million in 1992. The 1994 provision for credit losses decreased despite a $16.5 million merger-related provision recorded to provide for FBS' plans and policies with respect to MFC's commercial and consumer loan portfolios and increased consumer loan production at MFC. Included in the 1992 provision for credit losses is a merger-related provision of $13.6 million related principally to the Company's valuation of WCIC's $70 million mobile home loan portfolio.

                   NONINTEREST INCOME - Noninterest income was $558.9 million in 1994, compared with $618.9 million in 1993, a decrease of $60.0 million, or 9.7 percent. Included in 1994 noninterest income is a $111.2 million loss related to securities sold in January 1995 as a result of MFC's December 1994 board-approved plan to reduce its interest rate risk consistent with prior regulatory requests and to align more closely the interest rate risk profile of MFC with that of FBS. Excluding this loss on securities, noninterest income in 1994 increased $51.2 million, or 8.3 percent, from 1993 primarily due to higher credit card and trust fees. Noninterest income in 1993 increased $5.2 million, or .8 percent, from 1992. Credit card fees, trust fees, and service charges increased $49.7 million, or 13.8 percent, over 1992, partially offset by a $46.0 million decline in securities gains, primarily related to MFC mortgage-backed securities sales.

                     Credit card fees were $179.0 million in 1994, up $41.9
                   million, or 30.6 percent, from $137.1 million in 1993. Credit card fees in 1993 were up $20.2 million, or 17.3 percent higher than 1992 credit card fees that totaled $116.9 million. Most of the 1994 increase in credit card fees is attributable to increased volumes for the Company's payment systems products, including the Corporate Card, the Purchasing Card, the Northwest Airlines WorldPerks(R) credit card, and merchant processing. Most of the 1993 increase is attributable to increased volumes for the Corporate Card product.

                     Trust fees in 1994 were $159.2 million, up $13.1 million,
                   or 9.0 percent, from $146.1 million in 1993. Trust fees in 1994 reflect growth in corporate and institutional trust fees, including income from the March acquisition of Boulevard and the September acquisition of the domestic corporate trust business of J.P. Morgan. Trust fees in 1993 increased $18.3 million, or 14.3 percent, from $127.8 million in 1992. Trust fees for 1993 reflect growth from the BSI acquisition and the corporate trust business units purchased from U.S. Bancorp in March of 1993 and Bankers Trust Company of California in July of 1992. Trust assets under management were $24.6 billion at December 31, 1994, compared with $21.7 billion in 1993 and $19.1 billion in 1992.

                     Service charges on deposit accounts totaled $127.3 million in 1994, compared with $126.0 million in 1993 and $114.8 million in 1992.


TABLE 5.  Noninterest Income

(Dollars in Millions)                                          1994      1993      1992
- ---------------------------------------------------------------------------------------
Credit card fees..........................................  $ 179.0    $137.1    $116.9
Trust fees................................................    159.2     146.1     127.8
Services charges on deposit accounts......................    127.3     126.0     114.8
Insurance commissions.....................................     29.2      24.2      28.1
Trading account profits and commissions...................      9.3      10.1      10.5
Securities gains (losses).................................   (115.0)       .3      46.3
Other.....................................................    169.9     175.1     169.3
                                                            ---------------------------
  Total noninterest income................................  $ 558.9    $618.9    $613.7
                                                            ===========================

                                     First Bank System, Inc. and Subsidiaries  9

                     Insurance commissions were $29.2 million in 1994, compared with $24.2 million in 1993, reflecting increased commission income on annuity sales. In 1992, the Company decided to reduce its focus on traditional insurance products and concentrate on other retail and community banking efforts in the regions, including annuities. The Company sold its Montana insurance agencies in December 1992, and in the first quarter of 1993, the Company sold its Twin Cities Metro insurance agency.

                     Trading account profits were $9.3 million in 1994, down
                   slightly from $10.1 million in 1993 and $10.5 million in 1992. Securities losses totaled $115.0 million in 1994, compared with securities gains of $.3 million in 1993 and $46.3 million in 1992. Included in the 1994 amount is a $111.2 million loss related to MFC's securities portfolio as discussed above. Gains on sales of mortgage-backed and other securities of $44.4 million in 1992 represent MFC's sale of $919 million of 30-year fixed rate mortgage-backed securities in conjunction with its decision to restructure its balance sheet and reduce its interest rate risk.

                     Other noninterest income, which includes loan servicing
                   fees, letters of credit and other fees, gains on sales of assets, and other miscellaneous income, decreased 3.0 percent to $169.9 million in 1994 from $175.1 million in 1993. Included in 1993 noninterest income were $16.3 million of net gains related to the sale of mortgage loans compared with $.4 million of net losses recorded in 1994 which was offset by a reduction in accelerated amortization of mortgage servicing rights. In 1993, net charges of approximately $28 million related to the accelerated amortization of mortgage loan servicing rights due to prepayments in the Company's mortgage servicing portfolio, partially offset by $11 million in one-time gains from the sale of assets.

                   NONINTEREST EXPENSE - Noninterest expense was $1.35 billion, $1.26 billion, and $1.25 billion in 1994, 1993, and 1992, respectively. Included in noninterest expense are merger and integration charges of $125.3 million in 1994 relating to the MFC acquisition, $72.2 million in 1993 relating to the CNB acquisition, and $110.4 million in 1992 relating to the WCIC and BSI acquisitions. These accruals were made to reflect the anticipated acceleration of the disposal of problem assets and to provide for merger-related costs.

                     Excluding the effects of the merger-related charges,
                   noninterest expense for 1994 increased $31.6 million, or 2.6 percent. The modest increase in expenses reflects the addition of the operations of Boulevard, Rocky Mountain, and J.P. Morgan domestic corporate trust business, offset by the benefits realized through integrating the acquisitions completed in 1994. Compared with noninterest expense for 1993, adjusted to include the expenses of Boulevard, Rocky Mountain and the acquired corporate trust business on a pro forma basis and excluding merger-related charges, noninterest expense for the year declined by $41.0 million, or 3.2 percent. Excluding merger-related charges, noninterest expense in 1993 increased $30.2 million, or 2.6 percent, from $1.16 billion in 1992 due to the December 1992 acquisitions of BSI and American Charter Federal Savings and Loan Association ("ACF"). Compared with noninterest expense for 1992, adjusted to include the operations of BSI and ACF on a pro forma basis and excluding merger-related charges, noninterest expense for 1993 declined $65.1 million, or 5.2 percent. This decline reflects the successful integration of the CNB, WCIC, ACF, and BSI acquisitions in 1993.


10  First Bank System, Inc. and Subsidiaries

TABLE 6. Noninterest Expense


(Dollars in Millions, Except Per Employee Data)                      1994         1993         1992
- ---------------------------------------------------------------------------------------------------
Salaries.....................................................    $  450.7     $  439.8     $  426.3
Employee benefits............................................       105.7         99.1         94.9
                                                                 ----------------------------------
  Total personnel expense....................................       556.4        538.9        521.2
Net occupancy................................................       103.8        109.7         97.7
Furniture and equipment......................................        88.3         80.7         72.7
FDIC insurance...............................................        58.4         57.5         51.5
Advertising..................................................        35.5         25.6         26.7
Amortization of goodwill and other intangible assets.........        50.4         41.3         34.0
Other personnel costs........................................        35.7         31.0         23.3
Professional services........................................        38.5         41.5         43.8
Data processing..............................................        20.3         27.1         26.7
Printing, stationery and supplies............................        23.0         25.1         23.6
Postage......................................................        23.0         23.1         22.0
Telephone....................................................        25.9         23.1         18.6
Other real estate (includes merger-related charges of
  $2.6 in 1994 and $26.4 in 1992)............................         1.4          8.9         45.1
Merger and integration.......................................       122.7         72.2         84.0
Other........................................................       166.1        159.0        155.4
                                                                 ----------------------------------
  Total noninterest expense..................................    $1,349.4     $1,264.7     $1,246.3
                                                                 ==================================
Efficiency ratio*............................................        64.0%        64.1%        71.5%
Efficiency ratio, excluding merger-related charges...........        58.1         60.4         65.2
Average number of full-time equivalent employees.............      14,725       14,867       14,596
Personnel expense per employee...............................    $ 37,786     $ 36,248     $ 35,708
                                                                 ==================================

*Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income net of securities gains and losses.

                     Excluding merger-related charges, the efficiency ratio
                   improved to 58.1 percent in 1994 from 60.4 percent in 1993 and 65.2 percent in 1992 and now ranks among the top five in the Company's peer group. The keys to the high productivity are the tight cost control culture throughout the organization and the successful integration of acquisitions. Each acquisition completed has been integrated at a progressively faster pace, enabling the Company to realize substantial cost reductions. Although the restatement of prior years' results for the acquisition of MFC has negatively affected the Company's previously reported efficiency ratios, once the operations of MFC are fully integrated the Company expects the ratio to return to its previous levels and to reach the low 50's over the next few years.

                     Salaries and employee benefits expenses in 1994 were $556.4 million, up only slightly from 1993's total of $538.9 million. Including the operations of Boulevard, Rocky Mountain and the corporate trust unit of J.P. Morgan on a pro forma basis in 1993, salaries and benefits expense in 1994 decreased $18.7 million, or 3.3 percent. In 1992, salaries and employee benefits expenses were $521.2 million. Including BSI and ACF on a pro forma basis in 1992, salaries and benefits expense in 1993 decreased $29.0 million, or 5.1 percent.

                     Net occupancy expense totaled $103.8 million in 1994, a
                   decrease of $5.9 million, or 5.4 percent, from 1993, reflecting efforts to improve productivity in the Company's distribution network by subleasing excess office space. Furniture and equipment expense increased $7.6 million, or
                   9.4 percent, from 1993. This increase included costs associated with acquisitions and recent investments in communication and data processing technology.

                     FDIC insurance premiums remained relatively constant at
                   $58.4 million in 1994, compared with $57.5 million and $51.5 million in 1993 and 1992, respectively. The increase in premiums of $6.0 million, or 11.7 percent, during 1993 resulted from generally higher deposit levels, primarily related to BSI and ACF.


                                    First Bank System, Inc. and Subsidiaries  11

                     Advertising expense was $35.5 million in 1994, compared
                   with $25.6 million in 1993 and $26.7 million in 1992, reflecting expanded marketing efforts in the growing consumer asset businesses.

                     Amortization of goodwill and other intangible assets was
                   $50.4 million in 1994, $41.3 million in 1993, and $34.0
                   million in 1992. The increases are primarily attributable to the additional goodwill and intangible assets resulting from the Boulevard, Rocky Mountain and J.P. Morgan acquisitions in 1994 and the BSI, ACF and the corporate trust unit acquisitions in 1993 and 1992.

                     Other personnel costs were $35.7 million in 1994, $31.0
                   million in 1993, and $23.3 million in 1992. The increased use of temporary labor related to system improvements and conversions caused the increases in both 1994 and 1993.

                     The Company recorded merger and integration charges of
                   $122.7 million relating to the MFC acquisition in 1994. The charges include $56.5 million in severance, $19.6 million in asset write-downs primarily related to premises and equipment, $6.2 million for contract terminations, and $14 million of other costs. The charges also include $26.4 million of costs incurred as of December 31, 1994, for systems conversions, required customer communications, and other professional services. Merger-related charges of $72.2 million relating to the CNB acquisition were recorded in 1993. The charges relate to the closing of redundant facilities and consolidation of operations and include $29.7 million in conversion and required customer communications costs, $22.8 million in severance, $14.3 million in premises and equipment write-downs, and $5.4 million in other merger-related costs. Merger-related charges of $84.0 million relating primarily to the acquisition of WCIC were recorded in 1992. The charges include $31.2 million in premises and equipment write-downs, $12.6 million in securities and interest rate swap write-downs, and $40.2 million in severance, system conversions, and required customer communications costs.

                   INCOME TAX EXPENSE - The provision for income taxes was $191.8 million in 1994, compared with $198.6 million in 1993 and $115.7 million in 1992. The decrease in 1994 is primarily due to the lower level of taxable income, resulting from the recognition of securities losses and merger-related charges. The increase in 1993 is primarily a result of the higher level of taxable income along with a continued decline in tax-exempt interest income. The provision for 1993 reflects a one percent increase in the corporate income tax rate, but the effect was partially offset by the favorable impact of recording the related increase in deferred tax assets.

                     At December 31, 1994, the Company's net deferred tax asset was $363.0 million, net of valuation allowances of $14.0 million, compared with a net deferred tax asset of $212.0 million, net of valuation allowances of $19.6 million, at December 31, 1993. Tax benefits related to securities losses, merger-related charges, and the Boulevard acquisition caused most of the increase over last year. In determining that realization of the deferred tax asset was more likely than not, the Company gave consideration to a number of factors, including its recent earnings history, its expectations for earnings in the future and, where applicable, the expiration dates associated with tax carryforwards. For further information on income taxes, refer to Note L on page 48.

                   DISCONTINUED OPERATIONS - Because of regulatory restrictions on nonbanking activities, the Company expects that within two years of the MFC acquisition date, it will sell Edina Realty, Inc. ("Edina"), MFC's real estate brokerage subsidiary. Edina's operations are reported in the Consolidated Statement of Income as discontinued operations, with income and expenses excluded from captions applicable to continuing operations. Edina's assets, liabilities, and cash flows are not material to the Company's financial statements and have not been segregated. Included in the 1994 discontinued operations is a $12.5 million accrual for the settlement of two class action lawsuits against Edina.

           Balance Sheet Analysis
           ----------------------

                   LOANS - On an aggregate basis, the Company's loan portfolio increased $1.1 billion, or 4.5 percent, to $24.6 billion at year-end 1994 from $23.5 billion at year-end 1993. Growth in most commercial and consumer loan categories was partially offset by a $2.2 billion decrease in loans to mortgage bankers and residential mortgages held for sale.


12  First Bank System, Inc. and Subsidiaries



TABLE 7.  Loan Portfolio Distribution

                                 1994                    1993                1992                1991                1990
                             -------------------------------------------------------------------------------------------------------
At December 31 (Dollars in                  Percent             Percent             Percent             Percent             Percent
 Millions)                     Amount      of Total    Amount  of Total    Amount  of Total    Amount  of Total    Amount  of Total
- ------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL:
 Commercial................  $  7,002          28.5%  $ 5,987      25.5%  $ 5,497      26.6%  $ 5,395      28.8%  $ 6,505      34.5%

 Financial institutions....       787           3.2     2,004       8.5     1,132       5.5     1,001       5.3       568       3.0
 Real estate:
  Commercial mortgage......     2,448          10.0     2,227       9.5     2,178      10.5     2,144      11.4     2,170      11.5
  Construction.............       330           1.3       241       1.0       239       1.2       312       1.7       375       2.0
 HLTs......................       283           1.2       183        .8       284       1.4       334       1.8       577       3.1
                             ------------------------------------------------------------------------------------------------------
   Total commercial........    10,850          44.2    10,642      45.3     9,330      45.2     9,186      49.0    10,195      54.1

CONSUMER:
 Residential mortgage......     5,098          20.8     5,125      21.8     4,641      22.5     3,608      19.3     3,145      16.7
 Residential mortgage held
  for sale.................       197            .8     1,149       4.9       856       4.1       775       4.1       717       3.8
 Home equity and second
  mortgage.................     2,453          10.0     1,932       8.2     1,482       7.2     1,012       5.4       884       4.7
 Credit card...............     2,409           9.8     1,757       7.5     1,782       8.6     1,709       9.1     1,232       6.5
 Automobile................     1,770           7.2     1,159       4.9     1,050       5.1     1,034       5.5     1,346       7.1
 Revolving credit..........       725           2.9       695       3.0       605       2.9       576       3.1       363       1.9
 Installment...............       712           2.9       772       3.3       671       3.2       594       3.2       745       4.0
 Student loans held for
  sale.....................       336           1.4       260       1.1       246       1.2       240       1.3       218       1.2
                             ------------------------------------------------------------------------------------------------------
   Total consumer..........    13,700          55.8    12,849      54.7    11,333      54.8     9,548      51.0     8,650      45.9
                             ------------------------------------------------------------------------------------------------------
   Total loans.............  $ 24,550         100.0%  $23,491     100.0%  $20,663     100.0%  $18,734     100.0%  $18,845     100.0%
                             ======================================================================================================

                   COMMERCIAL: Commercial loans totaled $7.0 billion at year-end 1994, up $1.0 billion, or 17.0 percent, from year-end 1993. Year-end 1993 commercial loans were $6.0 billion, up $.5 billion, or 8.9 percent, from year-end 1992. The increase in commercial loans includes growth of $583 million in small and middle-market business lending and $250 million in the Corporate Payment System that issues Visa corporate, business and purchasing cards to businesses.

                     At December 31, 1994, the significant industry groups based on commercial loans outstanding were consumer product manufacturers (29 percent), service industries, including both business and consumer services (26 percent), and wholesalers (20 percent). This mix is similar to those in 1993 and 1992.

                     The geographical distribution of the commercial portfolio
                   is concentrated in the Company's operating region, with approximately 80 percent of amounts outstanding to borrowers located in Minnesota, Colorado, Wisconsin, Illinois, Montana, North Dakota, South Dakota, Iowa, Kansas, Nebraska, and Wyoming.

                   FINANCIAL INSTITUTIONS: The portfolio of loans to financial institutions dropped to $.8 billion at December 31, 1994, from $2.0 billion at December 31, 1993, and $1.1 billion at December 31, 1992. The significant decrease from prior years is attributable to the cyclical nature of the Company's secured loans to mortgage banking firms. The mortgage banking firms' loan volume has decreased due to a decline in refinancings related to a rise in market interest rates.

                     The financial institutions group provides financing to
                   customer institutions headquartered throughout the United States. Many of these institutions originate residential mortgages on a national basis. The Company secures these loans primarily with first liens on single family residences.

                   COMMERCIAL REAL ESTATE: The Company's portfolio of commercial real estate mortgages and construction loans grew approximately $310 million to $2.8 billion at December 31, 1994, compared with $2.5 billion at December 31, 1993, and $2.4 billion at December 31, 1992. The Company has seen increased activity in commercial real estate loans as market prices stabilizes and vacant space declines, allowing more projects to meet the Company's high credit standards.


                                   First Bank System, Inc. and Subsidiaries  13

                     Commercial mortgages outstanding were $2.4 billion at
                   December 31, 1994, compared with $2.2 billion at December 31, 1993. Real estate construction loans outstanding at December 31, 1994, totaled $330 million, compared with $241 million from year-end 1993. The Company maintains the real estate construction designation on a loan until the project is producing sufficient cash flow to service traditional mortgage financing, at which time the loan is transferred to the commercial mortgage portfolio. Approximately $25 million of construction loans were transferred to the commercial mortgage portfolio in 1994.

                     The Company's commercial real estate mortgages and
                   construction loans had combined unfunded commitments of $367 million at December 31, 1994, and $223 million at December 31, 1993. At year-end 1994, real estate interests secured $184 million of tax-exempt industrial development loans and commitments and $298 million of standby letters of credit. At year-end 1993, these exposures totaled $227 million and $304 million, respectively. Table 8 shows the breakdown of these real estate exposures by property type and geographic location.

                   TABLE 8. Commercial Real Estate Exposure by Property Type and Geography

                                                             Percentage of Total
                                                                at December 31
                                                             -------------------
                   PROPERTY TYPE                                1994     1993
                   -------------------------------------------------------------
                   Retail..................................     17.2%   14.1%
                   Office building.........................     17.1    14.9
                   Mixed-use office........................     16.7    15.1
                   Multi-family............................     16.6    19.2
                   Hotel/motel.............................      6.2     6.0
                   Single-family residential...............      4.2     4.0
                   Land....................................      1.9     1.8
                   Other, primarily owner-occupied.........     20.1    24.9
                                                             -------------------
                                                               100.0%  100.0%
                                                             ===================
                   GEOGRAPHY
                   -------------------------------------------------------------
                   Minnesota...............................     33.1%   34.6%
                   Colorado................................     19.2    20.2
                   Montana, North Dakota and South Dakota..     11.9    11.9
                   Wisconsin...............................      8.9    10.0
                   Iowa, Kansas, Nebraska and Wyoming......      5.1     5.7
                   Illinois................................      4.5      .5
                                                             -------------------
                      Total FBS region.....................     82.7    82.9
                   Other West..............................      9.1     6.8
                   Southeast...............................      3.0     2.9
                   Other Southwest.........................      2.8     3.4
                   Other Midwest...........................      1.8     3.3
                   Mid-Atlantic............................       .6      .7
                                                             -------------------
                                                               100.0%  100.0%
                                                             ===================

                     Other real estate totaled $69.8 million at December 31,
                   1994. These properties are valued at estimated market value, and year-end 1994 book value represents approximately 35 percent of the aggregate original investment. In-substance foreclosures, which are included in the other real estate balance at year-end 1994, are properties held as collateral over which the Company possesses economic control due to the borrower's inability to repay the related loan or rebuild equity in the property. The Company does not possess legal title to these properties. The adoption of SFAS 114,


14  First Bank System, Inc. and Subsidiaries
- --

                   "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995, will require the reclassification of certain of the in-substance foreclosure assets to nonperforming loans. These amounts are not material.

                     The Company also finances the operations of real estate
                   developers and other entities with operations related to real estate. These loans are not secured directly by real estate and are subject to terms and conditions similar to commercial loans. These loans are included in the commercial category and totaled $342 million at December 31, 1994, and $286 million at December 31, 1993.

                   HIGHLY LEVERAGED TRANSACTIONS: The Company's exposure to commercial loans involving the buyout, recapitalization or acquisition of an existing business, called highly leveraged transactions ("HLTs"), remained at relatively low levels. At December 31, 1994, the Company had HLT outstandings totaling $283 million and was committed under definitive loan agreements to lend an additional amount of approximately $179 million. Total exposure was $233 million at December 31, 1993, and $375 million at December 31, 1992. The increase in HLT originations is consistent with industry and economic trends. The Company continues to have stringent underwriting criteria and monitoring procedures for its HLT lending.

                   CONSUMER: Consistent with the Company's strategy, growth in retail lending is of continuing importance to the Company. Total consumer loan outstandings were $13.7 billion at December 31, 1994, up $851 million from $12.8 billion at year-end 1993. Excluding a $1.0 billion decrease in residential mortgage loans held for sale, the other consumer loans increased $1.8 billion, or 15.4 percent.

                     Home equity and second mortgages increased $521 million, or
                   27.0 percent, primarily due to successful promotions. In addition, credit card loans, including the new Northwest Airlines WorldPerks credit card, grew $652 million, or 37.1 percent. During 1994, automobile loans increased $611 million, or 52.7 percent, to $1.8 billion primarily due to the emphasis on indirect automobile lending by MFC. Revolving credit loans remained relatively constant at $.7 billion at December 31, 1994, and 1993, and installment loans decreased $60 million, or 7.8 percent, to $712 million. At December 31, 1994, student loans totaled $336 million, up $76 million from the prior year.

                     The rising interest rate environment in 1994 resulted in
                   decreased activity in the Company's residential mortgage loan portfolio. Residential mortgage outstandings decreased $27 million, or .5 percent, to $5.1 billion, and residential mortgages held for sale decreased $1.0 billion, or 82.9 percent. Loan production was approximately $2.7 billion in 1994, a 68.4 percent decrease from 1993. Included in 1993 loan production was $3.1 billion related to correspondent business and $1.9 billion more in refinance business than occurred in 1994. The Company's decision to exit the correspondent business contributed to approximately half of the 1994 loan production decline. The effect of this decision on net income was not material. Table 7 on page 13 shows the breakdown of the Company's consumer loan portfolio by type of loan.

                     Consumer lending is based primarily in the Company's
                   operating region of Minnesota, Colorado, Montana, North Dakota, South Dakota, Illinois, Wisconsin, Wyoming, Iowa, Nebraska, and Kansas. Of total consumer balances outstanding, approximately 75 percent are to customers located in the Company's operating region. See page 17 for a discussion of the general economic conditions within the Company's operating region.

                   ALLOWANCE FOR CREDIT LOSSES - At December 31, 1994, the allowance for credit losses was $474.7 million, compared with an allowance of $466.1 million at year-end 1993 and $483.8 million at year-end 1992. The ratio of the allowance for credit losses to nonperforming loans increased to 293 percent at December 31, 1994, from 213 percent at December 31, 1993, and 163 percent at December 31, 1992. For further information on the allowance for credit losses, refer to "Corporate Risk Profile," beginning on page 17.

                   SECURITIES - At December 31, 1994, the Company's available-for-sale securities portfolio was $5.19 billion compared with $4.09 billion at December 31, 1993. The increase is due to the classification of the entire MFC securities portfolio as available for sale at December 31, 1994, to reflect MFC's board-approved plan to sell $1.56 billion of its securities and to conform with FBS policies and due to the addition of the $770 million portfolio acquired with the Boulevard purchase. These increases were partially offset by securities sales and attrition. The relative mix of the securities portfolio has not changed significantly from the prior years with U.S. Treasury and mortgage-backed securities representing the majority of the portfolio.






                                    First Bank System, Inc. and Subsidiaries  15

                   TABLE 9. Available-for-sale Securities Portfolio Average Maturity

                   At December 31, 1994       Average Maturity
                   U.S. Treasury...........   3 years, 2 months
                   Other U.S. Agencies.....   4 years, 0 months
                   State and Political.....  14 years, 2 months
                   Other*..................   4 years, 7 months
                      Total................   4 years, 6 months

                   *Excludes equity securities which have no stated maturity.
                    The average effective life of the holdings is expected to be less than the average contractual maturities shown in the table because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The table above does not reflect the average contractual maturity of mortgage-backed securities.

TABLE 10.  Available-for-sale Securities Portfolio Amortized Cost, Fair Value and Yield by Maturity Date

MATURING:          WITHIN 1 YEAR                      1-5 YEARS                            5-10 YEARS
- ------------------------------------------------------------------------------------------------------------------------------
At
December 31,
1994               Amor-                              Amor-                                Amor-
(Dollars in        tized         Fair                 tized          Fair                  tized         Fair
Millions)          Cost         Value      Yield       Cost         Value       Yield       Cost        Value      Yield
- ------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury      $ 71.9       $ 71.5       5.03%    $  897.4       $  867.5       6.23%     $207.2       $173.8      5.22%
Mortgage-backed
  securities*           -            -          -            -              -          -           -            -         -
Other U.S.
 Agencies....        74.3         74.5       7.36        173.3          166.3       5.73        41.8         38.6      6.86
State and
 Political***         3.1          3.1       7.86         20.7           20.8       9.69        39.2         39.1      9.02
Other........        14.5         14.4       5.79         83.7           82.5       7.67        39.9         38.8      6.18
                   -----------------------------------------------------------------------------------------------------------
                   $163.8       $163.5       6.20%    $1,175.1       $1,137.1       6.32%     $328.1       $290.3      6.00%
                   ===========================================================================================================

                                                      MORTGAGE-BACKED
MATURING:          OVER 10 YEARS                        SECURITIES                         TOTAL
- ------------------------------------------------------------------------------------------------------------------------------
At
December 31,
1994               Amor-                              Amor-                                Amor-
(Dollars in        tized         Fair                 tized          Fair                  tized         Fair
Millions)          Cost         Value      Yield       Cost         Value       Yield       Cost        Value      Yield
- ------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury      $    -       $    -          -%    $      -       $      -          -%    $1,176.5    $1,112.8      5.99%
Mortgage-backed
  securities*           -            -          -      3,400.2        3,297.2       6.58      3,400.2     3,297.2      6.58
Other U.S.
 Agencies....        44.0         44.0       7.04            -              -          -        333.4       323.4      6.40
State and
 Political***       115.4        118.4      11.27            -              -          -        178.4       181.4     10.53
Other........       130.4        134.6       6.86**          -              -          -        268.5       270.3      7.02**
                   -----------------------------------------------------------------------------------------------------------
                   $289.8       $297.0       9.82%**  $3,400.2       $3,297.2       6.58%    $5,357.0    $5,185.1      6.58%**
                   ===========================================================================================================

  *Adjustable rate mortgage securities (ARMs) represent 34% of the balance of mortgage-backed securities.
 **Excludes equity securities which have no stated yield.
***Yields on state and political obligations that are not subject to federal income tax have been adjusted to taxable-equivalent using a 35% tax rate.

                     Trading account assets are purchased for resale to
                   customers. Trading account assets consist primarily of securities of the U.S. Treasury and its agencies, state and political subdivisions, and short-term obligations of banks. Other earning assets consist of federal funds sold, reverse repurchase agreements, deposits with banks, and equity securities that do not have readily determinable fair values. Trading account and other earning assets averaged $.7 billion in 1994 compared with $1.1 billion in 1993.

                   DEPOSITS--Noninterest-bearing deposits averaged $6.3 billion in 1994, down $378 million from the 1993 average of $6.7 billion. The decrease in noninterest-bearing deposits resulted from reduced loan production at mortgage banking firms that generate noninterest-bearing deposits.
                     Average interest-bearing deposits include certificates of
                   deposit, savings certificates, and money market and interest checking products. These deposits averaged $18.4 billion in 1994 compared with $18.9 billion in 1993. The relatively low market interest rate environment throughout 1994 caused deposits to decline.

                   SHORT-TERM BORROWINGS--Short-term borrowings, which include federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings, averaged $3.0 billion in 1994, or $1.5 billion more than in the prior year. These borrowings were obtained at competitive rates during 1994 and replaced the lower level of deposits in 1994.

                   LONG-TERM DEBT--Intermediate- and long-term debt averaged $2.3 billion in 1994, up from $1.5 billion in 1993. In October 1994, First Bank National Association ("FBNA"), the Company's lead bank, completed a $100 million subordinated debt issuance in the form of 10-year noncallable notes. The notes were priced at 8.35 percent, or 70 basis points over the 10-year Treasury note. In June 1994, the Company placed $100 million in subordinated debt in the form of 10-year noncallable notes. The notes were priced at 7.55 percent, or 64 basis points over the 10-year Treasury note. During 1993, the Company placed three $100 million subordinated debt issuances.




16  First Bank System, Inc. and Subsidiaries
- --

                     Medium-term notes outstanding totaled $514 million at
                   December 31, 1994, compared with $248 million at December 31, 1993. During 1994, the Company issued $355 million of medium-term notes with maturities of one to three years and $50 million of notes with maturities of less than one year. Maturities and retirement of medium-term notes during 1994 totaled $139 million.

                     Federal Home Loan Bank ("FHLB") advances increased to $1.1 billion at December 31, 1994, from $.8 billion at December 31, 1993. These advances increased to fund current loan production and to offset fluctuations in MFC's core deposit balances in 1994. The FHLB advances have terms which extend to 2008.

           Corporate Risk Profile
           ----------------------

                   OVERALL RISK PROFILE - Managing risk is an essential part of the operation of a financial services institution. The most prominent risk exposures are credit quality, interest rate sensitivity, and liquidity risk. Credit quality risk involves the risk of either not collecting interest when it is due or not receiving the principal balance of the loan or investment when it matures or otherwise is due. Interest rate sensitivity risk is the risk of reduced net interest income because of differences in the repricing characteristics of assets and liabilities, as well as the change in the market value of assets and liabilities as interest rates fluctuate. Liquidity risk is the risk that the Company will not be able to fund its obligations and is largely a function of how effectively the Company manages its other risks.

                   CREDIT MANAGEMENT - The Company continued to maintain its high level of credit quality in 1994. Nonperforming assets declined for the fifth consecutive year during 1994, reflecting the Company's disciplined credit culture characterized by individual lender accountability and prudent credit policies, the reduced risk profile of the loan portfolio, and improved economic conditions in the Company's lending region. The ratio of nonperforming assets to loans plus other real estate declined to .94 percent at year-end 1994 from 1.45 percent at year-end 1993 and 2.45 percent at year-end 1992. The risk reduction in the portfolio is a result of the Company's focus on middle market lending in its region and a shift toward more consumer lending. Consistent with the Company's strategy, the acquisitions made during the past three years have enhanced middle market and consumer loan portfolios. The ratio of the allowance for credit losses to nonperforming loans increased to 293 percent indicating strong reserve coverage. This coverage ratio was 213 percent at year-end 1993 and 163 percent at year-end 1992.

                     In evaluating credit risk, the Company takes into
                   consideration the composition of its loan portfolio, its level of allowance coverage, macroeconomic concerns, such as the level of debt outstanding in the public and private sectors and the effects of domestic and international economic conditions, regional economic conditions, and other issues.

                     The Company's credit management process includes central
                   credit policy and administration functions and standard underwriting criteria for specialized lending categories, such as mortgage banking, real estate construction, and consumer credit. Regular credit examinations conducted by the credit administration function support the Company's credit management process. Quarterly, management reviews large loans and all loans experiencing deterioration of credit quality. A standard credit scoring system is used to assess consumer credit risks and to price consumer products relative to their assigned risk rating.

                     The Company operates principally in Minnesota, Colorado,
                   Illinois, Montana, Wisconsin, North Dakota, South Dakota, Wyoming, Iowa, Nebraska, and Kansas. Most economic indicators in the Company's operating regions compare favorably with national indicators. Approximately 50 percent of the Company's loan portfolio consists of extensions of credit to companies and consumers in Minnesota and Colorado. According to federal and state government agencies, unemployment rates in Minnesota and Colorado were 3.5 percent and 3.3 percent, respectively, compared with the national unemployment rate of
                   5.1 percent at December 31, 1994. Through September 30, 1994, the national foreclosure rate was .92 percent, compared with .58 percent in Minnesota and .36 percent in Colorado.

                     The Company engages in various non-lending activities which may give rise to credit risk, including interest rate swap contracts, foreign exchange transactions for the benefit of customers, and the processing of credit card transactions for merchants' activities. These activities are subject to the same credit review, analysis and approval processes as those applied to commercial loans. For additional information on the Company's interest rate swap positions see "Interest Rate Risk Management" on page 21.


                                    First Bank System, Inc. and Subsidiaries  17




TABLE 11.  Summary of Allowance for Credit Losses

(Dollars in Millions)                                             1994       1993      1992      1991      1990
- ----------------------------------------------------------------------------------------------------------------
Balance at beginning of period................................  $  466.1    $483.8    $453.2    $484.4    $507.2
CHARGE-OFFS:
 Commercial:
  Commercial..................................................      53.3      45.5      60.6      94.5      97.0
  Financial institutions......................................       1.1       6.5         -       2.0       3.0
  Real estate:
   Commercial mortgage........................................      34.4      59.8      48.7      79.6      66.8
   Construction...............................................        .2        .4       6.1       6.3      32.0
  HLTs........................................................       3.8       8.0      27.0      11.5      15.9
                                                                ------------------------------------------------
    Total commercial..........................................      92.8     120.2     142.4     193.9     214.7
 Consumer:
  Residential mortgage........................................       4.7       3.0       6.8       6.1       7.0
  Credit card.................................................      78.5      71.6      85.5      68.4      43.7
  Other.......................................................      50.8      44.4      50.5      49.8      39.3
                                                                ------------------------------------------------
    Total consumer............................................     134.0     119.0     142.8     124.3      90.0
                                                                ------------------------------------------------
    Total.....................................................     226.8     239.2     285.2     318.2     304.7
RECOVERIES:
 Commercial:
  Commercial..................................................      36.4      31.2      37.2      27.7      30.4
  Financial institutions......................................        .4       7.0         -         -        .7
  Real estate:
   Commercial mortgage........................................      17.7      11.7       6.3      11.8       5.8
   Construction...............................................        .9       1.3       1.9       1.2       4.7
  HLTs........................................................       6.4       2.4       3.0       5.3       3.1
                                                                ------------------------------------------------
    Total commercial..........................................      61.8      53.6      48.4      46.0      44.7
 Consumer:
  Residential mortgage........................................       1.1       1.7       2.3       1.6       2.0
  Credit card.................................................       9.1       9.7       8.0       6.0       4.3
  Other.......................................................      14.5      11.9      12.8      10.1      10.6
                                                                ------------------------------------------------
    Total consumer............................................      24.7      23.3      23.1      17.7      16.9
                                                                ------------------------------------------------
    Total.....................................................      86.5      76.9      71.5      63.7      61.6
NET CHARGE-OFFS:
 Commercial:
  Commercial..................................................      16.9      14.3      23.4      66.8      66.6
  Financial institutions......................................        .7       (.5)        -       2.0       2.3
  Real estate:
   Commercial mortgage........................................      16.7      48.1      42.4      67.8      61.0
   Construction...............................................       (.7)      (.9)      4.2       5.1      27.3
  HLTs........................................................      (2.6)      5.6      24.0       6.2      12.8
                                                                ------------------------------------------------
    Total commercial..........................................      31.0      66.6      94.0     147.9     170.0
 Consumer:
  Residential mortgage........................................       3.6       1.3       4.5       4.5       5.0
  Credit card.................................................      69.4      61.9      77.5      62.4      39.4
  Other.......................................................      36.3      32.5      37.7      39.7      28.7
                                                                ------------------------------------------------
    Total consumer............................................     109.3      95.7     119.7     106.6      73.1
                                                                ------------------------------------------------
    Total.....................................................     140.3     162.3     213.7     254.5     243.1
Provision charged to operating expense........................     123.6     133.1     191.7     210.2     219.7
Additions related to acquisitions.............................      25.3      11.5      52.6      13.1        .6
                                                                ------------------------------------------------
Balance at end of period......................................  $  474.7    $466.1    $483.8    $453.2    $484.4
                                                                ================================================
Allowance as a percentage of period-end loans.................      1.93%     1.98%     2.34%     2.42%     2.57%
Allowance as a percentage of nonperforming loans..............       293       213       163       131       103
Allowance as a percentage of nonperforming assets.............       204       137        95        69        66
                                                                ------------------------------------------------


18  First Bank System, Inc. and Subsidiaries

                   ANALYSIS AND ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses provides for credit losses inherent in the Company's loan portfolio and related off-balance sheet commitments. The provision for credit losses increases and net charge-offs decrease the allowance. Management has determined that the allowance for credit losses is adequate based on a continuing evaluation of the loan portfolio and off-balance sheet commitments, economic conditions and expectations, historical experience and the risk evaluation of individual credits. Although the recent trend of slow steady economic growth may contribute to the continued improvement in the credit portfolio, any stagnation or reversals in the economy could cause an increase in the required level of the allowance for credit losses.

                     Management reviews the adequacy of the allowance each
                   quarter based on the status of problem loans and related off-balance sheet commitments, recent loss experience and other pertinent factors, including current and anticipated economic conditions. As a result of these assessments, management determines whether an additional allowance above specified allocations should be provided for the inherent loss in loans concentrated in certain industries.

                     Management allocates components of the allowance to certain industry sectors based on its assessment of the relative risk characteristics of the loan portfolio. Table 12 shows the allocation of the allowance for credit losses by loan category. Commercial allocations are based on a quarterly review of individual loans outstanding and binding commitments to lend, including standby letters of credit. Consumer allocations are based on an analysis of historical and expected delinquency and charge-off statistics.

                     At December 31, 1994, the allowance for credit losses was
                   $474.7 million, or 1.93 percent of loans. This compares with an allowance of $466.1 million, or 1.98 percent of loans, at year-end 1993 and $483.8 million, or 2.34 percent of loans, at December 31, 1992. The allowance increased to 293 percent of nonperforming loans at December 31, 1994, compared with 213 percent at December 31, 1993, and 163 percent at December 31, 1992.

                     The unallocated allowance increased to $277.7 million at
                   year-end 1994 from $261.0 million and $213.4 million at December 31, 1993, and 1992, respectively. Generally, the increase in the unallocated allowance reflects the trend of improving credit quality in the portfolio and the lower level of charge-offs. Although the allocation of the allowance is an important tool in credit management, the entire allowance for credit losses is available for the entire loan portfolio.

TABLE 12.  Allocation of Allowance for Credit Losses

                                                  Allocation Amount at December 31      Allocation as a Percent of Loans Outstanding
                                              --------------------------------------------------------------------------------------
(Dollars in Millions)                         1994     1993     1992     1991     1990      1994    1993   1992    1991    1990
- ------------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL:
  Commercial and financial institutions...   $ 74.5   $ 71.1   $ 84.1   $103.3   $134.7     .96%    .89%   1.27%   1.62%   1.90%
  Real estate:
    Commercial mortgage...................     32.7     59.8     69.9     92.2    145.1    1.34    2.69    3.21    4.30    6.69
    Construction..........................      1.9      1.0      7.3      5.3      3.6     .58     .41    3.05    1.70     .96
  HLTs....................................      4.3      9.0     21.8     23.1     31.5    1.52    4.92    7.68    6.92    5.46
                                             ----------------------------------------------------------------------------------
    Total commercial......................    113.4    140.9    183.1    223.9    314.9    1.05    1.32    1.96    2.44    3.09

CONSUMER:
  Residential mortgage....................     10.6     13.8     14.9     15.4     13.8     .20     .22     .27     .35     .36
  Credit card.............................     32.5     22.0     38.9     39.7     31.0    1.35    1.25    2.18    2.32    2.52
  Other...................................     40.5     28.4     33.5     19.0     28.4     .68     .59     .83     .55     .80
                                             ----------------------------------------------------------------------------------
    Total consumer........................     83.6     64.2     87.3     74.1     73.2     .61     .50     .77     .78     .85
                                             ----------------------------------------------------------------------------------
  Total allocated.........................    197.0    205.1    270.4    298.0    388.1     .80     .87    1.31    1.59    2.06
  Unallocated portion.....................    277.7    261.0    213.4    155.2     96.3    1.13    1.11    1.03     .83     .51
                                             ----------------------------------------------------------------------------------
    Total allowance.......................   $474.7   $466.1   $483.8   $453.2   $484.4    1.93%   1.98%   2.34%   2.42%   2.57%
                                             ==================================================================================


                                    First Bank System, Inc. and Subsidiaries  19

ANALYSIS OF NET LOAN CHARGE-OFFS - As shown in Table 11 on page 18, net loan charge-offs decreased $22.0 million to $140.3 million from the $162.3 million reported in 1993 primarily due to decreases in commercial mortgage net charge-offs. Consumer loan net charge-offs in 1994 were $13.6 million higher than in 1993, reflecting an acceleration of the timing of charge-offs for fraud losses on credit card and other consumer loan balances. Net charge-offs were $213.7 million in 1992. Table 13 shows net charge-offs as a percentage of average loans outstanding by industry.

TABLE 13.  Net Charge-offs as a Percentage of Average Loans Outstanding by Industry

                                      1994             1993              1992              1991           1990
- ---------------------------------------------------------------------------------------------------------------
COMMERCIAL:
 Commercial                           .21%              .34%              .86%             1.17%          1.03%
 Financial institutions               .06              (.03)                -               .28            .41
 Real Estate:
  Commercial mortgage                 .71              2.18              1.99              3.07           2.81
  Construction                       (.26)             (.41)             1.54              1.51           5.32
                                     --------------------------------------------------------------------------
  Total commercial                    .29               .68              1.05              1.56           1.55

CONSUMER:
 Residential mortgage                 .06               .02               .10               .11            .10
 Credit card                         3.38              3.57              4.53              4.17           3.61
 Other                                .66               .74              1.03              1.17            .95
                                     --------------------------------------------------------------------------
  Total consumer                      .82               .80              1.19              1.19            .82
                                     --------------------------------------------------------------------------
  Total                               .59%              .74%             1.12%             1.38%          1.22%
                                     ==========================================================================

ANALYSIS OF NONPERFORMING ASSETS - Nonperforming assets include all nonaccrual loans, restructured loans, other real estate and other nonperforming assets owned by the Company. At December 31, 1994, nonperforming assets totaled $232.3 million, a decrease of $109.1 million, or 32.0 percent, from year-end 1993. The ratio of nonperforming assets to loans plus other real estate improved to .94 percent at December 31, 1994, compared with 1.45 percent at year-end 1993 and
2.45 percent at year-end 1992. The most significant reductions in nonperforming assets occurred in commercial, HLT, and residential mortgage nonperforming loans and other real estate. Commercial nonperforming loans declined $16.5 million, or
38.3 percent, HLT nonperforming loans declined $10.2 million, or 50.7 percent, residential mortgage nonperforming loans declined $14.7 million, or 25.3 percent, and other real estate declined $51.7 million, or 42.6 percent.

 At December 31, 1993, nonperforming assets were $341.4 million, down $169.1 million, or 33.1 percent, from year-end 1992. The most significant reduction occurred in other real estate, which declined $88.6 million, or 42.2 percent, primarily due to sales of properties. The decrease in HLT nonperforming loans was related to one credit totaling $37.5 million which was paid in 1993. Residential mortgage nonperforming loans increased to $58.2 million at December 31, 1993, from $36.8 million at December 31, 1992, due to the purchase of $24.0 million of delinquent residential mortgages in connection with a sale of mortgage loan servicing rights. Government-sponsored mortgage insurance supports these loans, and the Company does not anticipate any significant losses related to these loans.

  Interest payments are currently received on approximately 25 percent of the Company's nonperforming loans. The payments are typically applied against principal and not recorded as income.


20  First Bank System, Inc. and Subsidiaries

                   TABLE 14.  Nonperforming Assets

                                                                                    At December 31
                                                                   --------------------------------------------------
                   (Dollars in Millions)                            1994       1993       1992       1991       1990
                   --------------------------------------------------------------------------------------------------
                   Nonaccrual loans.............................   $162.0     $218.9     $293.2     $329.5     $443.0
                   Restructured loans...........................       .1          -        3.5       16.7       25.7
                                                                   --------------------------------------------------
                     Nonperforming loans........................    162.1      218.9      296.7      346.2      468.7
                   Other real estate............................     69.8      121.5      210.1      293.3      248.2
                   Other nonperforming assets...................       .4        1.0        3.7       18.3       20.3
                                                                   --------------------------------------------------
                     Nonperforming assets.......................   $232.3     $341.4     $510.5     $657.8     $737.2
                                                                   ==================================================
                   Accruing loans 90 days or more past due......   $ 26.0     $ 31.2     $ 30.2     $ 43.7     $ 35.1
                   Nonperforming loans to total loans...........      .66%       .93%      1.44%      1.85%      2.49%
                   Nonperforming assets to total loans
                     plus other real estate.....................      .94       1.45       2.45       3.46       3.86
                   Net interest lost on nonperforming loans.....   $ 11.0     $ 15.6     $ 18.1     $ 26.3     $ 33.0
                                                                   --------------------------------------------------

                     Accruing loans 90 days or more past due at December 31,
                   1994, totaled $26.0 million, compared with $31.2 million at December 31, 1993, and $30.2 million at December 31, 1992. Consumer loans 30 days or more past due were 1.8 percent of the total consumer portfolio at December 31, 1994, compared with 2.1 percent at December 31, 1993. Consumer loans 90 days or more past due at December 31, 1994, totaled .6 percent of the total consumer loan portfolio, compared with .8 percent at December 31, 1993. The decreases were primarily due to the improvement in delinquent residential mortgages purchased in 1993 in connection with a sale of mortgage loan servicing rights. Government-sponsored mortgage insurance supports all of the delinquent residential mortgages.

                   TABLE 15.  Nonperforming Assets by Industry

                                                                                At December 31    1994 COMPARED WITH 1993
                                                                               ------------------------------------------
                   (Dollars in Millions)                                        1994      1993      Amount     Percent
                   ------------------------------------------------------------------------------------------------------
                   COMMERCIAL:
                     Commercial.............................................   $ 26.6    $ 43.1    $ (16.5)     (38.3)%
                     Financial institutions.................................        -        .9        (.9)    (100.0)
                     Real estate:
                       Commercial mortgage..................................     65.2      77.7      (12.5)     (16.1)
                       Construction.........................................      1.6       3.7       (2.1)     (56.8)
                     HLTs...................................................      9.9      20.1      (10.2)     (50.7)
                                                                               ----------------    -------
                       Total commercial.....................................    103.3     145.5      (42.2)     (29.0)
                   CONSUMER:
                     Residential mortgage...................................     43.5      58.2      (14.7)     (25.3)
                     Credit card............................................      9.9      10.3        (.4)      (3.9)
                     Other..................................................      5.4       4.9         .5       10.2
                                                                               ----------------    -------
                       Total consumer.......................................     58.8      73.4      (14.6)     (19.9)
                                                                               ----------------    -------
                       Total nonperforming loans............................    162.1     218.9      (56.8)     (25.9)
                   OTHER REAL ESTATE........................................     69.8     121.5      (51.7)     (42.6)
                   OTHER NONPERFORMING ASSETS...............................       .4       1.0        (.6)     (60.0)
                                                                               ----------------    -------
                       Total nonperforming assets...........................   $232.3    $341.4    $(109.1)     (32.0)%
                                                                               ================    ====================

                   INTEREST RATE RISK MANAGEMENT -- The Company's principal objective for interest rate risk management is to control the exposure of net interest income to risks associated with interest rate movements. The Company uses derivative financial instruments ("derivatives") to hedge on-balance sheet items and, to a lesser extent, in connection with intermediated transactions for customers. The market risk on intermediated transactions is limited by entering into generally matching or offsetting positions. The Company does not enter into derivative contracts for speculative purposes.

                                    First Bank System, Inc. and Subsidiaries  21

                     Interest rate risk is measured and reported to the
                   Company's Asset and Liability Management Committee ("ALCO") through the use of traditional gap analysis which measures the difference between assets and liabilities that reprice in a given time period, simulation modeling which produces projections of net interest income under various interest rate scenarios and balance sheet strategies, and valuation modeling which measures the sensitivity of various components of the balance sheet under various interest rate scenarios. The significant assumptions include rate sensitivities, prepayment risks, and the timing of changes in prime and deposit rates compared with changes in money market rates. The MFC securities sold in January 1995 are included in the less than 3 months category and the deposits expected to be sold in connection with the sale of MFC branches are reflected in the 3-6 month category.

                     Table 16 shows the Company's interest rate repricing gap
                   position at several repricing maturities. As of December 31, 1994, the Company had a cumulative positive repricing gap position at one year of $502 million, indicating that more assets than liabilities reprice within that period. This analysis is useful as a point-in-time measurement of interest rate risk. However, the gap analysis is unable to capture prepayment risk, the changing relationships between asset rates and liability rates of similar maturity (basis risk), option risk represented by interest rate caps and floors, and timing differences in adjusting the interest rates of certain assets and liabilities that have varying sensitivities to market interest rates. As a result, management places a greater reliance on simulation and valuation modeling to measure and manage interest rate risk.

                     It is the Company's policy to maintain a low interest rate risk position by limiting the amount of forecasted net interest income at risk over a 12-month period assuming an immediate and sustained 100-basis point change in interest rates. Forecasted results are sensitive to many assumptions, including estimates of the timing of changes in rates which are determined by reference to market indices, such as prime or LIBOR, relative to each other and relative to rates which are determined by the Company subject to competitive factors. The Company assumes that the timing of the changes in these rates will follow historic patterns, adjusted as necessary for current competitive factors and market conditions.

TABLE 16.  Interest Rate Sensitivity Gap Analysis
                                                                                    REPRICING MATURITIES
                                                           -----------------------------------------------------------------------
                                                           Less Than    3-6        6-12      1-5    More Than  Non-Rate
At December 31, 1994 (In Millions)                         3 Months    Months     Months    Years    5 Years   Sensitive   Total
- ----------------------------------------------------------------------------------------------------------------------------------
Assets:
 Loans...................................................   $11,739    $ 1,257    $2,333    $5,845    $3,214    $   162    $24,550
 Available-for-sale securities...........................     2,270        283       300     1,598       875       (141)     5,185
 Other earning assets....................................       576          -         -         -         -          -        576
 Nonearning assets.......................................       256         10         5       402     1,469      1,675      3,817
                                                            ----------------------------------------------------------------------
  Total assets...........................................   $14,841    $ 1,550    $2,638    $7,845    $5,558    $ 1,696    $34,128
                                                            ======================================================================
Liabilities and Equity:
 Deposits................................................   $ 7,758    $ 2,400    $1,775    $7,809    $4,478    $    36    $24,256
 Other purchased funds...................................     3,253        243         3         4        20          -      3,523
 Long-term debt..........................................       753          5        95     1,082       749          -      2,684
 Other liabilities.......................................        28          -         -         -         -      1,025      1,053
 Equity..................................................         -          -         -         -         -      2,612      2,612
                                                            ----------------------------------------------------------------------
  Total liabilities and equity...........................   $11,792    $ 2,648    $1,873    $8,895    $5,247    $ 3,673    $34,128
                                                            ======================================================================
Effect of off-balance sheet hedging instruments:
 Receiving fixed.........................................   $   115    $   130    $  215    $1,489    $  725    $     -    $ 2,674
 Paying floating.........................................    (2,499)       (25)     (150)        -         -          -     (2,674)
                                                            ----------------------------------------------------------------------
  Total effect of off-balance sheet hedging instruments..   $(2,384)   $   105    $   65    $1,489    $  725    $     -    $     -
                                                            ======================================================================
Repricing gap............................................   $   665    $  (993)   $  830    $  439    $1,036    $(1,977)   $    -
Cumulative repricing gap.................................       665       (328)      502       941     1,977          -
                                                            ======================================================================

This table estimates the repricing maturities of the Company's assets, liabilities and hedging instruments based upon the Company's assessment of the repricing characteristics of contractual and non-contractual instruments. Non-contractual deposit liabilities are allocated among the various maturity categories as follows: approximately fifty percent of regular savings, interest-bearing checking, and money market checking balances and sixty-seven percent of money market savings balances are reflected in the Less Than 3 Months category, four percent of the interest checking and regular savings and one percent of the money market savings balances are reflected in the 3-6 Months category, with the remainder placed in the 1-5 Years category. Approximately seventy-three percent of demand deposits and related nonearning asset accounts is allocated in the More Than 5 Years category, fifteen percent is allocated in the 1-5 Years category with the remaining allocated in the Less Than 3 Months category.

22  First Bank System, Inc. and Subsidiaries

                     The Company invests in fixed rate assets or receives the
                   fixed rate payments on interest rate swaps as a hedge to maintain acceptable rate risk levels. The derivatives the Company uses to achieve its hedging objectives are primarily interest rate swaps, caps, and floors. Interest rate swap agreements involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount on which the interest payments are calculated. As of December 31, 1994, the Company receives payments on $2.7 billion notional amount of interest rate swap agreements, based on fixed interest rates, and makes payments based on variable interest rates. These swaps have an average fixed rate of 6.91 percent and an average variable rate, which is tied to various LIBOR rates, of 6.09 percent. The maturity of these agreements ranges from one month to 10 years with an average remaining maturity of 4.0 years.

TABLE 17.  Interest Rate Swap Hedging Portfolio Notional Balances and Yields by Maturity Date

                   At December 31, 1994 (Dollars in Millions)
                   ---------------------------------------------------------------------------------------------------------------
                                                                                                        Weighted       Weighted
                                                                                                        Average        Average
                   Receive Fixed Swaps*                                                 Notional     Interest Rate   Interest Rate
                   Maturity Date                                                         Amount         Received         Paid
                   ---------------------------------------------------------------------------------------------------------------
                   1995                                                                  $  460           7.36%          6.17%
                   1996                                                                     433           7.96           6.17
                   1997                                                                     250           6.36           5.95
                   1998                                                                     356           5.77           6.06
                   1999                                                                     550           6.83           6.20
                   After 1999**                                                             625           6.80           5.94
                                                                                         ------
                   Total                                                                 $2,674           6.91%          6.09%
                                                                                         =========================================

                    *At December 31, 1994, the Company did not have any swaps in its portfolio which required it to pay fixed-rate interest.

                   **At December 31, 1994, all swaps with a maturity after 1999 hedge fixed rate subordinated notes.

                     Swaps contributed to the Company's net interest margin by
                   reducing interest expense for the years ended December 31, 1994, 1993, and 1992, by $62.3 million, $82.9 million, and
                   $74.3 million, respectively.

                     The Company also uses interest rate caps and floors to
                   minimize the impact of fluctuating interest rates on earnings. The total notional amount of cap agreements purchased as of December 31, 1994, was $250 million with an average strike level of 3-month LIBOR at 6.10 percent. The unamortized premium on caps is amortized over the life of the cap. The caps decreased net income by $2.5 million and $2.3 million during 1994 and 1993, respectively. Interest rate floor counterparties will pay the Company the difference between a certain short-term rate and the strike level of the agreement should the short-term rate fall below the strike level. The total notional amount of floor agreements purchased as of December 31, 1994, was $950 million with an average strike level of 3-month LIBOR at 3.50 percent and an average remaining maturity of 3.0 years. The impact of floors on net interest income was not material for the year ended December 31, 1994. Note M on page 50 has further information on interest rate swaps and options.

                     Forward contracts, totaling $196 million at December 31,
                   1994, hedge the interest rate risk of the fixed rate mortgage loans originated and held for sale by the Company's mortgage subsidiary. The Company enters into foreign currency commitments primarily as an intermediary for customers. Derivative contracts which are not hedges are primarily customer-driven. The Company limits its exposure to market risk on these contracts by entering into generally matching or offsetting positions. The Company also manages its credit risk on all derivative contracts through counterparty and credit limit approvals and monitoring credit concentration risks.

                     Another objective of the interest rate risk measurement and management process is to quantify the sensitivity of the market value of the Corporation's balance sheet components to changes in interest rates. SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments for which it is practicable to estimate that value. The general definition of financial instruments is cash, equity instruments or investments and contractual obligations to pay or receive cash or other financial instruments. The Statement indicates that quoted market prices are the preferred means of estimating the fair value of a specific instrument, but in the cases where market quotes are not available, various valuation techniques, such as discounted cash flow


                                    First Bank System, Inc. and Subsidiaries  23
                   calculations, or pricing models or services, should be used to determine fair values. Due to the nature of its business and the financing needs of its customers, the Company uses a large number of financial instruments, the majority of which are not actively traded. Accordingly, the Company uses various valuation techniques to estimate the fair value of its financial instruments. For further information on fair values of financial instruments refer to Note N on page 53.

                   LIQUIDITY MANAGEMENT - The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers. ALCO is responsible for managing these needs while achieving the Company's financial objectives. ALCO meets regularly to review funding capacity, current and forecasted loan demand and investment opportunities. With this information, ALCO supervises the funding needs and excess funding positions, as well as the maintenance of contingent funding sources, to achieve a balance sheet structure that provides sufficient liquidity.

                     Several rating agencies recognized the sustained
                   improvement in the Company's credit quality, liquidity, capital and earnings. As of December 31, 1994, Moody's Investors Service, Standard & Poors, and Thomson BankWatch rated the Company's senior debt as "A2," "A," and "A+," respectively. The strong debt ratings allowed the Company to obtain negotiated funding, which includes term certificates of deposit, foreign branch time deposits, national federal funds purchased, bank notes, and medium-term notes, at competitive rates. Negotiated funding increased to $3.1 billion at year-end 1994, compared with $.7 billion at year-end 1993 and $.8 billion at year-end 1992. Although negotiated funding has increased, the Company continues to focus its funding opportunities primarily on deposits within its operating region. Approximately 83 percent of the Company's funding comes from retail deposits within its operating region. The Company's purchased funds index, calculated as negotiated funding and repurchase agreements, net of federal funds sold and resale agreements, divided by loans and securities, remains relatively low at 10.6 percent at December 31, 1994, compared with a peer group average of
                   20.2 percent.

                     Holding company assets totaled $4.0 billion at December 31,
                   1994, compared with $3.7 billion both at December 31, 1993, and December 31, 1992. The increase in holding company assets during 1994 relates primarily to the acquisitions which were made during the year.

                     The funding for the holding company consists primarily of
                   long-term debt and equity, while funding for the Company's bank subsidiaries consists primarily of customer deposits. During 1994, holding company long-term debt, including medium-term notes, increased to $1.1 billion from $.8 billion at year-end 1993. The Company placed subordinated debt issuances of $100 million during both 1994 and 1993. FBNA, the Company's lead bank, placed subordinated debt issuances of $100 million during 1994 and $200 million during 1993. In 1994, three of the Company's bank subsidiaries registered a $2 billion medium-term bank note program. Notes issued under this program may mature from 30 days to 15 years after issuance and bear fixed or floating interest rates. Proceeds from the sale of the notes will be used for general corporate purposes. At December 31, 1994, there were no notes issued under this program. First Bank, fsb, also has a $100 million FHLB line of credit with no balance drawn on this line at December 31, 1994.

                     Long-term debt maturing in 1995 is approximately $195
                   million. These debt obligations will be met through medium-term note or subordinated debt issuance, as well as from the approximately $398 million of holding company cash and cash equivalents on hand at December 31, 1994. It is the Company's operating practice to maintain liquid assets at the holding company sufficient to fund its operating cash needs, including debt repayment.

      Capital Management
      ------------------
                   At December 31, 1994, total shareholders' equity was $2.612 billion, or 7.7 percent of assets, compared with 8.2 percent at year-end 1993 and 8.4 percent at year-end 1992. Common shareholders' equity at December 31, 1994, was $2.494 billion, or $18.64 per share, compared with $2.466 billion, or $18.91 per share, at year-end 1993 and $2.354 billion, or $17.89 per share, at year-end 1992. The common equity-to-assets ratio remained relatively constant at 7.3 percent at year-end 1994, compared with 7.4 percent at year-end 1993 and
                   7.2 percent at year-end 1992. Compared to 1993, earnings retention has offset the decrease caused by stock repurchases.


24  First Bank System, Inc. and Subsidiaries

TABLE 18. Capital Ratios


At December 31 (Dollars in Millions)                   1994      1993      1992
- -------------------------------------------------------------------------------
Common equity....................................    $2,494    $2,466    $2,354
  As a percent of assets.........................       7.3%      7.4%      7.2%
Tangible common equity*..........................    $2,082    $2,236    $2,116
  As a percent of assets.........................       6.2%      6.7%      6.5%
Total shareholders' equity.......................    $2,612    $2,744    $2,745
  As a percent of assets.........................       7.7%      8.2%      8.4%
Tier 1 capital...................................    $2,052    $2,385    $2,369
  As a percent of risk-adjusted assets...........       7.3%      9.4%      9.8%
Total risk-based capital.........................    $3,227    $3,399    $3,145
  As a percent of risk-adjusted assets...........      11.4%     13.4%     13.0%
Leverage ratio...................................       6.2       7.3       7.6
                                                   ----------------------------
 *Defined as common equity less goodwill.

                     During 1994, the Company repurchased approximately 6.3
                   million shares of its common stock, of which 4.4 million shares related to acquisitions. On January 18, 1995, and February 15, 1995, the Board of Directors authorized additional repurchase programs of 2.0 million and 14.0 million shares of common stock, respectively. The Company will use those shares in connection with previously announced acquisitions, stock option plans, dividend reinvestment plans, employee stock purchase plans, and other corporate purposes.

                     On April 1, 1994, the Company completed the redemption of
                   $159.3 million of its preferred stock, consisting of $89 million of Preferred Stock Series 1989A and $70.3 million of Preferred Stock Series 1989B. During 1993, the Company redeemed its $100 million Series 1983A Adjustable Rate Cumulative Preferred Stock. In connection with the MFC acquisition, the entire $12 million Series B Cumulative Perpetual Preferred Stock of MFC was redeemed on January 24, 1995.

                     The Company's risk-based capital ratios, which take into
                   account the different credit risks among banking organizations' assets, have remained strong over the past three years. Tier 1 and total risk-based capital ratios were
                   7.3 percent and 11.4 percent, respectively, on December 31, 1994, compared with 9.4 percent and 13.4 percent at December 31, 1993, and 9.8 percent and 13.0 percent at December 31, 1992. The decrease in the ratios was due to the preferred stock redemptions and common stock repurchases discussed above. In accordance with the regulatory guidelines, unrealized gains and losses on the securities portfolio are excluded from the risk-based capital calculations, and equity capital created by the adoption of SFAS 109, related to deferred tax assets, is subject to limitations for inclusion in risk-based capital.

                     At December 31, 1994, the Company's leverage ratio, the
                   ratio of Tier 1 capital to total quarterly average assets, was 6.2 percent compared with 7.3 percent and 7.6 percent at December 31, 1993, and 1992, respectively.

                     The Federal Deposit Insurance Corporation ("FDIC")
                   typically defines a bank to be "well capitalized" if it maintains a Tier 1 capital ratio of at least 6.0 percent, a total risk-based capital ratio of at least 10.0 percent and a leverage ratio of at least 5.0 percent. Generally, it is the Company's intention to maintain sufficient capital in each of its bank subsidiaries to permit them to maintain a "well capitalized" designation. As shown by Table 19 on page 26, all of the Company's bank subsidiaries met the "well capitalized" designation at December 31, 1994.


                                    First Bank System, Inc. and Subsidiaries  25

TABLE 19.  Bank Subsidiary Capital Ratios

                                                                                 At December 31, 1994
                                                                ----------------------------------------------------
                                                                                   Total
                                                                    Tier 1    Risk-based                       Total
(Dollars in Millions)                                              Capital       Capital      Leverage        Assets
- --------------------------------------------------------------------------------------------------------------------
REGULATORY CAPITAL REQUIREMENTS:
Minimum.....................................................           4.0%          8.0%          3.0%
Well-capitalized............................................           6.0          10.0           5.0

BANK SUBSIDIARIES:
First Bank National Association (Minnesota).................           7.4          11.6           7.3       $14,567
First Bank, fsb.............................................             *           9.1           5.0         7,901
Colorado National Bank......................................          10.6          12.6           7.5         6,702
First Bank National Association (Illinois)..................          18.1          19.4          10.4         1,383
First Bank of South Dakota (National Association)...........           8.1          11.7           8.1         1,290
First Bank Montana, National Association....................          10.2          12.1           9.7         1,214
First Bank (N.A.) (Wisconsin)...............................           8.7          11.1           9.0         1,166
First Bank of North Dakota, National Association............           9.6          12.8           9.4           881
Colorado National Bank Aspen................................          25.4          26.7          12.6            54
First National Bank of East Grand Forks.....................          15.7          18.5           9.8            42
                                                                ----------------------------------------------------
Note: These balances and ratios were prepared in accordance with regulatory accounting principles as disclosed in the banks' Call Reports.
*At December 31, 1994, First Bank, fsb, a thrift subsidiary of the Company (formerly Metropolitan Federal Bank, fsb), had tangible capital of 4.6 percent, core capital of 5.0 percent and risk-based capital of 9.1 percent as compared with Thrift regulatory minimums of 1.5 percent, 3.0 percent and 8.0 percent, respectively.

                     During 1994, total dividends on common stock were $156.0
                   million compared with $121.8 million in 1993 and $80.8 million in 1992. On a per share basis, dividends paid to common shareholders totaled $1.16 in 1994, $1.00 in 1993, and $.88 in 1992. On February 15, 1995, the Board of Directors increased the quarterly dividend rate paid to common shareholders from $.29 to $.3625. At this dividend rate, the annual dividend is equivalent to $1.45 per share. Dividends per share have not been restated for the MFC, CNB, or WCIC mergers. MFC paid common dividends of $25.1 million in 1994 ($.80 per share), $12.1 million in 1993 ($.39 per share), and $7.7 million in 1992 ($.27 per share).

                     The primary sources of funds for the dividends paid by the
                   Company to its shareholders are dividends received from its bank and nonbank subsidiaries. Payment of dividends to the Company by its subsidiary banks is subject to ongoing review by banking regulators and to various statutory limitations. For further information, see Note Q of Notes to Consolidated Financial Statements on page 57.

      Accounting Changes
      ------------------
                   The Company will adopt SFAS 114, "Accounting by Creditors for Impairment of a Loan," in January 1995. This Statement requires creditors to establish a valuation allowance when it is probable that all the principal and interest due under the contractual terms of a loan will not be collected. The impairment is measured based on the present value of expected future cash flows based on the effective interest rate of the loan, observable market price or fair value of a collateral dependent loan. This differs from the Company's current policy in that it requires establishing a valuation allowance for uncollectible interest in addition to the uncollectible principal amounts of impaired loans. The Statement also requires the reclassification of in-substance foreclosures from other real estate to nonperforming loans. The adoption of SFAS 114 is not expected to have a material effect on the Company.

                     Effective December 31, 1993, the Company adopted the
                   provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and reported $4.1 billion of its investment securities as available for sale. SFAS 115 requires that investments in debt securities and equity securities with readily determinable fair values be classified into three categories which then establish the accounting treatment. The accounting for two of the categories, trading securities and held-to-maturity securities, is essentially the same as prior practice. The other category, available-for-sale securities, is accounted for at fair value with unrealized holding gains or losses being reported in shareholders' equity. At December 31, 1994, the Company's available for sale securities portfolio was $5.2 billion, with an after-tax loss of $106.4 million recorded in shareholders' equity.


26  First Bank System, Inc. and Subsidiaries

           Impact of Inflation
           -------------------
                   The assets and liabilities of a financial institution are primarily monetary in nature. As such, future changes in prices do not affect the obligations to pay or receive fixed and determinable amounts of money. During periods of inflation, monetary assets lose value in terms of purchasing power while monetary liabilities have corresponding purchasing power gains. Since banks generally have an excess of monetary assets over monetary liabilities, inflation will, in theory, cause a loss of purchasing power in the value of shareholders' equity. However, the concept of purchasing power is not an adequate indicator of the effect of inflation on banks because it does not take into account changes in interest rates, which are a more important determinant of bank earnings.

                     Other sections of the Management's Discussion and Analysis provide the information necessary for an understanding of the Company's ability to react to changing interest rates.

           Fourth Quarter Summary
           ----------------------
                   In the fourth quarter of 1994, the Company reported a net loss of $35.3 million ($.28 per share) due to an after-tax $87.0 million ($.65 per share) merger-related charge for the MFC transaction, an after-tax loss of $69.0 million ($.52 per share) on the sale of MFC's securities, and a $1.9 million ($.01 per share) loss from Edina, which is a discontinued operation. Excluding these charges, fourth quarter net income would have been $122.6 million, or $.90 per share, compared with fourth quarter 1993 net income of $113.7 million, or $.81 per share. Excluding the nonrecurring charges, the strong results for the fourth quarter of 1994, as compared with the fourth quarter of 1993, reflect a higher net interest margin, growth in fee income, ongoing expense control, continued improvement in credit quality, and effective capital management.

                     Net interest income on a taxable equivalent basis was
                   $370.2 million in the fourth quarter of 1994, an increase of $24.2 million, or 7.0 percent, from the fourth quarter of 1993. The net interest margin on a taxable-equivalent basis was 4.79 percent compared with 4.60 percent a year ago. Net interest income and the margin improved principally due to increases in the average loan yield, resulting from increases in the Company's reference rate on variable rate loans during 1994, and a shift in the mix of loans from lower-margin, mortgage-related balances to higher yield consumer and commercial loans. Total average earning assets were $30.7 billion during the fourth quarter of 1994, up $.9 billion from the level of $29.8 billion in the same period of 1993.

                    The provision for credit losses was $44.0 million in the
                   fourth quarter of 1994 compared with $28.9 million in the fourth quarter of 1993. The increase in the provision was due to the $16.5 million provision recorded in connection with the MFC acquisition partially offset by continued declines in net charge-offs and nonperforming assets. See "Provision for Credit Losses" on page 9 and "Credit Management" on page
                   17 for further information regarding the provision, net charge-offs and the allowance for credit losses.

                     Noninterest income was $61.4 million in the fourth quarter of 1994, compared with $163.1 million during the same quarter a year ago. The decrease reflects the $111.2 million loss related to MFC available-for-sale securities partially offset by higher trust and credit card fees. Credit card fees were up as a result of higher sales volume for Corporate Card, Purchasing Card, merchant processing, and the Northwest Airlines WorldPerks(R) credit card. Trust fees increased due to the growth in corporate and institutional trust fees, including the J.P. Morgan corporate trust unit and Boulevard acquisitions.


                                    First Bank System, Inc. and Subsidiaries  27

                   TABLE 20.  Fourth Quarter Summary

                                                                                                    Three Months Ended
                                                                                                        December 31
                                                                                                    ------------------
                   (Dollars in Millions)                                                               1994     1993
                   ---------------------------------------------------------------------------------------------------
                   CONDENSED INCOME STATEMENT:
                   Net interest income (taxable-equivalent basis)................................     $ 370.2   $346.0
                   Provision for credit losses (includes $16.5 merger-related in 1994)...........        44.0     28.9
                                                                                                      ----------------
                       Net interest income after provision for credit losses.....................       326.2    317.1
                   Securities losses.............................................................      (112.2)       -
                   Other noninterest income......................................................       173.6    163.1
                   Merger-related charges (includes $2.6 million related to ORE in 1994).........       123.9        -
                   Other noninterest expense.....................................................       311.8    296.9
                                                                                                      ----------------
                     Loss from continuing operations before income taxes.........................       (48.1)   183.3
                   Taxable-equivalent adjustment.................................................         3.6      3.7
                   Income taxes (credit).........................................................       (18.3)    65.8
                                                                                                      ----------------
                     Income (loss) from continuing operations....................................       (33.4)   113.8
                   Income (loss) from discontinued operations....................................        (1.9)     (.1)
                                                                                                      ----------------
                     Net income (loss)...........................................................     $ (35.3)  $113.7
                                                                                                      ================
                   Return on average assets......................................................        (.41)%   1.36%
                   Return on average common equity...............................................        (5.6)    17.6
                   Net interest margin (taxable-equivalent basis)................................        4.79     4.60
                   Efficiency ratio..............................................................        80.1     58.3
                   Efficiency ratio excluding merger-related charges.............................        57.3     58.3

                   PER SHARE DATA:
                   Income (loss) from continuing operations......................................     $  (.27)  $  .81
                   Loss from discontinued operations.............................................        (.01)      --
                   Net income (loss).............................................................        (.28)     .81
                   Common dividends paid.........................................................         .29      .25
                                                                                                      ----------------

                     Fourth quarter noninterest expense in 1994 was $435.7
                   million, an increase of $138.8 million, from the fourth quarter of 1993. Included in the increase were merger and integration charges of $121.3 million and an ORE charge of $2.6 million, both associated with the acquisition of MFC. These charges include $56.5 million in severance, $25.0 million of costs incurred as of December 31, 1994 for systems conversions, required customer communications and other professional services. In addition, $6.2 million was recorded for contract terminations, $19.6 million for asset writedowns, primarily related to premise and equipment writeoffs of redundant main office space and branch facilities, and $14 million for other costs. Compared with noninterest expense for the fourth quarter of 1993, adjusted to include the expenses of Boulevard, Rocky Mountain, and the acquired corporate trust business on a pro forma basis, noninterest expense for the fourth quarter of 1994 declined by $11.4 million, or 3.5 percent. Excluding merger-related charges, the efficiency ratio for the fourth quarter of 1994 improved to 57.3 percent from 58.3 percent for the same quarter last year.

                   SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- On
                   January 24, 1995, the Company completed its merger of Metropolitan Financial Corporation using the pooling of interests method to account for the transaction. Accordingly, the Company's financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of MFC. These supplemental financial statements, giving retroactive effect to the merger of MFC, will become the Company's historical financial statements upon issuance of its quarterly financial statements for the period ended March 31, 1995. See Note C "Business Combinations and Discontinued Operations" on page 35.


28  First Bank System, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET


At December 31 (In Millions, Except Shares)                                                                      1994       1993
- ----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks....................................................................................     $ 1,707    $ 1,767
Federal funds sold.........................................................................................         135      1,032
Securities purchased under agreements to resell............................................................         336        306
Interest-bearing deposits with banks.......................................................................          28         82
Trading account securities.................................................................................          77         55
Available-for-sale securities..............................................................................       5,185      4,087
Investment securities (market value: 1993-$955)............................................................          --        943
Loans......................................................................................................      24,550     23,491
 Less allowance for credit losses..........................................................................         475        466
                                                                                                                ------------------
 Net loans.................................................................................................      24,075     23,025
Bank premises and equipment................................................................................         479        474
Interest receivable........................................................................................         198        166
Customers' liability on acceptances........................................................................         178        186
Other assets...............................................................................................       1,730      1,247
                                                                                                                ------------------
   Total assets............................................................................................     $34,128    $33,370
                                                                                                                ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing.......................................................................................     $ 5,933    $ 7,743
 Interest-bearing..........................................................................................      18,323     18,643
                                                                                                                ------------------
   Total deposits..........................................................................................      24,256     26,386
Federal funds purchased....................................................................................       1,630        553
Securities sold under agreements to repurchase.............................................................         938        369
Other short-term funds borrowed............................................................................         955        577
Long-term debt.............................................................................................       2,684      1,905
Acceptances outstanding....................................................................................         178        186
Other liabilities..........................................................................................         875        650
                                                                                                                ------------------
   Total liabilities.......................................................................................      31,516     30,626
Shareholders' equity:
 Preferred stock...........................................................................................         118        278
 Common stock, par value $1.25 a share-authorized 200,000,000 shares;
  issued: 1994 - 134,599,409 shares; 1993 -- 135,800,363 shares............................................         168        170
 Capital surplus...........................................................................................         866        852
 Retained earnings.........................................................................................       1,487      1,613
 Less cost of common stock in treasury: 1994 - 767,000 shares; 1993 -- 5,391,883 shares....................         (27)      (169)
                                                                                                                ------------------
   Total shareholders' equity..............................................................................       2,612      2,744
                                                                                                                ------------------
   Total liabilities and shareholders' equity..............................................................     $34,128    $33,370
                                                                                                                ==================

See Notes to Consolidated Financial Statements.


                                    First Bank System, Inc. and Subsidiaries  29


CONSOLIDATED STATEMENT OF INCOME


Year Ended December 31 (In Millions, Except Per-Share Data)                                      1994           1993          1992
- ------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans...................................................................................        $1,914.7      $1,730.7      $1,687.2
Securities:
 Taxable................................................................................           327.9         352.1         336.5
 Exempt from federal income taxes.......................................................            12.0          14.6          12.0
Other interest income...................................................................            33.5          37.1          70.4
                                                                                                ------------------------------------
   Total interest income................................................................         2,288.1       2,134.5       2,106.1

INTEREST EXPENSE
Deposits................................................................................           597.3         648.3         797.7
Federal funds purchased and repurchase agreements.......................................           103.1          31.8          37.1
Other short-term funds borrowed.........................................................            36.4          26.4          30.8
Long-term debt..........................................................................           131.9          89.8          87.5
                                                                                                ------------------------------------
   Total interest expense...............................................................           868.7         796.3         953.1
                                                                                                ------------------------------------
Net interest income.....................................................................         1,419.4       1,338.2       1,153.0
Provision for credit losses.............................................................           123.6         133.1         191.7
                                                                                                ------------------------------------
Net interest income after provision for credit losses...................................         1,295.8       1,205.1         961.3

NONINTEREST INCOME
Credit card fees........................................................................           179.0         137.1         116.9
Trust fees..............................................................................           159.2         146.1         127.8
Service charges on deposit accounts.....................................................           127.3         126.0         114.8
Insurance Commissions...................................................................            29.2          24.2          28.1
Securities gains (losses)...............................................................          (115.0)           .3          46.3
Other...................................................................................           179.2         185.2         179.8
                                                                                                ------------------------------------
   Total noninterest income.............................................................           558.9         618.9         613.7

NONINTEREST EXPENSE
Salaries................................................................................           450.7         439.8         426.3
Employee benefits.......................................................................           105.7          99.1          94.9
Net occupancy...........................................................................           103.8         109.7          97.7
Furniture and equipment.................................................................            88.3          80.7          72.7
FDIC insurance..........................................................................            58.4          57.5          51.5
Advertising.............................................................................            35.5          25.6          26.7
Amortization of goodwill and other intangible assets....................................            50.4          41.3          34.0
Other personnel costs...................................................................            35.7          31.0          23.3
Professional services...................................................................            38.5          41.5          43.8
Data processing.........................................................................            20.3          27.1          26.7
Other real estate.......................................................................             1.4           8.9          45.1
Merger and integration..................................................................           122.7          72.2          84.0
Other...................................................................................           238.0         230.3         219.6
                                                                                                ------------------------------------
   Total noninterest expense............................................................         1,349.4       1,264.7       1,246.3
                                                                                                ------------------------------------
Income from continuing operations before income taxes and cumulative effect of changes
 in accounting principles...............................................................           505.3         559.3         328.7
Applicable income taxes.................................................................           191.8         198.6         115.7
                                                                                                ------------------------------------
Income from continuing operations before cumulative effect of changes in accounting
 principles.............................................................................           313.5         360.7         213.0
Income (loss) from discontinued operations..............................................            (8.5)          2.5           2.7
                                                                                                ------------------------------------
Income before cumulative effect of changes in accounting principles.....................           305.0         363.2         215.7
Cumulative effect of changes in accounting principles...................................              --            --         233.2
                                                                                                ------------------------------------
Net income..............................................................................        $  305.0      $  363.2      $  448.9
                                                                                                ====================================
Net income applicable to common equity..................................................        $  292.4      $  334.0      $  417.3
                                                                                                ====================================
EARNINGS PER COMMON SHARE
Average common and common
 equivalent shares......................................................................     136,274,991   134,588,664   124,670,657
 Income from continuing operations before cumulative effect of changes in accounting
  principles............................................................................        $   2.21      $   2.46      $   1.46
 Income (loss) from discontinued operations.............................................            (.06)          .02           .02
 Cumulative effect of changes in accounting principles..................................              --            --          1.87
                                                                                                ------------------------------------
 Net income.............................................................................        $   2.15      $   2.48      $   3.35
                                                                                                ====================================

See Notes to Consolidated Financial Statements.


30  First Bank System, Inc. and Subsidiaries


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                     Unrealized
                                                   Common                                         Gains/(Losses)
                                                   Shares  Preferred  Common  Capital   Retained  on Securities, Treasury
(In Millions, Except Shares)                  Outstanding*     Stock   Stock  Surplus   Earnings   Net of Taxes   Stock**   Total
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1991, AS ORIGINALLY
 REPORTED.................................... 102,536,867   $ 378.5  $ 128.5  $417.6   $  931.8     $   --     $   (4.3)  $1,852.1
Adjustments for pooling of interest..........  12,973,920      58.2     16.2    61.2      143.2                      --      278.8
                                              -------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1991, restated.......... 115,510,787     436.7    144.7   478.8    1,075.0         --         (4.3)   2,130.9
Net income...................................                                             448.9                              448.9
Dividends declared:
 Preferred...................................                                             (31.6)                             (31.6)
 Common......................................                                             (80.8)                             (80.8)
Retirement of stock acquired in mergers......    (290,129)               (.4)   (5.9)                                         (6.3)
Issuance of common stock:
 Acquisition of Bank Shares Incorporated.....   8,163,265               10.2   200.3                                 .7      211.2
 Other acquisitions .........................   1,640,188                2.0    25.8        7.2                               35.0
 Dividend reinvestment.......................     508,397                 .5     7.8                                2.0       10.3
 Stock option and stock purchase plans.......   1,989,339                2.4    20.9                                1.6       24.9
 Stock warrants exercised....................      21,470                         .2                                            .2
 Net treasury stock sold and retired.........     111,704                 .2     2.8                                           3.0
Conversion of preferred stock Series A.......   3,913,879     (46.0)     4.9    40.3                                           (.8)
                                              -------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1992.................... 131,568,900     390.7    164.5   771.0    1,418.7          --          --    2,744.9
Net income...................................                                             363.2                              363.2
Dividends declared:
 Preferred...................................                                             (29.2)                             (29.2)
 Common......................................                                            (121.8)                            (121.8)
Purchase and retirement of treasury stock....  (6,880,457)               (.9)  (16.1)                            (187.1)    (204.1)
Issuance of common stock:
 Acquisition of Western Financial Corporation     636,606                 .8    16.2                                          17.0
 Dividend reinvestment.......................     227,287                         .3                                6.4        6.7
 Stock option and stock purchase plans.......   2,803,048                2.8    33.2       (3.6)                   11.3       43.7
 Stock warrants exercised....................     132,405                 .2      .7                                            .9
 Stock dividends.............................   1,920,691                2.4    46.9      (49.3)                                --
Redemption of preferred stock................                (112.6)                       (2.6)                            (115.2)
Change in unrealized gain....................                                                          38.0                   38.0
                                              -------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993.................... 130,408,480     278.1    169.8   852.2    1,575.4        38.0      (169.4)   2,744.1
Net income...................................                                             305.0                              305.0
Dividends declared:
 Preferred...................................                                             (12.6)                             (12.6)
 Common......................................                                            (156.0)                            (156.0)
Purchase and retirement of treasury stock....  (7,131,513)              (4.6)  (48.0)     (70.1)                 (120.8)    (243.5)
Repurchase of stock warrants.................                                   (2.3)                                         (2.3)
Acquisition of Boulevard Bancorp, Inc. for
 common stock, warrants, and stock options...   6,227,649                1.9    54.9                              149.4      206.2
Other acquisitions...........................   1,385,806                                 (13.9)                   48.1       34.2
Issuance of common stock:
 Dividend reinvestment.......................     185,890                         .2                                6.3        6.5
 Stock option and stock
  purchase plans.............................   2,068,922                1.0     7.7      (17.6)                   42.7       33.8
 Stock warrants exercised....................     687,175                 .2     1.1      (10.4)                   17.0        7.9
Redemption of preferred stock................                (160.0)                       (7.0)                            (167.0)
Change in unrealized gains/(losses)..........                                                        (144.4)                (144.4)
                                              -------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994.................... 133,832,409   $ 118.1   $168.3  $865.8   $1,592.8     $(106.4)   $  (26.7)  $2,611.9
                                              =====================================================================================

 *Defined as total common shares less common stock held in treasury.
**Ending treasury shares were 767,000 at December 31, 1994, 5,391,883 at
  December 31, 1993, and 253,920 at December 31, 1991. See Notes to Consolidated Financial Statements.



                                    First Bank System, Inc. and Subsidiaries  31


CONSOLIDATED STATEMENT OF CASH FLOWS


Year Ended December 31 (In Millions)                                                              1994           1993         1992
- -----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income...................................................................................  $   305.0   $   363.2   $    448.9
Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for credit losses.................................................................      123.6       133.1        191.7
 Losses on available-for-sale securities.....................................................      111.2         --            --
 Depreciation and amortization of bank premises and equipment................................       74.5        67.7         55.3
 Provision for deferred income taxes.........................................................       (1.1)       75.7         56.7
 Amortization of goodwill and other intangible assets........................................       50.4        41.3         34.0
 Amortization and write-downs of loan servicing related intangibles..........................       37.9        69.0         17.2
 Write-downs of other real estate............................................................        5.1        22.6         52.0
 Provision for merger and integration........................................................      122.7        72.2         84.0
 Cumulative effect of accounting changes.....................................................         --          --       (233.2)
 Changes in operating assets and liabilities, excluding the effects of purchase acquisitions:
  (Increase) decrease in trading account securities..........................................      (22.6)       39.3         57.2
  Decrease (increase) in loans held for sale.................................................      580.8      (794.6)      (765.4)
  Decrease in securities held for sale.......................................................         --     1,090.0      1,491.4
  Decrease (increase) in accrued receivables.................................................       42.0        (5.8)        27.1
  Decrease in accrued liabilities............................................................      (11.7)     (191.0)        (6.5)
  Other -- net...............................................................................      (28.5)      (74.6)        11.5
                                                                                               -----------------------------------
   Net cash provided by operating activities.................................................    1,389.3       908.1      1,521.9

INVESTING ACTIVITIES
Net cash provided (used) by:
 Interest-bearing deposits with banks........................................................       63.3       397.6        (35.4)
 Loans outstanding...........................................................................   (1,200.5)   (2,287.2)      (242.2)
 Securities purchased under agreements to resell.............................................      (30.5)      (93.4)       (76.7)
Available-for-sale securities:
 Sales.......................................................................................    1,607.1          --           --
 Maturities..................................................................................    1,083.7          --           --
 Purchases...................................................................................   (1,143.2)         --           --
Investment securities:
 Sales.......................................................................................         --        46.9         41.0
 Maturities..................................................................................      271.4     2,137.4      1,474.0
 Purchases...................................................................................     (283.4)   (1,243.7)    (2,581.0)
Proceeds from sales/repayments of other real estate..........................................      109.3       134.8        137.2
Proceeds from sales of bank premises and equipment...........................................        8.2        31.5          9.7
Purchases of bank premises and equipment.....................................................      (73.3)     (134.7)      (126.7)
Purchases of loans...........................................................................     (496.3)     (205.1)      (161.7)
Cash and cash equivalents of acquired subsidiaries...........................................       74.5         8.9        200.7
Business acquisitions, net of cash received..................................................     (107.2)      (18.6)       385.3
Sale of unconsolidated subsidiaries..........................................................         --        12.8           --
Other -- net.................................................................................       11.9        21.7         29.1
                                                                                               -----------------------------------
   Net cash used by investing activities.....................................................     (105.0)   (1,191.1)      (946.7)

FINANCING ACTIVITIES
Net cash provided (used) by:
 Deposits....................................................................................   (4,135.6)     (599.1)       119.6
 Federal funds purchased and securities sold under agreements to repurchase..................    1,340.4      (198.9)        12.5
 Short-term borrowings.......................................................................      226.2        57.0        (34.9)
Purchases of deposits........................................................................       11.1          --        231.5
Long-term debt transactions:
 Proceeds....................................................................................    1,877.8     1,210.0      2,180.1
 Principal payments..........................................................................   (1,027.7)     (478.0)    (2,522.3)
Redemption of preferred stock................................................................     (167.0)     (115.2)         (.8)
Proceeds from dividend reinvestment, stock option, and stock purchase plans..................       40.3        50.4         34.4
(Purchase) issuance of treasury stock and stock warrants.....................................     (245.8)     (204.1)         3.0
Stock warrants exercised.....................................................................        7.9          .9           .2
Cash dividends...............................................................................     (168.6)     (151.0)      (112.4)
                                                                                               -----------------------------------
   Net cash used by financing activities.....................................................   (2,241.0)     (428.0)       (89.1)
                                                                                               -----------------------------------
   Change in cash and cash equivalents.......................................................     (956.7)     (711.0)       486.1
Cash and cash equivalents at beginning of year...............................................    2,798.6     3,509.6      3,023.5
                                                                                               -----------------------------------
   Cash and cash equivalents at end of year..................................................  $ 1,841.9   $ 2,798.6   $  3,509.6
                                                                                               ===================================

See Notes to Consolidated Financial Statements.

32  First Bank System, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

             NOTE A.  Significant Accounting Policies
             ----------------------------------------
                   First Bank System, Inc. ("The Company") is a regional, multibank holding company which provides bank and bank-related services principally to domestic markets, through its subsidiaries.

                   BASIS OF PRESENTATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform to the current presentation.

                   TRADING ACCOUNT SECURITIES - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading account securities and are reported at fair value. Gains or losses on sales of trading account securities, adjustments to fair values, and other noninterest income are included in trading account profits and commissions.

                   AVAILABLE-FOR-SALE SECURITIES - Securities that are not trading account securities and which may be sold before maturity in response to changes in interest rates or prepayment risk, or due to liquidity needs or changes in funding sources or terms, are classified as available-for-sale. These securities are carried at fair value, with unrealized holding gains or losses, net of tax, reported in shareholders' equity. When securities are sold, the amortized cost of the specific securities sold is used to compute the gain or loss on sale.

                   HELD-TO-MATURITY SECURITIES - Included in held-to-maturity securities are those securities which management has the positive intent and ability to hold to maturity. These securities are stated at cost, as adjusted for accretion of discounts or amortization of premiums, computed by the interest method. The adjusted cost of the specific security sold is used to compute the gains or losses on the sale.

                   LOANS - Loans are reported net of any unearned discount. Interest income is accrued on loan balances outstanding. Loan and commitment fees are deferred and recognized over the loan and/or commitment period as yield adjustments.

                     Loans are reviewed regularly by management and are
                   generally placed on nonaccrual status when the collection of interest or principal has become 90 days past due or collection is otherwise considered doubtful. When a loan is placed on nonaccrual status, previously recorded accrued but uncollected interest is reversed against current period interest income. Interest payments received on nonaccrual loans are generally applied against principal.

                     Certain subsidiaries engage in both direct and leveraged
                   lease financing. The net investment in direct financing leases consists of the sum of all minimum lease payments and estimated residual values, less unearned income and investment tax credit. Unearned income is accreted into loan interest income over the terms of the leases to produce a constant rate of return on the net investment.

                     The investment in leveraged leases consists of the sum of
                   all lease payments (less the portion applicable to principal and interest on nonrecourse debt) plus estimated residual values, less unearned income. Unearned income is accreted into loan interest income over the positive years of the net investment.

                     Loans and mortgages held for sale are carried at the lower of cost or market value as determined on an aggregate basis by type of loan.

                   ALLOWANCE FOR CREDIT LOSSES - Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and related off-balance sheet commitments, recent loss experience, and other pertinent factors, including current and anticipated economic conditions. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs.


                                    First Bank System, Inc. and Subsidiaries  33

                   MORTGAGE BANKING - Acquisition costs of purchased mortgage servicing rights and excess mortgage servicing fee receivables are capitalized and amortized on an accelerated basis over the estimated period of net servicing revenue. On a quarterly basis the Company reviews the carrying value of its mortgage servicing rights and fees based on historical prepayment experience and expectations of future prepayment activity, and if appropriate, reduces the carrying value to estimated realizable value, calculated on a discounted basis.

                   INTEREST RATE SWAPS - The Company engages in interest rate swap transactions to manage its interest rate risk and as a financial intermediary. The Company does not enter into these contracts for speculative purposes. Income or expense on swaps designated as hedges of assets, liabilities or commitments is recorded as an adjustment to interest income or expense. If the hedged instrument is disposed of, the swap agreement is marked to market with any resulting gain or loss included with the gain or loss from the disposition. If the interest rate swap is terminated, the gain or loss is deferred and amortized over the remaining life of the specific asset or liability it was hedging. The initial bid/offer spread on intermediated swaps is deferred and recognized in trading account profits and commissions over the life of the agreements. Intermediated swaps are marked to market and the resultant gain or loss is recorded currently in trading account profits and commissions.

                   INTEREST RATE CONTRACTS - The Company uses interest rate forwards, options, caps, and floors for managing its interest rate risk, as a financial intermediary and in its trading operations. For interest rate contracts that meet the criteria for hedge accounting treatment, gains or losses due to changes in the market value of the contracts are deferred initially and amortized over the period of interest rate risk exposure as adjustments to interest income or expense. Gains or losses related to the termination of these financial instruments or disposal of the hedged asset or liability are treated in the same manner as interest rate swaps. All other interest rate contracts are marked to market and the resulting gain or loss is recorded currently in trading account profits and commissions.

                   BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation and amortized primarily on the straight line method based on estimated useful lives.

                     Capitalized leases, less accumulated amortization, are
                   included in bank premises and equipment, and the lease obligations are included in long-term debt. Capitalized leases are amortized on the straight line method over the lease term and the amortization is included in depreciation expense.

                   OTHER REAL ESTATE - Other real estate (ORE), which is included in other assets, represents properties acquired through foreclosure, in-substance foreclosure or other proceedings. Upon classification as ORE, any excess of the loan receivable over the fair value of the collateral is charged to the allowance for credit losses. Property is evaluated regularly to ensure that the recorded amount is supported by the current fair value. In addition, annual appraisals are conducted. Subsequent to classification as ORE, the asset is carried at the lower of cost or fair value, less estimated selling costs. Changes in the carrying amount of the asset are either recorded in a valuation allowance or charged directly to expense.

                   INTANGIBLE ASSETS - The excess of cost over net assets of businesses acquired is included in other assets and is amortized over periods ranging up to 25 years. At December 31, 1994, goodwill totaled $411.4 million, net of accumulated amortization of $112.3 million. Other intangible assets, net of accumulated amortization, include corporate trust customer relationships of $82.4 million, purchased mortgage servicing rights of $46.7 million, cardholder relationships of $29.7 million, core deposits of $76.9 million, and other intangibles of $9.9 million at December 31, 1994. These assets are amortized over their estimated useful lives ranging from seven to ten years using straight line and accelerated methods, as appropriate.

                   INCOME TAXES - Deferred taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year end.

                   STATEMENT OF CASH FLOWS - For purposes of reporting cash flows, cash equivalents are those amounts included in cash and due from banks and federal funds sold.


34  First Bank System, Inc. and Subsidiaries

                   PER SHARE CALCULATIONS - Primary earnings per share are computed by dividing income applicable to common stock (net income less preferred stock dividends) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. To compute the dilutive effect of restricted common shares issued under the 1991 and 1994 Stock Incentive Plans, the treasury stock method is applied to the unvested portion of the shares granted and the related unamortized expense. Fully diluted earnings per share computations assume the conversion of the Series 1991A preferred stock during the period that the stock was outstanding, unless the effect is anti-dilutive.

           NOTE B. Accounting Changes
           --------------------------
                   Accounting by Creditors for Impairment of a Loan - In January 1995, the Company will adopt SFAS 114, "Accounting by Creditors for Impairment of a Loan," which requires creditors to establish a valuation allowance when it is probable that all the principal and interest due under the contractual terms of a loan will not be collected. The impairment is measured based on the present value of expected future cash flows based on the loans' effective interest rate, observable market price or fair value of a collateral dependent loan. This differs from the Company's current policy in that it requires establishing a valuation allowance for uncollectible interest in addition to the principal amounts of impaired loans. The Statement also requires in-substance foreclosures to be reclassified from other real estate to nonperforming loans. The adoption of SFAS 114 is not expected to have a material effect on the Company.

           NOTE C. Business Combinations and Discontinued Operations
           ---------------------------------------------------------
                   METROPOLITAN FINANCIAL CORPORATION - Effective December 23, 1994, the Company received all regulatory approvals on the previously announced acquisition of Metropolitan Financial Corporation ("MFC"), a regional financial services holding company headquartered in Minneapolis, Minnesota. On January 24, 1995 the Company issued 21.7 million shares. As of December 31, 1994, MFC had approximately $7.9 billion in assets, $5.5 billion in deposits, and 211 offices principally in North Dakota, Minnesota, Nebraska, Iowa, Kansas, South Dakota, Wisconsin, and Wyoming. The Company used the pooling of interests method to account for the transaction. Accordingly, the Company's financial statements have been restated for all periods prior to the acquisition to include the accounts and operations of MFC. These supplemental financial statements, giving retroactive effect to the merger of MFC, will become the Company's historical financial statements upon issuance of its quarterly financial statements for the period ended March 31, 1995.

                     Operating results of the Company and MFC for the three
                   years ended December 31, 1994, prior to restatement were:

                                                    Years Ended December 31,
                                                 ------------------------------
(In Millions)                                         1994       1993      1992
- -------------------------------------------------------------------------------
The Company
  Net interest income...........................  $1,194.8   $1,132.9  $  995.1
  Cumulative effect of changes in
    accounting principles.......................         -          -     157.3
  Net income....................................     419.8      298.0     311.8
MFC
  Net interest income...........................     224.6      205.3     157.9
  Income (loss) from discontinued operations....      (8.5)       2.5       2.7
  Cumulative effect of changes in accounting
    principles..................................         -          -      75.9
  Net income....................................    (114.8)      65.2     137.1
Combined
  Net interest income...........................   1,419.4    1,338.2   1,153.0
  Income (loss) from discontinued operations....      (8.5)       2.5       2.7
  Cumulative effect of changes in accounting
    principles..................................         -          -     233.2
  Net income....................................     305.0      363.2     448.9
                                                 ==============================

                     Because of regulatory restrictions on nonbanking
                   activities, the Company expects that within two years of closing the acquisition of MFC, it will sell Edina Realty, Inc. ("Edina"), MFC's real estate brokerage subsidiary. Edina's income and expenses have been excluded from captions applicable to continuing operations in the Consolidated Statement of Income and have been reported as income from discontinued operations. Edina's assets, liabilities, and cash flows are not material to the Company's financial statements and have not been segregated. In 1994, MFC recorded a $16 million accrual for the settlement of two class action lawsuits against MFC and its subsidiaries, Edina and Equity Title Services, Inc. Approximately $12.5 million of the settlement is included in Edina's 1994 results which are reflected as discontinued operations.


                                    First Bank System, Inc. and Subsidiaries  35

                   BOULEVARD BANCORP, INC. - On March 25, 1994, the Company completed the acquisition of Boulevard Bancorp, Inc. ("Boulevard"), a commercial bank holding company headquartered in Chicago, Illinois. Under the terms of the purchase agreement, 6.2 million shares of the Company's common stock were issued. In addition, Boulevard's outstanding stock options and warrants were converted into stock options and warrants for the Company's common stock, at the same conversion rate.

                     In connection with the Boulevard acquisition, the Company
                   bought back existing shares of its common stock approximately equal to the number of shares issued at the time of closing of the Boulevard acquisition. The repurchase of these shares began in October 1993 and was completed in June 1994.

                     The acquisition of Boulevard was accounted for under the
                   purchase method of accounting, and accordingly, the purchase price of $206.2 million was allocated to assets acquired and liabilities assumed based on their fair market values at the date of acquisition. The excess of the purchase price over the fair market values of net assets acquired was recorded as goodwill. Core deposit intangibles of $23 million are amortized over the estimated lives of the deposits of approximately 10 years, and goodwill of $144 million is amortized over 25 years. The total assets acquired and liabilities assumed at the time of acquisition were $1.6 billion and $1.5 billion, respectively. The results of operations of Boulevard are included in the Company's Consolidated Statement of Income since the date of acquisition.

                     The following pro forma operating results of the Company
                   assume that the Boulevard acquisition had occurred at the beginning of each period presented below. In addition to combining the historical results of operations of the two companies, the pro forma results include adjustments for the estimated effect of purchase accounting on the Company's results, principally amortization of intangibles.

                                                       Years Ended December 31,
                                                       ------------------------
(In Millions, Except Per-Share Amounts)                      1994        1993
- -------------------------------------------------------------------------------
Net interest income.................................     $1,431.4    $1,391.4
Net income..........................................        290.4       364.2
Net income per share................................         2.02        2.37
                                                       ========================

                     The pro forma information may not be indicative of the
                   results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

                   COLORADO NATIONAL BANKSHARES, INC. AND WESTERN CAPITAL INVESTMENT CORPORATION - Effective May 28, 1993, the Company completed the acquisition of Colorado National Bankshares, Inc. ("CNB"), formerly the largest independent commercial bank holding company in Colorado with $3.0 billion in assets. Approximately 20.6 million shares of the Company's common stock were issued for all of the outstanding common stock of CNB. Effective December 18, 1992, Western Capital Investment Corporation ("WCIC"), a $2.5 billion financial institution headquartered in Denver, Colorado, merged with a wholly-owned subsidiary of the Company, resulting in 5.3 million shares of the Company's common stock being issued for all the outstanding common shares of WCIC.

                     Both the CNB and WCIC acquisitions were accounted for as
                   poolings of interests. Accordingly, the Company's financial statements have been restated for all periods prior to the acquisitions to include the accounts and operations of CNB and WCIC.

                   BANK SHARES INCORPORATED - On December 31, 1992, the Company acquired Bank Shares Incorporated ("BSI"), a $2.1 billion bank holding company headquartered in Minneapolis, Minnesota, in a stock-for-stock exchange. Under the terms of the purchase agreement, the Company issued 8.2 million shares of common stock for all outstanding shares of BSI common stock. The acquisition of BSI was accounted for under the purchase method of accounting, and accordingly, the results of operations of BSI have been included in the Company's Consolidated Statement of Income since the acquisition date.

                     The following pro forma operating results of the Company
                   assume that the BSI acquisition had occurred at the beginning of 1992. In addition to combining the historical results of operations of the two companies, the pro forma results include adjustments for the estimated effect of purchase accounting on the Company's results.

36  First Bank System, Inc. and Subsidiaries

                                                                    Year Ended
                                                                   December 31,
                                                                   ------------
(In Millions, Except Per-Share Amounts)                                 1992
- -------------------------------------------------------------------------------
Net interest income..............................................      $1,227.8
Cumulative effect of changes in accounting principles............         233.2
Net income.......................................................         430.2
Net income per share.............................................          3.00
                                                                       ========

                     The pro forma information may not be indicative of the
                   results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

                   OTHER ACQUISITIONS - During the past three years, the Company completed many smaller acquisitions and has one pending acquisition in markets in which the Company has an existing presence, serving to strengthen the Company's retail banking market shares in these communities. These acquisitions, accounted for as purchases, are not material to the financial condition or operating results of the Company. On October 18, 1994, the Company signed a definitive purchase agreement to acquire First Western Corporation ("FWC"), a $323 million bank holding company based in Sioux Falls, South Dakota. FWC owns Western Bank, which has nine branches in South Dakota. The transaction received regulatory approval in January 1995 and is expected to close in the first quarter of 1995. On September 30, 1994, the Company completed the acquisition of Green Mountain Bancorporation, the holding company for the $35 million Green Mountain Bank, located in Lakewood, Colorado. On September 9, 1994, the Company completed its acquisition of the $121 million United Bank of Bismarck, located in Bismarck, North Dakota. On April 29, 1994, the Company completed the acquisition of First Financial Investors, Inc., a $200 million savings bank holding company located in Duluth, Minnesota. On March 25, 1994, the Company completed its acquisition of Rocky Mountain Financial Corporation, a $537 million savings bank holding company located in Cheyenne, Wyoming. On March 11, 1994, the Company completed the acquisition of $11.3 million in deposits of two branches of Pioneer Federal Savings and Loan Association, a failed savings bank in Kansas. On February 28, 1994, the Company completed the acquisition of American Bancshares of Mankato, a $116 million bank holding company.

                     During 1993, the Company completed the acquisitions of
                   Eureka Savings Bank, fsb, a $233 million savings bank headquartered in Eureka, Kansas and Western Financial Corporation, a $580 million savings bank holding company located in Overland Park, Kansas.

                     During 1992, the Company completed the acquisition of the
                   $945 million American Charter Federal Savings and Loan Association of Lincoln, Nebraska. The Company also added $220 million in assets through the acquisition of Security Financial Group, Inc., located in St. Cloud, Minnesota, $174 million in assets through the acquisition of Siouxland Bank Holding Company, headquartered in Fargo, North Dakota, and $127 million in assets from the acquisition of Home Owners Savings Bank of Fergus Falls, Minnesota. Acquisitions from the Resolution Trust Corporation included 12 branch offices and $160 million in deposits of First Federal Savings Bank of South Dakota, and five branch offices and $73 million in deposits of Monycor Federal Savings Bank, Barron, Wisconsin.

                     The Company also completed the purchase of several
                   corporate trust businesses serving to strengthen the strategic direction of the Company. On September 2, 1994, the Company acquired the domestic corporate trust business of J.P. Morgan & Co., Incorporated, which provides trust services for approximately 650 clients with 3,800 bond issues in the areas of municipal, revenue, housing and corporate bond indenture trusteeships. In March 1993, the Company acquired the corporate trust business of two U.S. Bancorp subsidiaries in Washington and Oregon, and in July 1992, the Company acquired the corporate trust business of Bankers Trust Company of California.

           NOTE D. Restrictions on Cash and Due from Banks
           -----------------------------------------------
                   Bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The amount of those reserve balances averaged $435 million for the quarter ended December 31, 1994.


                                    First Bank System, Inc. and Subsidiaries  37

               NOTE E. Securities
               --------------------
                   The detail of the amortized cost, gross unrealized holding gains and losses, and fair value of available-for-sale and held-to-maturity securities at December 31 was as follows:

                                                               1994                                     1993
                                                         Gross        Gross                           Gross       Gross
                                                    Unrealized   Unrealized                      Unrealized  Unrealized
                                          Amortized    Holding      Holding    Fair   Amortized     Holding     Holding    Fair
                   (In Millions)               Cost      Gains       Losses   Value        Cost       Gains      Losses   Value
                   -------------------------------------------------------------------------------------------------------------
                   Available-for-sale:
                   U.S. Treasury.........  $1,177       $ 1        $ (65)     $1,113    $1,540       $25         $(11)    $1,554
                   Mortgage-backed
                     securities..........   3,400         2         (105)      3,297     1,900        23           (5)     1,918
                   Other U.S. agencies...     333         1          (11)        323       169         4           --        173
                   State and political...     178         3           --         181       184        12           --        196
                   Other.................     269        11           (9)        271       232        16           (2)       246
                                           -------------------------------------------------------------------------------------
                       Total available-
                         for-sale........  $5,357       $18        $(190)     $5,185    $4,025       $80         $(18)    $4,087
                                           -------------------------------------------------------------------------------------
                   Held-to-maturity:
                   Mortgage-backed
                     securities..........  $   --       $--         $ --      $   --    $  943       $15         $(3)     $  955
                                           =====================================================================================

                     The Company adopted SFAS 115, "Accounting for Certain
                   Investments in Debt and Equity Securities," at December 31, 1993, reported $4.1 billion of its investment securities as available for sale. At December 31, 1994, the Company's available-for-sale securities portfolio was $5.2 billion, with an after-tax unrealized loss of $106.4 million recorded in shareholders' equity.

                     Securities carried at $1.6 billion at December 31, 1994,
                   and $1.1 billion at December 31, 1993, were pledged to secure public, private and trust deposits and for other purposes required by law. Securities sold under agreements to repurchase had an amortized cost of $.9 billion and $.4 billion at December 31, 1994, and 1993, respectively.

                     Gross realized gains and losses are shown in the table
                   below. Included in the amounts is the $111.2 million loss related to the MFC securities sold in January 1995 as a result of MFC's December 1994 board-approved plan to reduce its interest rate risk consistent with prior regulatory requests and to align more closely the interest rate risk with that of FBS.

                   (In Millions)                                1994           1993         1992
                   ----------------------------------------------------------------------------------
                    Gross realized gains                      $   3.1         $ 3.3         $46.3
                    Gross realized losses                      (118.1)         (3.0)            -
                                                              -----------------------------------
                      Net realized gains (losses)             $(115.0)        $  .3         $46.3
                                                              ===================================
                    Income taxes (credit) on
                      realized gains or losses                $ (43.7)        $  .1         $16.3
                                                              ===================================

                     For amortized cost, fair value and yield by maturity date
                   of available-for-sale securities outstanding as of December 31, 1994, see Table 10 on page 16 from which such information is incorporated by reference into these Notes to Consolidated Financial Statements.


38  First Bank System, Inc. and Subsidiaries


              NOTE F.  Loans and Allowance for Credit Losses
              ----------------------------------------------

                  The composition of the loan portfolio at December 31 was as follows:

                   (In Millions)                                                                   1994              1993
                   --------------------------------------------------------------------------------------------------------
                   COMMERCIAL:
                     Commercial.............................................................     $ 7,002            $ 5,987
                     Financial institutions.................................................         787              2,004
                     Real estate:
                       Commercial mortgage..................................................       2,448              2,227
                       Construction.........................................................         330                241
                     HLTs...................................................................         283                183
                                                                                                 --------------------------
                         Total commercial...................................................      10,850             10,642
                                                                                                 --------------------------
                   CONSUMER:
                     Residential mortgage...................................................       5,098              5,125
                     Residential mortgage held for sale.....................................         197              1,149
                     Home equity and second mortgage........................................       2,453              1,932
                     Credit card............................................................       2,409              1,757
                     Automobile.............................................................       1,770              1,159
                     Revolving credit.......................................................         725                695
                     Installment............................................................         712                772
                     Student loans held for sale............................................         336                260
                                                                                                 --------------------------
                         Total consumer.....................................................      13,700             12,849
                                                                                                 --------------------------
                         Total loans........................................................     $24,550            $23,491
                                                                                                 ==========================

                     Certain directors and executive officers of the Company,
                   including their immediate families, companies in which they are principal owners, and trusts in which they are involved, are loan customers of the Company and its subsidiaries. These loans were made in the ordinary course of business at the subsidiaries' normal credit terms, including interest rate and collateralization, and were all current as to their terms at December 31, 1994, and 1993. The aggregate dollar amounts of these loans were $10.2 million and $18.6 million at December 31, 1994, and 1993, respectively. During 1994, additions totaled $90.3 million and repayments totaled $98.7 million.

                     Nonaccrual and renegotiated loans totaled $162 million,
                   $219 million, and $297 million at December 31, 1994, 1993, and 1992, respectively. The effect of nonaccrual and renegotiated loans on interest income was as follows:

                   (In Millions)                                           1994       1993       1992
                   ----------------------------------------------------------------------------------
                   Interest income that would have been accrued
                     at original contractual rates......................   $13.7      $19.3      $26.1
                   Amount recognized as interest income.................     2.7        3.7        8.0
                                                                           ---------------------------
                   Foregone revenue.....................................   $11.0      $15.6      $18.1
                                                                           ===========================

                     Commitments to lend additional funds to customers whose
                   loans were classified as nonaccrual or renegotiated at December 31, 1994, totaled $6.7 million. During 1994, there were no loans that were restructured at market interest rates and returned to a fully performing status.


                                    First Bank System, Inc. and Subsidiaries  39

    Activity in the allowance for credit losses was as follows:

    (In Millions)                                                  1994              1993              1992
    --------------------------------------------------------------------------------------------------------
    Balance at beginning of year.............................    $466.1            $483.8            $453.2
    Add:
      Provision charged to operating expense.................     123.6             133.1             191.7
    Deduct:
      Loans charged off......................................     226.8             239.2             285.2
      Less recoveries of loans charged off...................      86.5              76.9              71.5
                                                                --------------------------------------------
      Net loans charged off..................................     140.3             162.3             213.7
    Additions from acquisitions..............................      25.3              11.5              52.6
                                                                --------------------------------------------
    Balance at end of year...................................    $474.7            $466.1            $483.8
                                                                ============================================

NOTE G. Bank Premises and Equipment

    Bank premises and equipment at December 31 consisted of the following:

    (In Millions)                                                                    1994              1993
    --------------------------------------------------------------------------------------------------------
    Land.......................................................................      $ 85              $ 84
    Buildings and improvements.................................................       417               399
    Furniture, fixtures and equipment..........................................       391               419
    Capitalized building leases................................................        35                33
    Capitalized equipment leases...............................................        35                31
                                                                                  --------------------------
                                                                                      963               966
    Less accumulated depreciation and amortization.............................       484               492
                                                                                  --------------------------
      Total....................................................................      $479              $474
                                                                                  ==========================

NOTE H. Long-Term Debt

    Long-term debt (debt with original maturities of more than one year) at December 31 consisted of the following:

    (In Millions)                                                                    1994              1993
    --------------------------------------------------------------------------------------------------------
    FIRST BANK SYSTEM (Parent Company):
    Floating-rate subordinated capital notes -- due November 29, 1996..........    $  150            $  150
    Fixed-rate 8.25% subordinated notes -- due October 1, 1999.................        86                86
    Fixed-rate 6.625% subordinated notes -- due May 15, 2003...................       100               100
    Fixed-rate 8.00% subordinated notes -- due July 2, 2004....................       125               125
    Floating-rate subordinated notes -- due November 30, 2010..................       107               107
    Medium-term notes..........................................................       514               248
    Capitalized lease obligations and other....................................        15                22
                                                                                  --------------------------
                                                                                    1,097               838
    SUBSIDIARIES:
    Fixed-rate 6.00% subordinated notes -- due October 15, 2003................       100               100
    Fixed-rate 7.55% subordinated notes -- due June 15, 2004...................       100                --
    Fixed-rate 8.35% subordinated notes -- due November 1, 2004................       100                --
    Step-up subordinated notes -- due August 15, 2005..........................       100               100
    Federal Home Loan Bank advances............................................     1,088               757
    Capitalized lease obligations..............................................        39                39
    Mortgage indebtedness and notes............................................        60                71
                                                                                  --------------------------
      Total....................................................................    $2,684            $1,905
                                                                                  ==========================


40  First Bank System, Inc. and Subsidiaries

                     The floating-rate subordinated capital notes due November
                   29, 1996, are currently redeemable at the option of the Company (with Federal Reserve Bank approval). If the option is not exercised, the notes will be exchanged at maturity for capital securities of the Company whose market value will equal the principal amount of the notes. The interest rate per annum is one-eighth of one percent above the London Interbank Offered Rate ("LIBOR") for three-month Eurodollar deposits subject to a minimum of 5.25 percent. At December 31, 1994, the interest rate was 6.125 percent.

                     The floating-rate subordinated notes due November 30, 2010, may be redeemed at par at the option of the Company. The interest rate per annum for each quarterly period is one-eighth of one percent above LIBOR for three-month Eurodollar deposits subject to a minimum of 5.25 percent. At December 31, 1994, the interest rate was 6.094 percent.

                     The step-up subordinated notes due August 15, 2005, are
                   issued by the Company's subsidiary bank, First Bank National Association. The interest rate on these notes is 6.25 percent through August 14, 2000, and 7.30 percent thereafter. The notes have a one-time call feature at the option of the Bank on August 15, 2000.

                     Notes issued under the Company's medium-term note program
                   may mature from 9 months to 15 years and bear fixed or floating interest rates. The notes outstanding at December 31, 1994, mature from February 1995 to November 1997 and have rates of 6.125 percent to 9.91 percent. The weighted average interest rate at December 31, 1994, is 6.47 percent.

                     The Federal Home Loan Bank advances outstanding at
                   December 31, 1994, mature from January 25, 1996 through
                   May 28, 2008. All advances have fixed rate interest, ranging from 4.37 percent to 7.9 percent. The weighted average interest rate at December 31, 1994, is 5.73 percent.

                     Maturities of long-term debt outstanding at December 31,
                   1994, were:

                                                            Parent
    (In Millions)                        Consolidated      Company
    ---------------------------------------------------------------
    1995.............................          $  195       $  189
    1996.............................             633          291
    1997.............................             564          185
    1998.............................             247           --
    1999.............................             190           87
    Thereafter.......................             855          345
                                         --------------------------
      Total..........................          $2,684       $1,097
                                         ==========================

NOTE I. Shareholders' Equity

                   COMMON STOCK - At December 31, 1994, the Company has 9,936,528 shares of its common stock reserved for future issuances under the Dividend Reinvestment Plan, Employee Stock Purchase Plan, and the Stock Option Plans (see Note K on page 44). Additionally, there are 3,952,000 shares of common stock reserved for issuance upon conversion of the Series 1991A Convertible Preferred Stock, described below under "Preferred Stock."

                     The Company completed several acquisitions since 1992 with a total of 65.7 million common shares issued in exchange for the stock of the acquired banks. (See Note C on page 35.)

                     During 1994, the Company repurchased 6.3 million shares of common stock utilized in connection with previously announced acquisitions and other corporate purposes. On January 18, 1995, and February 15, 1995, the Board of Directors authorized additional repurchase programs of 2.0 million and
                   14.0 million shares of common stock, respectively, for previously announced acquisitions and other corporate purposes.

                     The Company has outstanding 12.6 million common shares sold in a private placement on July 18, 1990, which had accompanying periodic stock purchase rights ("PSPRs") and risk event warrants. The PSPRs become exercisable upon the event of a dividend shortfall, which will be deemed to exist if the Company does not pay an annual dividend equal to at least $.82 per share during any of the ten years following closing. Upon exercise, the holders of the PSPRs will receive value equal to the dividend shortfall in the form of shares of the Company's common or preferred stock, or the PSPRs may be redeemed for cash.

                                    First Bank System, Inc. and Subsidiaries  41

                     The risk event warrants become exercisable (i) when a
                   change in control, as defined, occurs and the value received by common shareholders is less than $13.875 per share, or
                   (ii) on July 18, 2000, if the common stock market price is less than $13.875 per share; however, this exercise provision terminates at any time after July 18, 1995, if the common stock market price exceeds $20.82 per share for 30 consecutive trading days and tangible book value exceeds $16.32 per share. If the risk event warrants become exercisable in either event, the holders of the warrants will receive value equal to any shortfall in the form of common or preferred stock or cash at the option of the Company.

                     The Company's Dividend Reinvestment Plan provides for
                   automatic reinvestment of dividends and for optional cash purchases of additional shares at market price of up to $5,000 per quarter.

                   Preferred Stock - The Company has six classes of cumulative preferred stock, with 10,000,000 shares authorized. Since 1992, the Company redeemed three of the four classes of $1.00 par value cumulative preferred stock and redeemed both classes of $.01 par value cumulative preferred stock.

                     Series 1991A Convertible Preferred Stock, issued in
                   November 1991, has 2,118,500 shares outstanding at $1.00 par value, redeemable at the option of the Company on or after January 1, 1996, at $52.1375 per share, and thereafter at prices declining to its stated value of $50 per share on or after July 1, 2002. During 1994, the Company repurchased approximately 15,100 shares. Dividends are at a rate of 7.125 percent per annum. Series 1991A Convertible Preferred Stock is convertible at the option of the holder at any time into common stock of the Company at the rate of 1.7256 shares of common stock for each share of preferred stock, which is equivalent to a conversion price of $28.975 per share of common stock.

                     On April 1, 1994, the Company redeemed the 3,560,000 and
                   1,405,000 shares of $1.00 par value Series 1989A and Series 1989B, respectively, at a cost of $166.0 million. The annual dividend prior to redemption was 10.5 percent on the Series 1989A shares and the average annual dividend rate on the Series 1989B shares was 7.41 percent and 8.24 percent in 1993 and 1992, respectively.

                     In September 1993, the Company redeemed the 1,000,000
                   shares of $1.00 par value Series 1983A at the stated value of $100 per share. There was an average 6.5 percent dividend on the Series 1983A shares during 1992.

                     Series B, $2.875 Cumulative Perpetual Preferred Stock,
                   which had 488,750 shares outstanding at $.01 par value at December 31, 1994, was redeemed by the Company on January 24, 1995, for cash of $27.00 per share, plus any accumulated and unpaid dividends on such shares. Dividends on the Series B shares prior to redemption were $2.875 per share. Each share of Series B included one warrant to purchase .90 shares of the Company's common stock, which became exercisable on February 19, 1991, and expires November 20, 2000. The warrants outstanding at December 31, 1994, would have allowed for the purchase of approximately 88,643 shares of the Company's common stock with proceeds to the Company of $.6 million.

                     In April 1992, the Company redeemed the 1,840,000 shares of
                   $.01 par value Series A, $2.00 Cumulative Convertible Preferred Stock for 3,913,879 shares of common stock and $400,000 to holders exercising options to receive cash. Dividends on the Series A shares prior to redemption were $2.00 per share.

                     Shares of all the Company's preferred stock issuances rank prior to common stock as to dividends and liquidation and have no voting rights except (i) in the event of certain dividend arrearages (in which event, holders of shares of the preferred stock are entitled to elect two additional directors to the Company's Board of Directors to serve until such dividend arrearages have been eliminated), and (ii) on matters that would have an adverse effect upon a series of the preferred stock, including the issuance of additional shares of preferred stock or shares of any other preferred stock ranking on a parity with the preferred stock.


42  First Bank System, Inc. and Subsidiaries

                   PREFERRED STOCK PURCHASE RIGHTS - In December 1988, the Company declared a dividend of one preferred stock purchase right ("Right") for each outstanding share of common stock based on the shareholders of record on January 4, 1989. One Right was also issued with respect to each share of common stock issued since January 4, 1989. The rights are designed to help management obtain fair and equal treatment for all shareholders in the event of a potential takeover.

                     Each Right initially entitles the registered holder to
                   purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred stock, par value $1, of the Company at a price of $80, subject to adjustment.

                     In the event that any person or group acquires 20 percent
                   or more of the Company's common stock outstanding, each Right (other than any Right held by the acquiring person or group) will thereafter entitle the holder to receive upon exercise shares of the Company's common stock having a market value of two times the purchase price.

                    In the event that the Company is acquired in a merger or
                   other business combination transaction or 50 percent or more of its consolidated assets or earning power is sold, each Right will thereafter entitle the holder to receive, upon exercise, shares of common stock of the acquiring company having a market value of two times the purchase price.

                     The Rights will not be exercisable and will be transferable with and only with the common stock until 10 days after (i) a public announcement that a person or group has acquired 20 percent or more of the Company's common stock outstanding, or
                   (ii) a public announcement or commencement of a tender or exchange offer which would result in a person or group acquiring 20 percent or more of the common stock.

                    The Rights expire on January 4, 1999, unless they are
                   redeemed by the Company at a price of $.01 per Right prior to the acquisition by a person or group of 20 percent of the Company's common stock outstanding. Pursuant to an amendment adopted by the Board of Directors, the Rights will also expire on the date which is 24 months after the first date upon which the Company can generally be acquired by bank holding companies, principally located in at least 15 of the 20 states which as of September 30, 1992, had the largest amount of bank deposits.

                     Until the Right is exercised, the Right holder will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

           NOTE J. Merger and Integration Charges
           --------------------------------------
                   In December 1994, the Company recorded a $111.2 million loss related to $1.56 billion of securities sold in January 1995. The sales resulted from MFC's board approved plan to reduce the interest rate risk of MFC's securities portfolio consistent with prior regulatory requests and to align more closely the interest rate risk profile of MFC with that of FBS. The Company also recorded merger and integration charges totaling $122.7 million relating to the acquisition of MFC. These charges include $26.4 million of costs incurred as of December 31, 1994 for systems conversions, required customer communications and other professional services. In addition, $6.2 million was recorded for contract terminations, $19.6 million for asset writedowns, primarily related to premise and equipment writeoffs of redundant main office space and branch facilities, and $14 million for other costs.
                   Other charges, totaling $56.5 million, primarily involve severance. In addition, a provision for other real estate related reserves of $2.6 million was recorded to provide for the Company's strategies for the accelerated disposition of problem assets.

                     In 1993, the Company recorded merger and integration
                   charges totaling $72.2 million relating to the acquisition of CNB. Charges of $29.7 million were recorded for anticipated integration expenses, system and operational conversions, and required customer communications costs. Premises and equipment write-downs of $14.3 million relate to redundant main office and branch facilities. Other charges, totaling $28.2 million, primarily involve severance.

                     In 1992, the Company recorded merger and integration
                   charges totaling $84.0 million relating primarily to the acquisition of WCIC. Premises and equipment write-downs of $31.2 million relate to the closing of redundant main office and branch facilities. Securities and interest rate swap write-downs of $12.6 million reflect the Company's intention to dispose of certain mortgage-backed securities and swaps. Other charges, totaling $40.2 million, primarily involve severance, system conversions, and required customer communications costs.

                                    First Bank System, Inc. and Subsidiaries  43

           NOTE K. Employee Benefits
           -------------------------
                   PENSION PLAN - Pension benefits are provided to substantially all employees based on years of service and employees' compensation while employed with the Company. Employees are fully vested after five years of service.

                     The Company's funding policy is to contribute actuarially
                   determined amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company determines to be appropriate. The actuarial cost method used to compute pension cost is the projected unit credit method.

                     Prior to their acquisition dates, the former MFC, CNB and
                   Boulevard employees were covered by noncontributory pension plans that provided defined benefits based on an employee's years of service and compensation during employment. The Company has merged the CNB plan and is in the process of merging the MFC and Boulevard plans into the Company's plan. The funded status and income statement effects of these plans have been aggregated with the Company's plan in the table below.

                     The following table sets forth the aggregate funded status and the net amounts recognized in the Company's balance sheet and statement of income for the plans at December 31:

(Dollars in Millions)                                                                 1994         1993         1992
- --------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $271.1 million in 1994, $255.5 million in 1993, and
    $219.1 million in 1992..................................................       $(281.2)     $(264.6)     $(226.1)
                                                                                ====================================
Projected benefit obligation for service rendered to date...................       $(291.5)     $(295.6)     $(255.4)
Plan assets at fair value, primarily listed stocks and U.S. bonds...........         287.4        272.7        259.2
                                                                                ------------------------------------
Excess (Deficiency) of plan assets over projected benefit obligation........          (4.1)       (22.9)         3.8
Unrecognized net loss from past experience different from
  that assumed and effects of changes in assumptions........................          20.7         37.5         13.7
Unrecognized net asset at end of year (amortized over 15 years).............         (25.1)       (32.6)       (31.1)
                                                                                ------------------------------------
Accrued pension cost included in other liabilities..........................       $  (8.5)     $ (18.0)     $ (13.6)
                                                                                ====================================
Net pension costs include the following components:
  Service cost-benefits earned during the period............................       $  20.4      $  18.5      $  15.7
  Interest cost on projected benefit obligation.............................          21.8         21.4         21.2
  Actual return on plan assets..............................................         (10.9)       (30.6)       (20.0)
  Net amortization and deferral.............................................         (18.7)         2.6         (7.6)
                                                                                ------------------------------------
Net periodic pension benefit cost...........................................       $  12.6      $  11.9      $   9.3
                                                                                ====================================

                     The FBS, MFC, CNB, and Boulevard plans were each valued
                   separately for the years prior to their acquisitions, and each plan independently determined its assumptions. The aggregate disclosures above, therefore, reflect the following weighted average assumptions.

                                                                FBS                        MFC              CNB        Boulevard
                                                   -------------------------------------------------------------------------------
                                                      1994     1993     1992     1994     1993     1992     1992     1993     1992
- ----------------------------------------------------------------------------------------------------------------------------------
Weighted average discount rate...................      8.0%     7.0%     8.0%     8.0%     7.0%     7.0%     9.0%     7.0%     8.3%
Expected long-term rate of return................      9.5     10.0     10.0      7.0      7.0      7.0      9.0     10.0     10.0
Rate of increase in future compensation..........      5.6      6.0      6.0      5.0      7.0      7.0      5.6      5.0      5.0
                                                   ===============================================================================

                   OTHER POSTRETIREMENT PLANS - In addition to providing pension benefits, the Company provides certain health care and life insurance benefits to retired employees. Substantially all of the Company's employees may become eligible for these benefits at or after age 55 with at least five years of service and age plus years of service equal to or greater than 65 while working for the Company.

44  First Bank System, Inc. and Subsidiaries

                     Effective January 1, 1993, the Company revised the
                   provisions of the existing retiree health care plan. Under the terms of the new plan, the Company will subsidize the cost of coverage for employees who retire before age 65 with at least 10 years of service. The dollar amount of the subsidy will be based on the employee's age and service at the time of retirement, and will remain frozen until the retiree reaches age 65. After age 65 the retiree will assume responsibility for the full cost of coverage. The new plan also contains other cost-sharing features such as deductibles and coinsurance. The Company will continue to subsidize the cost of coverage for employees who retired before 1993, and will subsidize the cost for certain employees who retire before 1995. Those subsidies, as well as the retirees' contributions, will be adjusted periodically.

                     Both MFC and CNB also had post-retirement health care
                   plans. The funded status and income statement effects of these plans have been aggregated with the Company's plan in the table below.

                     Effective January 1, 1992, the Company adopted SFAS 106,
                   "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plans. Under SFAS 106, the Company accrues the estimated cost of retiree benefit payments, other than pensions, during the employees' active service periods.

                     The Company elected to recognize the effect of this change in accounting on the immediate recognition basis. The cumulative effect as of January 1, 1992, of adopting SFAS 106 was the recognition of accrued postretirement health care costs totaling $52.1 million. After related tax benefits of $20.5 million, net income for 1992 was reduced by $31.6 million.

                     The Company currently intends to fund the postretirement
                   benefit costs as they are incurred. The following table sets forth the plan's funded status recognized in the Company's balance sheet and statement of income at December 31:

(In Millions)                                                                                   1994          1993
- ------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees............................................................................        $(41.7)       $(49.0)
  Fully eligible active plan participants.............................................          (3.6)         (3.4)
  Other active plan participants......................................................         (11.3)        (14.9)
                                                                                          ------------------------
    Total unfunded accumulated postretirement benefit obligation......................         (56.6)        (67.3)
Unrecognized net loss (gain) from past experience different from that assumed
  and from changes in assumptions.....................................................         (10.1)          5.5
Unrecognized implementation obligation................................................           4.4           4.7
                                                                                          ------------------------
Accrued postretirement benefit cost...................................................        $(62.3)       $(57.1)
                                                                                          ========================
Net periodic postretirement benefit cost includes the following components:
Service cost -- benefits attributed to service during the period......................        $  1.4        $  1.5
Interest cost on accumulated postretirement benefit obligation........................           4.2           4.9
Net amortization and deferral.........................................................            .3            .3
                                                                                          ------------------------
Total postretirement benefit cost.....................................................        $  5.9        $  6.7
                                                                                          ========================

                     For measurement purposes, 11.0 percent and 7.0 percent
                   annual rates of increase in the per capita cost of covered health care benefits for participants under age 65 and aged 65 and over, respectively, were assumed for 1994. For 1995 the annual rates of increase were assumed to be 10.0 percent and 6.5 percent, respectively. Both rates were assumed to decrease gradually to 5.5 percent by 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $5.3 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $.5 million.


                                    First Bank System, Inc. and Subsidiaries  45

                     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 8.0 percent as of December 31, 1994, and 7.0 percent as of December 31, 1993.

                   STOCK PURCHASE PLAN - The 1984 Employee Stock Purchase Plan, as amended in 1989 and 1991, permits all eligible employees (those employed for one year with the Company) and directors to purchase common stock. The plan provides for a purchase price of 85 percent to 100 percent (as determined by a committee of the Board of Directors for each purchase period) of the fair market value at the beginning or the end of the purchase period, whichever is lower. For the current option period ending June 30, 1995, the Committee approved an option price of 85 percent of fair market value. The plan results in no expense to the Company. MFC had a substantially similar plan that terminates on March 31, 1995, the end of the last open option period.

                   STOCK INCENTIVE PLAN - In April 1994, shareholders approved a revision to the 1991 Stock Incentive Plan, which increases the authorized issuance up to 5,000,000 shares of the Company's common stock. The Plan extends through April 2001. In April 1994, the shareholders also approved a Stock Incentive Plan which authorizes the issuance of up to 5,000,000 shares of the Company's common stock. This plan extends through January 2004. The terms of the new plan are substantially the same as the 1991 Stock Incentive Plan. The Plans allow for the granting of nonqualified stock options, incentive stock options, stock appreciation rights (SARs), restricted stock or stock units (RSUs), performance awards, dividend equivalents, and other stock-based awards at or above 100 percent of the market price at the date of grant. Awards may provide that upon their exercise, the holder will receive shares of common stock or cash as determined by a committee of the Board of Directors (Committee). Restrictions on the restricted shares and RSUs generally limit the holders' rights to transfer the shares during the restriction period determined by the Committee. At December 31, 1994, there were 3,775,882 shares available, subject to adjustment for forfeitures, for grant under the Plans.

                     Restricted shares granted under the Plans vest over periods of three to seven years, with the vesting of certain shares being subject to acceleration based on the performance of the Company in comparison to the performance of a predetermined group of regional banks. Compensation expense related to these shares is determined at the time of grant based on the market price of the Company's stock and is amortized on a straight-line basis over the vesting period. For the performance-based restricted shares, compensation expense is amortized using the midpoint of the vesting period.

                     Options granted under the Plans and predecessor plans are
                   generally exercisable up to 10 years from the date of grant. On the date exercised, the option proceeds are credited to the common stock account to the extent of par value of the shares issued and the excess is credited to capital surplus.

                     Prior to their mergers with the Company, MFC, Boulevard,
                   and WCIC also had stock incentive plans under which options were granted. These plans were terminated at the respective closing dates. Outstanding options either converted into options to purchase the Company's common stock based on the conversion terms of the various merger agreements or the option holders received shares of the Company's common stock equal to the fair value of the options.


46  First Bank System, Inc. and Subsidiaries

                     The historical option information presented below has been restated to reflect options originally granted under the former MFC, CNB and WCIC Plans. The number and exercise price (option price) of options and restricted shares granted under these plans were as follows:

                                      Additional Shares                               Outstanding
                                        Available Under          Outstanding           Restricted        Option/Market
                                         Incentive Plan              Options               Shares      Price Per Share
- ----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1991*................            4,817,985            4,874,036                4,800     $ 2.31  - 30.125
                                      =================
Granted:
  Stock Options...................                                 1,374,950                   --      14.29  - 27.25
  Restricted Stock................                                        --              166,583      24.50  - 27.25
Exercised.........................                                (1,052,168)                  --       2.70  - 25.885
Cancelled.........................                                  (165,753)                  --       6.39  - 30.125
                                                           -----------------------------------------------------------
DECEMBER 31, 1992*................            2,811,057            5,031,065              171,383     $ 2.31  - 30.125
                                      =================
Granted:
  Stock Options...................                                 1,517,953                   --      22.24  - 33.75
  Restricted Stock................                                        --              105,300      28.25  - 33.25
Exercised.........................                                (2,285,546)                  --       2.31  - 30.125
Cancelled/Vested..................                                   (54,883)             (15,387)      8.41  - 33.75
                                                           -----------------------------------------------------------
DECEMBER 31, 1993*................            2,729,069            4,208,589              261,296     $ 4.19  - 33.75
                                      =================
Granted:
  Stock Options...................                                 6,576,268                   --      22.05  - 39.00
  Restricted Stock................                                        --              192,732      29.75  - 39.00
Exercised.........................                                (2,052,389)                  --       4.23  - 35.25
Cancelled/Vested..................                                  (340,319)             (26,084)      8.41  - 35.625
                                                           -----------------------------------------------------------
DECEMBER 31, 1994*................            3,775,822            8,392,149              427,944     $ 4.19  - 39.00
                                      ================================================================================
*At December 31, 1994, 1993, 1992, and 1991 options for 3,698,081, 2,430,045, 3,723,110 and 2,796,788 shares, respectively, were exercisable.



                                    First Bank System, Inc. and Subsidiaries  47

NOTE L. Income Taxes
- --------------------

     The components of income tax expense were:

(Dollars in Millions)                                                           1994          1993          1992
- ----------------------------------------------------------------------------------------------------------------
FEDERAL:
Current tax...........................................................        $156.3        $ 95.1        $ 39.4
Deferred tax provision................................................           8.3          68.6          50.1
                                                                          --------------------------------------
  Federal income tax..................................................         164.6         163.7          89.5
                                                                          --------------------------------------
STATE:
Current tax...........................................................          36.6          27.8          19.6
Deferred tax provision (credit).......................................          (9.4)          7.1           6.6
                                                                          --------------------------------------
  State income tax....................................................          27.2          34.9          26.2
                                                                          --------------------------------------
  Total income tax provision..........................................        $191.8        $198.6        $115.7
                                                                          ======================================

        The reconciliation between income tax expense and the amount computed by applying the statutory federal income tax rate was as follows:


(Dollars in Millions)                                                           1994          1993          1992
- ----------------------------------------------------------------------------------------------------------------
Tax at statutory rate (35% in 1994 and 1993, 34% in 1992).............        $176.9        $195.8        $111.8
State income tax, at statutory rates, net of federal tax benefit......          17.7          23.9          18.3
Tax effect of:
  Tax-exempt interest:
    Loans.............................................................          (6.0)         (7.9)        (11.2)
    Securities........................................................          (4.1)         (4.4)         (4.2)
  Amortization of goodwill............................................          10.3           8.5           4.9
  Other items.........................................................          (3.0)        (17.3)         (3.9)
                                                                          --------------------------------------
  Applicable income taxes.............................................        $191.8        $198.6        $115.7
                                                                          ======================================

        At December 31, 1994, for income tax purposes, the Company had the following net operating loss carryforwards available:

                                                                                                      Expiration
(Dollars in Millions)                                                                       Amount         Dates
- ----------------------------------------------------------------------------------------------------------------
Federal regular tax operating loss carryforwards....................................         $ 4.3         2002
                                                                                               4.5         2003
                                                                                               5.8         2004
                                                                                              39.5         2005
                                                                                               5.2         2006
                                                                                              24.6         2008
                                                                                        ----------
                                                                                             $83.9
                                                                                        ==========
Federal AMT operating loss carryforwards............................................         $ 2.8         2002
                                                                                                .7         2003
                                                                                               5.8         2004
                                                                                                .7         2005
                                                                                        ----------
                                                                                             $10.0
                                                                                        ==========
Alternative minimum tax credit carryforwards........................................         $11.7     Unlimited
                                                                                        ========================

        In addition, the Company has state net operating loss carryforwards of $409 million, primarily in two taxing jurisdictions. These carryforwards expire in years 1995-2008.


48  First Bank System, Inc. and Subsidiaries

          Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 were as follows:

        (Dollars in Millions)                                                               1994        1993
        ------------------------------------------------------------------------------------------------------
        DEFERRED TAX ASSETS:
        Loan loss reserves.........................................................      $ 166.5     $ 158.2
        Adjustment of available-for-sale securities to market value................         66.2       (24.1)
        Real estate and other asset basis differences..............................         33.2        50.7
        Federal operating loss carryforward........................................         29.7        24.4
        State operating loss carryforward..........................................         19.8        28.0
        Deferred gain on sale of buildings.........................................         12.2        13.6
        Deferred loan fees.........................................................         10.9        16.7
        Accrued severance, pension and retirement benefits.........................          8.6        11.3
        Accelerated depreciation...................................................          4.4        (2.4)
        Alternative minimum tax credit carryforward................................         11.7        48.5
        Contingent liabilities and other miscellaneous accruals....................        160.8        69.6
                                                                                        ----------------------
          Gross deferred tax assets................................................        524.0       394.5

        DEFERRED TAX LIABILITIES:
        Leasing activities.........................................................        (46.2)      (46.9)
        Deferred gains and other investment basis differences......................        (39.7)      (30.5)
        Other deferred liabilities and reserves....................................        (61.1)      (85.5)
                                                                                        ----------------------
          Gross deferred tax liabilities...........................................       (147.0)     (162.9)

        Deferred tax assets valuation reserve......................................        (14.0)      (19.6)
                                                                                        ----------------------
        NET DEFERRED TAX ASSETS....................................................      $ 363.0     $ 212.0
                                                                                        ======================

          Effective January 1, 1992, the Company adopted the provisions of SFAS 109, "Accounting for Income Taxes." This resulted in the recognition of $289.8 million of deferred tax assets at January 1, 1992, of which $264.8 million was included in the 1992 results of operations as a cumulative effect of an accounting change and $25.0 million pertaining to carryforwards resulting from purchase business combinations was reflected as a reduction of goodwill.

          Realization of the deferred tax asset over time is dependent upon the Company generating sufficient taxable earnings in future periods. In determining that realization of the deferred tax asset was more likely than not, the Company gave consideration to a number of factors, including its recent earnings history, its expectations for earnings in the future and, where applicable, the expiration dates associated with tax carryforwards.

          The Company's valuation allowance decreased $5.6 million from December 31, 1993, to December 31, 1994. During 1994, the Company realized tax benefits related to state net operating losses and the related valuation allowance was eliminated.


                                    First Bank System, Inc. and Subsidiaries  49

NOTE M. Financial Instruments With Off-Balance Sheet Risk
- ---------------------------------------------------------
and Credit Concentrations
- -------------------------

        The Company uses various financial instruments that have off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its interest rate risk. These instruments involve, to varying degrees, elements of credit, interest rate, or liquidity risk. The contract or notional amounts of these financial instruments at December 31 were as follows:


        (In Millions)                                                1994          1993
        ----------------------------------------------------------------------------------
        Commitments to extend credit:
          Commercial............................................   $7,006        $5,714
          Corporate and purchasing cards........................    3,210         1,744
          Consumer credit card..................................    7,875         5,208
          Other consumer........................................    2,628         2,659
        Letters of credit:
          Standby...............................................    1,321         1,211
          Commercial............................................      175           135
        Interest rate swap contracts:
          Hedge.................................................    2,674         3,011
          Intermediated.........................................      127           199
        Interest rate options contracts:
          Hedge interest rate floors purchased..................      950           950
          Hedge interest rate caps purchased....................      250           450
          Intermediated interest rate caps and floors purchased.      127           225
          Intermediated interest rate caps and floors written...      127           225
        Liquidity support guarantees............................      142           157
        Forward and option contracts............................      196         1,352
        Mortgages sold with recourse............................    1,351         1,236
        Commitments to sell loans...............................      935           225
        Foreign currency commitments:
          Commitments to purchase...............................      941         1,073
          Commitments to sell...................................      941         1,073
                                                                  ========================

        COMMITMENTS TO EXTEND CREDIT - Commitments to extend credit are legally binding and generally have fixed expiration dates or other termination clauses. The contractual amount of the commitments represents the Company's exposure to credit loss on commitments to extend credit, in the event of nonperformance by the counterparty. The Company monitors its credit risk for commitments to extend credit by applying the same credit policies in making commitments as it does for loans, including obtaining collateral to secure commitments based on management's credit assessment of the counterparty. Collateral held varies, but may include marketable securities, receivables, inventory, equipment, and real estate. Since the Company expects many of the commitments will expire without being drawn upon, total commitment amounts do not necessarily represent the Company's future liquidity requirements. In addition, the commitments to extend consumer credit include various consumer credit line products that are cancelable upon notification.

        LETTERS OF CREDIT - Standby letters of credit are conditional commitments issued by the Company guaranteeing the performance of a customer to a third party. The guarantees frequently support public and private borrowing arrangements, including commercial paper issuances, bond financings, and other similar transactions. The Company issues commercial letters of credit on behalf of customers to ensure payment of amounts owed or collection of amounts receivable in connection with trade transactions. The Company's credit loss exposure in the event of counterparty nonperformance is the letter of credit contractual amount and is the same exposure involved in extending loans. Management assesses the counterparty's credit to determine the collateral obtained to support the letters of credit. Collateral held varies, but may include marketable securities, real estate, accounts receivable and inventory. Since the conditions requiring the Company to fund letters of credit may not materialize, the Company expects the letters of credit liquidity requirements to be less than the total outstanding commitments.


50 First Bank System, Inc. and Subsidiaries

        INTEREST RATE OPTIONS AND SWAPS - Interest rate swaps involve the contractual exchange of fixed and floating rate interest payment obligations based on a notional principal amount. The Company enters into interest rate swap contracts to hedge its balance sheet for risk caused by fluctuations in interest rates and as an intermediary for customers. At December 31, 1994, and 1993, interest rate swaps totaling $2.7 billion and $3.0 billion, respectively, hedged medium-term notes, subordinated debt, deposit notes, long-term certificates of deposit, deposit accounts, savings certificates, and commercial loans.

        Activity with respect to interest rate swap hedges was as follows:

        (In Millions)                                           1994            1993            1992
        ----------------------------------------------------------------------------------------------
        Notional amount outstanding at beginning of year..  $3,010.8        $2,909.8        $2,189.7
        Additions.........................................   1,275.0           400.0         1,261.0
        Maturities........................................    (824.1)         (275.8)         (309.1)
        Terminations......................................    (787.9)          (23.2)         (231.8)
                                                           -------------------------------------------
          Notional amount outstanding at end of year......  $2,673.8        $3,010.8        $2,909.8
                                                           ===========================================

          For interest rate swaps designated as hedges, the weighted average interest rates to be paid were 6.09 percent and 3.54 percent at December 31, 1994, and 1993, respectively. At these same dates, the weighted average interest rates to be received were 6.91 percent and 6.74 percent. FBS is a receiver of fixed rate interest and a payer of floating rate interest on all hedges as of December 31, 1994.

          For notional balances and yields by maturity date of the interest rate swap hedging portfolio as of December 31, 1994, see Table 17 on page 23. For a description of the Company's objectives for using derivative financial instruments, refer to "Interest Rate Risk Management" on pages 21 through 24. Such information is incorporated by reference into these Notes to Consolidated Financial Statements.

          Interest rate caps are used to minimize the impact of fluctuating interest rates on earnings by effectively extending the life and placing a ceiling on the interest rate paid on the Company's short term deposits. The total notional amount of cap agreements purchased at December 31, 1994 was $250 million with an average strike level of 3-month LIBOR at 6.10 percent. The total notional amount of cap agreements purchased at December 31, 1993, was $450 million with an average strike level of 3-month LIBOR at 6.56 percent. The unamortized premium on caps is amortized over the life of the cap. The caps decreased net income by $2.5 million and $2.3 million during 1994 and 1993, respectively.

          At December 31, 1994, and 1993, interest rate floors totaling $950 million with an average remaining maturity of 3.0 years and 4.0 years, respectively, hedged floating rate commercial loans. For interest rate floors designated as hedges, the weighted average 3-month LIBOR strike was 3.50 percent, compared with a corresponding market index of 6.50 percent.

          In addition to utilizing swaps and options as part of the Company's asset/liability management strategy, the Company also acts as intermediary for swap and option agreements on behalf of its customers. To reduce its exposure to interest and market risks related to these agreements, the Company enters into generally matching or offsetting positions. The total notional amount of customer swap agreements, including the offsetting positions, was $127 million and $199 million at December 31, 1994, and 1993, respectively. The total notional amount of customer option agreements, including the offsetting positions, was $254 million and $450 million at December 31, 1994, and 1993, respectively.

          Interest rate swap and option contracts will result in gains and losses subsequent to the date of the contract, due to interest rate movements. For intermediated swaps and options, the Company records these gains and losses as they occur in trading income. For swaps used as hedges, the Company recognizes the gains or losses as an adjustment to interest income or expense over the terms of the hedge. The Company amortizes the gain or loss on terminated hedges over the original life of the hedge if the hedged item remains outstanding. The amortization of deferred gains and losses increased net interest income by $3.1 million and decreased net interest income by $.9 million during 1994, and 1993, respectively. Unamortized deferred gains were $9.6 million at December 31, 1994. The Company will amortize these gains through the year 2000.

          Interest rate swap and option agreements contain credit risk in the event counterparties are unable to meet the terms of their contracts. The Company estimates the credit risk for interest rate swap and option contracts by calculating the present value of the cost to replace all outstanding contracts in a gain position at current market rates, excluding counterparty contract gains and losses reported on a net basis. At December 31, 1994, and 1993, the gain position of these contracts, in the aggregate, was approximately $12 million and $172 million, respectively.


                                    First Bank System, Inc. and Subsidiaries  51

                     The Company manages the credit risk of its interest rate
                   swap and option contracts through credit approvals, limits, bilateral collateral agreements and monitoring procedures. Independent commercial bankers perform credit analyses to establish counterparty limits. Senior management approves counterparty limits and periodically reviews the limits to monitor compliance. In addition, the Company reduces the assumed counterparty credit risk through master netting agreements that permit the Company to settle interest rate contracts with the same counterparty on a net basis.

                   LIQUIDITY SUPPORT GUARANTEES - Liquidity support guarantees are contracts whereby the Company agrees to provide a liquidity facility to support commercial paper or tax-exempt bonds issued by its customers. The contracts are secured by notes receivable, bonds or private insurance, guaranteeing payment of principal and interest on any unreimbursed funds advanced. Since the conditions that require the Company to fund the guarantees may not materialize, total guarantee amounts do not necessarily represent the Company's future funding obligation.

                   FORWARD CONTRACTS AND COMMITMENTS TO SELL MORTGAGE LOANS - Forward contracts are contracts for the delayed delivery of securities or cash settlement money market instruments. The Company enters into these contracts to hedge the interest rate risk of its mortgage loans held for sale. At December 31, 1994, and 1993, forward contracts outstanding were $.2 billion and $1.4 billion, respectively. At December 31, 1994, net unamortized deferred gains on the forward agreements were $200,000. The Company manages its credit risk on forward contracts, which would arise in the event of nonperformance by counterparties, through credit approval and limit procedures.

                     The Company is committed under agreements, which are not
                   expected to result in loss to the Company, to sell mortgage loans pursuant to master delivery commitments, and the remaining balance on those commitments was $935 million at December 31, 1994, and $225 million at December 31, 1993.

                   MORTGAGES SOLD WITH RECOURSE - Various recourse provisions, relating to residential and multi-family mortgages sold with recourse, obligate the Company for $1.4 billion at December 31, 1994, and $1.2 billion at December 31, 1993. All of the loans sold are collateralized by real estate mortgages and a portion of some of the loans sold is supported by either government-sponsored or private mortgage insurance.

                   FOREIGN CURRENCY COMMITMENTS - Commitments to purchase and sell foreign currency primarily consist of contracts to exchange currencies at specified exchange rates on specified dates with various counterparties, which enables customers to transfer or reduce the risks associated with changes in foreign currency exchange rates. The Company minimizes the market and liquidity risks created by changes in currency exchange rates by taking offsetting positions. In addition, the Company controls the market risks associated with these contracts by limiting the net exposure through policies, procedures, and monitoring. The Company manages its credit risk, or potential risk of loss from contract nonperformance by a counterparty, through credit limit approval and monitoring procedures. The aggregate replacement cost of contracts in a gain position at December 31, 1994, was not significant.

                   CREDIT CONCENTRATIONS - The Company concentrates its lending to borrowers in the region where the Company has banking offices and lends to borrowers in a wide variety of industries.

                     Approximately 80 percent of the Company's commercial and
                   financial portfolio is outstanding to borrowers located in the Company's operating region of Minnesota, Colorado, Wisconsin, Montana, North Dakota, South Dakota, and Illinois. Collateral held may include marketable securities, accounts receivable, inventory, and equipment.

                     For detail of the Company's real estate portfolio by
                   project type and geography as of December 31, 1994, and 1993, see Table 8 on page 14 which is incorporated by reference into these Notes to Financial Statements. Such loans are collateralized by the related property.

                     For detail of the Company's consumer loan portfolio by loan type see Table 7 on page 13 under the category "Consumer" as of December 31, 1994, and 1993, which is incorporated by reference into these Notes to Financial Statements. Approximately 80 percent of the total consumer portfolio outstanding at December 31, 1994, is to customers located in the Company's operating region. Residential mortgages, home equity and auto loans are secured, but other consumer loan types are generally not secured.

52  First Bank System, Inc. and Subsidiaries

               NOTE N.   Fair Values of Financial Instruments
               ----------------------------------------------
                   SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of all financial instruments, both on and off balance sheet, for which it is practicable to estimate their value. Financial instruments are generally defined as cash, equity instruments or investments, and contractual obligations to pay or receive cash or another financial instrument. In defining fair value, the Statement indicates that quoted market prices are the preferred means of estimating the value of a specific instrument, but in the cases where market quotes are not available, fair values should be determined using various valuation techniques such as discounted cash flow calculations or by using pricing models or services.

                     Due to the nature of its business and the financing and
                   investing needs of its customers, the Company is involved with a large number of financial instruments, the majority of which are not actively traded. Accordingly, the Company has used several valuation techniques and considered various assumptions, including the discount rate, the estimated timing and amount of cash flows and the aggregation methods for valuing similar products, to estimate the fair value of the financial instruments. As a result, the fair value estimates cannot be substantiated by comparison to independent markets, and in a majority of the cases, could not be realized by the immediate sale or settlement of the financial instrument. Also, the estimates reflect a point in time valuation that could change significantly based on changes in outside economic factors, such as the general level of interest rates. Furthermore, the required disclosures exclude the estimated values of certain financial instruments and all nonfinancial instrument cash flows. Finally, the fair value disclosure is not intended to provide or estimate a market value of the Company as a whole. The following summarizes the valuation techniques and assumptions used by the Company in estimating the fair value of the financial instruments:

                   CASH AND CASH EQUIVALENTS - Cash, fed funds sold and investments under repurchase programs have no interest rate risk component and accordingly their carrying value was assumed to approximate fair value.

                   SECURITIES - Generally, trading securities and available-for-sale securities were valued using available market quotes. In some instances, for securities that are not widely traded, market quotes for comparable securities were used.

                   LOANS - The loan portfolio consists of both variable rate and fixed rate loans, the fair value of which was estimated using discounted cash flow analyses or other valuation techniques. In order to apply discounted cash flow analyses, loans were aggregated into "pools" of similar types and expected repayment terms. The expected cash flows were reduced for estimated historical prepayment experience. The projected cash flows on nonaccrual loans were further reduced by the amount of estimated losses on the portfolio and discounted over an assumed average remaining life of one to two years.

                   COMMERCIAL AND FINANCIAL INSTITUTIONS: Commercial and financial institution loans were valued using a discounted cash flow analysis. The fixed rate loans in the commercial and financial institutions portfolio (excluding nonaccrual loans) had a weighted average rate of 8.1 percent in 1994 and
                   7.5 percent in 1993 and a weighted average maturity of 1.7 years in 1994 and 1993. The floating rate loans had a weighted average rate of 8.4 percent in 1994 and 5.7 percent in 1993. The high grade corporate bond yield curve was used to arrive at the discount rates applied to these loans.

                   CORPORATE CARD: The fair value of corporate cards and business cards was based on an approach that is similar to that used by the Company to evaluate potential acquisitions of portfolios of this type. Estimated net income adjusted for account attrition was discounted using an estimated cost of capital of 13.6 percent in 1994 and 13.7 percent in 1993. The weighted average life was 7.6 years in 1994 and 9.3 years in 1993.

                   COMMERCIAL REAL ESTATE AND CONSTRUCTION: Commercial real estate and construction loans were valued using a discounted cash flow analysis. The fixed rate portion of this portfolio (excluding nonaccrual loans) had a weighted average interest rate of 8.8 percent and a weighted average remaining maturity of 4.5 years in 1994 compared to 9.0 percent and 4.9 years in 1993. The floating rate portion of this portfolio (excluding nonaccrual loans) had a weighted average interest rate of 8.8 percent and a weighted average remaining maturity of 3.7 years in 1994 compared to 9.0 percent and 4.7 years in 1993. The high grade corporate bond yield curve was used to arrive at the discount rates applied to these loans.

                                    First Bank System, Inc. and Subsidiaries  53

                   RESIDENTIAL FIRST MORTGAGES: Residential first mortgages were segregated into pools of similar coupons and maturities. These pools were matched to similar mortgage-backed securities, and market quotes were obtained. In addition, the fair value of the mortgage servicing rights related to these mortgages was estimated using a discounted cash flow analysis and was included in the fair value of the loans. The fixed rate portion of this portfolio had a weighted average interest rate of 7.7 percent in 1994 and 7.9 percent in 1993 with a weighted average contractual final remaining maturity of 16.7 years in 1994 and 16.1 years in 1993.

                   CONSUMER INSTALLMENT: Fair value for consumer installment loans was estimated using a discounted cash flow analysis. Prepayment assumptions ranging from 20-25 percent were applied to scheduled cash flows, based upon the Company's experience with these assets. The floating rate portion of the consumer installment loan portfolio had a weighted average rate of 9.0 percent in 1994 and 7.0 percent in 1993. The fixed rate portion of this portfolio had a weighted average rate of 8.7 percent in 1994 and 8.9 percent in 1993 and a weighted average remaining maturity of 1.4 years in 1994 and 3.3 years in 1993. The high grade corporate bond yield curve was used to arrive at the discount rates applied to these loans.

                   REVOLVING HOME EQUITY LINES, SECOND MORTGAGES AND CONSUMER
                   LINES: The fair value of revolving home equity lines, second mortgages and consumer lines was based on an approach similar to that used by the Company to evaluate potential acquisitions of portfolios of this type. Estimated net income adjusted for account attrition was discounted using an estimated cost of capital of 12.1 percent for secured lines and loans and 13.6 for unsecured lines in 1994 and 13.7 percent for both secured and unsecured lines in 1993. The home equity lines had a weighted average interest rate of
                   10.3 percent in 1994 and 7.9 percent in 1993 with a weighted average life of 5.4 years in 1994 and 5.2 years in 1993. The fixed rate portion of the second mortgage loan portfolio had a weighted average rate of 8.9 percent in 1994 and 9.0 percent in 1993 and a weighted average remaining maturity of
                   3.6 years in 1994 and 3.1 years in 1993. Retail credit cards had a weighted average interest rate of 16.9 percent in 1994 and 15.4 percent in 1993 with a weighted average life of 7.1 years in 1994 and 7.3 years in 1993. Other revolving lines had a weighted average interest rate of 12.4 percent in 1994 and 10.6 percent in 1993 with a weighted average life of 7.8 years in 1994 and 7.6 years in 1993.

                   CORE DEPOSIT INTANGIBLE - Core deposits provide a stable, low-cost source of funds which can be invested to earn a return greater than the cost of servicing the deposits. The fair value of the Company's core deposits was estimated using a discounted cash flow model which estimates the present value of the difference between the ongoing cost of the core deposits and the cost of alternative funds at current market rates. This is the same method the Company uses in calculating the value of the core deposit intangible of an acquired bank.

                   DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is defined by SFAS 107 to be equal to the amount payable on demand at the date of the financial statements. Fair values for fixed rate certificates of deposits were estimated using a discounted cash flow analysis using the high grade corporate bond yield curve to establish discount rates. The weighted average interest rate for the certificate of deposits was 5.3 percent in 1994 and 4.6 percent in 1993 and the weighted average maturity was 1.2 years in 1994 and 1.4 years in 1993.

                   SHORT-TERM BORROWINGS - The majority of the federal funds purchased, borrowings under repurchase agreements and other short-term borrowings are at variable rates or have short-term maturities and their carrying value is assumed to approximate their fair value.

                   LONG-TERM DEBT - Medium-term notes, Federal Home Loan Bank Advances, and mortgage note obligations totaling $514 million in 1994 and $123 million in 1993 were valued with a discounted cash flow analysis using current market rates of similar maturity debt securities to discount cash flows.
                   The weighted average interest rate was 6.0 percent in 1994 and 5.9 percent in 1993 with a weighted average maturity of
                   1.0 years in 1994 and 3.1 years in 1993. Other long-term debt instruments were valued using available market quotes.

                   LOAN COMMITMENTS, LETTERS OF CREDIT AND GUARANTEES - The substantial majority of the Company's commitments have variable rates and do not expose the Company to interest rate risk. No premium or discount was ascribed to loan commitments because when funded, virtually all funding will be at current market rates.

54  First Bank System, Inc. and Subsidiaries

        INTEREST RATE SWAPS, OPTIONS, FLOORS AND CAPS - The interest rate options and swap cash flows were estimated using a third party pricing model and discounted based on appropriate LIBOR, Euro dollar future and Treasury yield curves.

          The estimated fair values of the Company's financial instruments are shown in the table below.

                                                                             1994                1993
                                                                  ------------------------------------------
                                                                    Carrying      Fair  Carrying      Fair
        (Dollars in Millions)                                         Amount     Value    Amount     Value
        ----------------------------------------------------------------------------------------------------
        FINANCIAL ASSETS:
          Cash and due from banks................................    $ 1,707   $ 1,707   $ 1,767   $ 1,767
          Interest bearing deposits with banks...................         28        28        82        82
          Federal funds sold and resale agreements...............        471       471     1,338     1,338
          Trading account securities.............................         77        77        55        55
          Available-for-sale securities..........................      5,185     5,185     5,030     5,042
        Loans:
         Commercial:
          Commercial.............................................      7,285     7,429     6,170     6,390
          Financial institutions.................................        787       719     2,004     1,828
          Commercial real estate and construction................      2,778     2,934     2,468     2,714
         Consumer:
          Residential mortgage...................................      5,098     4,840     5,125     5,148
          Residential mortgage held for sale.....................        197       197     1,149     1,166
          Home equity and second mortgage........................      2,453     2,520     1,932     2,000
          Credit card and revolving lines........................      3,134     3,371     2,452     2,678
          Other consumer installment.............................      2,818     2,862     2,191     2,233
         Allowance for credit losses.............................       (475)        -      (466)        -
                                                                  ------------------------------------------
          Total loans............................................     24,075    24,872    23,025    24,157
                                                                  ------------------------------------------
          Total financial assets.................................     31,543    32,340    31,297    32,441

        NONFINANCIAL ASSETS:
          Core deposit intangible................................         77       863        56       235
          Mortgage servicing portfolio...........................         47       138        58       105
                                                                  ------------------------------------------
            Total................................................     31,667   $33,341    31,411   $32,781
                                                                              =========           ==========
        Other assets.............................................      2,461               1,959
                                                                  ----------            --------
            Total Assets.........................................    $34,128             $33,370
                                                                  ==========            ========
        FINANCIAL LIABILITIES:
         Deposits:
          Noninterest-bearing deposits...........................    $ 5,933   $ 5,933   $ 7,743   $ 7,743
          Interest-bearing checking and other savings............      8,908     8,908     9,422     9,422
          Savings certificates and certificates > $100,000.......      9,415     9,221     9,221     9,328
                                                                  ------------------------------------------
            Total deposits.......................................     24,256    24,062    26,386    26,493
          Federal funds purchased................................      1,630     1,630       553       553
          Securities sold under agreements to repurchase.........        938       940       369       378
          Other short-term funds borrowed........................        955       955       577       577
          Long-term debt.........................................      2,684     2,594     1,905     1,934
                                                                  ------------------------------------------
            Total financial liabilities..........................     30,463   $30,181    29,790   $29,935
                                                                              =========           ==========
        NONFINANCIAL LIABILITIES.................................      1,053                 836
        SHAREHOLDERS' EQUITY.....................................      2,612               2,744
                                                                  ----------            --------
            Total Liabilities and Shareholders' Equity...........    $34,128             $33,370
                                                                  ==========            ========
        Off-Balance Sheet Financial Instruments:
          Unrecognized gain on interest rate swaps and options...        N/A   $     8       N/A   $   134
          Unrecognized loss on interest rate swaps and options...        N/A       121       N/A        12
          Loan commitments.......................................        N/A                 N/A         1
          Letters of credit......................................        N/A         -       N/A         -
                                                                  ------------------------------------------


                                    First Bank System, Inc. and Subsidiaries  55

NOTE O. Commitments and Contingent Liabilities
- ----------------------------------------------

        Rental expense for operating leases amounted to $77.5 million in 1994, $82.2 million in 1993, and $73.8 million in 1992.

          Future minimum payments, by year and net of sublease rentals, under capitalized leases and noncancelable operating leases with initial terms of one year or more, consisted of the following at December 31, 1994:


                                                              Capitalized         Operating
        (In Millions)                                              Leases            Leases
        -----------------------------------------------------------------------------------
        1995.....................................................  $ 10.6            $ 56.0
        1996.....................................................    10.7              48.5
        1997.....................................................    10.7              45.3
        1998.....................................................     4.5              43.6
        1999.....................................................     4.5              82.0
        Thereafter...............................................    62.9             316.2
                                                                   ------------------------
        Total minimum lease payments.............................   103.9            $591.6
                                                                                     ======
        Less amount representing interest........................    51.1
                                                                   ------
        Present value of net minimum lease payments..............  $ 52.8
                                                                   ======

          The Company currently occupies approximately 640,000 square feet in First Bank Place, located in Minneapolis, under a 10-year lease. The Company has eight five-year options to renew the lease. Minimum rental payments are approximately $12.5 million annually.

          The Company occupies a 368,000 square foot facility in St. Paul. The lease term extends for 21 years, commencing November 1991, with two five-year renewal options. Minimum rental payments are approximately $4.2 million annually.

          A wholly-owned subsidiary of First Bank National Association ("the Bank") is a partner in a joint venture that owns and operates a twin-tower office complex known as Pillsbury Center. The Bank and the Parent Company have long-term lease agreements to occupy space in one of the towers. Approximately two-thirds of the space has been sublet for the remaining life of the long-term lease obligation and the remaining space has been sublet through the year 2001. The unamortized portion of the capitalized lease was $23.0 million at December 31, 1994, and $23.3 million at December 31, 1993. Minimum annual payments required under the leases are approximately $2.7 million.

          The Company occupies 94,115 square feet in the Metropolitan Centre located in Minneapolis under three leases. The largest lease is for 83,230 square feet and extends until March 2004 with two five year renewal options. The Company also occupies 84,441 square feet in the Southdale Office Center under six separate leases. The leases extend until July 1998 with one five year renewal for 50,944 square feet of space.

          Various legal proceedings are currently pending against the Company. Due to the complex nature of some of these actions and proceedings, it may be a number of years before such matters ultimately are resolved. In the opinion of management, the aggregate liability, if any, will not have a material adverse effect on the Company's financial position.


56  First Bank System, Inc. and Subsidiaries

NOTE P. Supplemental Disclosures to the Consolidated
- ----------------------------------------------------
        Financial Statements
        --------------------

        CONSOLIDATED BALANCE SHEET - Time certificates of deposit in denominations of $100,000 or more totaled $1,318 million and $1,467 million at December 31, 1994, and 1993, respectively.

        CONSOLIDATED STATEMENT OF CASH FLOWS - Listed below are supplemental disclosures to the Consolidated Statement of Cash Flows.

        Year Ended December 31 (In Millions)                           1994           1993              1992
        -----------------------------------------------------------------------------------------------------
        Income taxes paid.....................................    $   155.6        $ 122.4         $    56.6
        Interest paid.........................................        833.1          845.6             982.3
        Net noncash transfers to foreclosed property..........         41.4           42.8              81.5
        Noncash merger-related transfers to
          securities held for sale............................           --          181.6                --
        Change in unrealized gain (loss) on
          available-for-sale securities, net of taxes of
          $89.6 in 1994 and $23.7 in 1993.....................       (144.4)          38.0                --
        Cash acquisitions of businesses:
          Fair value of noncash assets acquired...............        805.9          276.6             785.6
          Liabilities assumed.................................       (698.7)        (258.0)         (1,170.9)
                                                                 --------------------------------------------
            Net...............................................    $   107.2        $  18.6         $  (385.3)
                                                                 ============================================
        Stock acquisitions of businesses:
          Fair value of noncash assets acquired...............    $ 1,805.8        $ 571.5         $ 2,347.2
          Net cash acquired...................................         74.5            8.9             200.7
          Liabilities assumed.................................     (1,648.0)        (563.4)         (2,301.6)
                                                                 --------------------------------------------
            Net value of common stock issued..................    $   232.3        $  17.0         $   246.3
                                                                 ============================================

NOTE Q. First Bank System, Inc. (Parent Company)
- -------------------------------------------------

        CONDENSED BALANCE SHEET

        December 31 (In Millions)                                                     1994              1993
        -----------------------------------------------------------------------------------------------------
        ASSETS
        Deposits with banks, principally interest-bearing
          (including $397 and $151 with subsidiaries)..........................    $   398            $  152
        Available-for-sale securities..........................................        136               116
        Investments in:
          Bank affiliates and bank holding companies...........................      2,812             2,878
          Nonbank affiliates...................................................         46                84
          Trust affiliates.....................................................         56                51
        Advances to:
          Bank affiliates and bank holding companies...........................        155               141
          Nonbank affiliates...................................................        100                67
        Other assets...........................................................        338               246
                                                                                  ---------------------------
            Total assets.......................................................    $ 4,041            $3,735
                                                                                  ===========================
        LIABILITIES AND SHAREHOLDERS' EQUITY
        Short-term funds borrowed..............................................    $     6            $    4
        Advances from subsidiaries.............................................         70                54
        Long-term debt.........................................................      1,097               838
        Other liabilities......................................................        256                95
        Shareholders' equity...................................................      2,612             2,744
                                                                                  ---------------------------
            Total liabilities and shareholders' equity.........................    $ 4,041            $3,735
                                                                                  ===========================

                                    First Bank System, Inc. and Subsidiaries  57

               CONDENSED STATEMENT OF INCOME

                   Year Ended December 31 (In Millions)                                           1994     1993     1992
                   -----------------------------------------------------------------------------------------------------
                   INCOME
                   Dividends from subsidiaries (including $447.9, $379.1 and $166.1
                     from bank and bank holding company subsidiaries).......................  $  480.9   $385.1   $176.0
                   Interest from subsidiaries...............................................      19.0     20.4     24.8
                   Service and management fees from subsidiaries............................     103.4     90.2     80.3
                   Other income.............................................................      23.7     20.3     16.4
                                                                                              --------------------------
                       Total income.........................................................     627.0    516.0    297.5

                  EXPENSES
                   Interest on short-term funds borrowed....................................       2.8      2.4       .6
                   Interest on long-term debt...............................................      55.0     51.8     48.7
                   Operating expenses paid to subsidiaries..................................       8.3      7.0      7.0
                   Other expenses...........................................................     193.3    117.8     90.3
                                                                                              --------------------------
                       Total expenses.......................................................     259.4    179.0    146.6
                                                                                              --------------------------
                   Income before income taxes, cumulative effect of changes
                     in accounting principles and equity in undistributed income
                     of subsidiaries........................................................     367.6    337.0    150.9
                   Income taxes (credit)....................................................     (41.4)   (17.2)    47.0
                                                                                              --------------------------
                   Income before cumulative effect of changes in accounting principles
                     and equity in undistributed income of subsidiaries.....................     409.0    354.2    103.9
                   Cumulative effect of changes in accounting principles....................         -        -     40.3
                                                                                              --------------------------
                   Income of parent company.................................................     409.0    354.2    144.2
                   Equity (deficiency) in undistributed income of subsidiaries:
                     Bank affiliates and bank holding companies.............................     (81.5)    (4.2)   284.3
                     Nonbank affiliates.....................................................     (28.0)     6.5     17.0
                     Trust affiliates.......................................................       5.5      6.7      3.4
                                                                                              --------------------------
                                                                                                (104.0)     9.0    304.7
                                                                                              --------------------------
                       Net income...........................................................  $  305.0   $363.2   $448.9
                                                                                              ==========================

                  Certain restrictions exist regarding the extent to which bank and thrift subsidiaries may transfer funds to the Company in the form of dividends, loans or advances. Federal law prevents the Company and its nonbank subsidiaries from borrowing from bank and thrift subsidiaries unless the loans are secured by various types of collateral. These secured loans that may be made by bank and thrift subsidiaries to the Company or any individual affiliate are generally limited to 10 percent of the bank's or thrift's equity and 20 percent of the bank's or thrift's equity for loans to all affiliates and the Company in the aggregate.

                  Payment of dividends to the Company by its subsidiary banks and thrift is subject to review by regulators and is subject to various statutory limitations and in certain circumstances requires approval by regulatory agencies. The approval of the Comptroller of the Currency is required if total dividends declared by a national bank in any calendar year exceed the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years. These permissible dividends are further limited by the minimum capital constraints imposed on all national banks by the Comptroller of the Currency. Within the limit of these regulatory guidelines, all subsidiaries have the ability to pay dividends without prior regulatory approval.

                  First Bank, fsb (the "Thrift") is required to give the Office of Thrift Supervision thirty day notice prior to declaration of a cash dividend to the parent company. The Thrift's dividends to the parent company are generally limited to the calendar year's earnings plus 50 percent of the surplus capital (the percentage by which the ratio of its regulatory capital to assets ratio exceeds the fully phased in ratio) at the beginning of the year.


58  First Bank System, Inc. and Subsidiaries

               CONDENSED STATEMENT OF CASH FLOWS

               Year Ended December 31 (In Millions)                                           1994      1993      1992
               -------------------------------------------------------------------------------------------------------
               OPERATING ACTIVITIES
               Net income................................................................ $  305.0   $ 363.2   $ 448.9
               Adjustments to reconcile net income to net cash
                 provided by operating activities:
                 (Equity) deficiency in undistributed income of subsidiaries
                   before cumulative effect of accounting changes........................    104.0      (9.0)   (304.7)
                 Cumulative effect of accounting changes.................................        -         -     (40.3)
                 Decrease (increase) in accrued receivables, net.........................     46.1      (5.7)       .2
                 (Decrease) increase in accrued liabilities, net.........................    (21.4)    (30.7)     68.5
                 Amortization of goodwill and other intangibles..........................      5.5       5.4       4.9
                 Deferred tax provision..................................................     27.5      13.4      (7.6)
                 Provision for merger and integration....................................     72.8         -         -
                 Other -- net............................................................    (38.1)    (37.8)      (.2)
                                                                                          -----------------------------
                   Net cash provided by operating activities.............................    501.4     298.8     169.7

               INVESTING ACTIVITIES
               Securities transactions:
                 Sales and maturities....................................................     20.4      22.5      26.9
                 Purchases...............................................................    (47.1)    (56.2)    (45.5)
               Investment in subsidiaries................................................    (83.7)    (43.2)   (236.7)
               Equity distributions from subsidiaries....................................    235.0         -         -
               Net (increase) decrease in short-term advances to affiliates..............    (50.0)     54.2      21.9
               Long-term advances made to affiliates.....................................        -     (22.4)    (40.0)
               Principal collected on long-term advances made to affiliates..............       .3     126.0        .8
               Other -- net..............................................................    (31.6)     23.3      16.6
                                                                                          -----------------------------
                   Net cash provided (used) by investing activities......................     43.3     104.2    (256.0)

               FINANCING ACTIVITIES
               Net (decrease) increase in short-term funds borrowed......................    (25.1)     43.4      10.7
               Proceeds from long-term debt..............................................    405.1     240.0     212.0
               Principal payments on long-term debt......................................   (145.1)   (248.6)    (91.0)
               Redemption of preferred stock.............................................   (167.0)   (115.2)      (.8)
               Proceeds from dividend reinvestment, stock option, and
                 stock purchase plans....................................................     40.3      50.4      26.2
               (Purchase) issuance of treasury stock and stock warrants..................   (245.8)   (204.1)      3.0
               Stock warrants exercised..................................................      7.9        .9        .2
               Cash dividends............................................................   (168.6)   (151.0)   (109.2)
                                                                                          -----------------------------
                   Net cash used by financing activities.................................   (298.3)   (384.2)     51.1
                                                                                          -----------------------------
                   Change in cash and cash equivalents...................................    246.4      18.8     (35.2)
               Cash and cash equivalents at beginning of yea.............................    151.8     133.0     168.2
                                                                                          -----------------------------
                   Cash and cash equivalents at end of year.............................. $  398.2   $ 151.8   $ 133.0
                                                                                          =============================


                                   First Bank System, Inc. and Subsidiaries  59

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

First Bank System, Inc.

  We have audited the supplemental consolidated balance sheets of First Bank System, Inc. and subsidiaries (formed as a result of the consolidation of First Bank System, Inc. and Metropolitan Financial Corporation) as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. The supplemental consolidated financial statements give retroactive effect to the merger of First Bank System, Inc. and Metropolitan Financial Corporation on January 24, 1995, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated statements. These supplemental financial statements are the responsibility of the management of First Bank System, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Bank System, Inc. and subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, after giving retroactive effect to the merger of Metropolitan Financial Corporation, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                    /s/ Ernst & Young LLP

Minneapolis, Minnesota

January 24, 1995


60  First Bank System, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET - FIVE-YEAR SUMMARY
                                                                                             % Change
December 31 (In Millions)             1994       1993       1992        1991        1990    1993-1994
- ------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks.........  $  1,707   $  1,767   $  2,011   $   1,650   $   1,970         (3.4)%
Federal funds sold and resale
 agreements.....................       471      1,338      1,710       1,509       1,604        (64.8)
Interest-bearing deposits with
 banks..........................        28         82        484         446         128        (65.9)
Trading account securities......        77         55         94         151         136         40.0
Securities held for sale........         -          -        295       1,201           -            *
Securities:
 U.S. Treasury..................     1,113      1,554      1,827       1,174       1,030        (28.4)
 Mortgage-backed securities.....     3,297      2,861      3,196       2,102       3,088         15.2
 State and political
  subdivisions..................       181        196        188         166         445         (7.7)
 U.S. agencies and other........       594        419        586         101         498         41.8
                                  ------------------------------------------------------
  Total securities..............     5,185      5,030      5,797       3,543       5,061          3.1
Loans...........................    24,550     23,491     20,663      18,734      18,845          4.5
 Less allowance for credit
  losses........................       475        466        484         453         484          1.9
                                  ------------------------------------------------------
  Net loans.....................    24,075     23,025     20,179      18,281      18,361          4.6
Other assets....................     2,585      2,073      2,188       1,727       2,079         24.7
                                  ------------------------------------------------------
   Total assets.................  $ 34,128   $ 33,370   $ 32,758   $  28,508   $  29,339          2.3%
                                  ======================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing............  $  5,933   $  7,743   $  6,243   $   4,880   $   4,405        (23.4)%
 Interest-bearing...............    18,323     18,643     20,152      18,089      18,367         (1.7)
                                  ------------------------------------------------------
   Total deposits...............    24,256     26,386     26,395      22,969      22,772         (8.1)
Short-term borrowings...........     3,523      1,499      1,550       1,508       2,141        135.0
Long-term debt..................     2,684      1,905      1,141       1,261       1,886         40.9
Other liabilities...............     1,053        836        927         639         714         26.0
                                  ------------------------------------------------------
   Total liabilities............    31,516     30,626     30,013      26,377      27,513          2.9
Shareholders' equity............     2,612      2,744      2,745       2,131       1,826         (4.8)
                                  ------------------------------------------------------
   Total liabilities and
    shareholders' equity........  $ 34,128   $ 33,370   $ 32,758   $  28,508   $  29,339          2.3%
                                  ======================================================

*Not meaningful

First Bank System, Inc. and Subsidiaries  61

CONSOLIDATED STATEMENT OF INCOME - FIVE-YEAR SUMMARY

                                                                                                         % Change
Year Ended December 31 (In Millions)              1994       1993       1992        1991        1990    1993-1994
- -----------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans.......................................  $1,914.7   $1,730.7   $1,687.2   $ 1,842.1  $  2,105.9         10.6%
Securities:
 Taxable....................................     327.9      352.1      336.5       377.6       402.3         (6.9)
 Exempt from federal income taxes...........      12.0       14.6       12.0        19.1        34.9        (17.8)
FSLIC notes and covered assets..............         -          -          -        25.9        46.3            *
Other interest income.......................      33.5       37.1       70.4       104.3       155.9         (9.7)
                                              ------------------------------------------------------
 Total interest income......................   2,288.1    2,134.5    2,106.1     2,369.0     2,745.3          7.2

INTEREST EXPENSE
Deposits....................................     597.3      648.3      797.7     1,125.9     1,405.4         (7.9)
Federal funds purchased and repurchase
 agreements.................................     103.1       31.8       37.1        59.9       152.1        224.2
Other short-term funds borrowed.............      36.4       26.4       30.8        40.3        89.1         37.9
Long-term debt..............................     131.9       89.8       87.5       128.1       197.6         46.9
                                              ------------------------------------------------------
 Total interest expense.....................     868.7      796.3      953.1     1,354.2     1,844.2          9.1
                                              ------------------------------------------------------
Net interest income.........................   1,419.4    1,338.2    1,153.0     1,014.8       901.1          6.1
Provision for credit losses (1994 and 1992
 include $16.5 and $13.6 respectively, in
 merger-related provisions).................     123.6      133.1      191.7       210.2       219.7         (7.1)
                                              ------------------------------------------------------
Net interest income after provision for
 credit losses..............................   1,295.8    1,205.1      961.3       804.6       681.4          7.5

NONINTEREST INCOME
Credit card fees............................     179.0      137.1      116.9        94.4        71.6         30.6
Trust fees..................................     159.2      146.1      127.8       115.5       108.1          9.0
Service charges on deposit accounts.........     127.3      126.0      114.8       102.0        95.6          1.0
Insurance commissions.......................      29.2       24.2       28.1        28.3        30.7         20.7
Securities gains (losses)...................    (115.0)        .3       46.3        42.3        10.2            *
Other.......................................     179.2      185.2      179.8       174.5       155.9         (3.2)
                                              ------------------------------------------------------
 Total noninterest income...................     558.9      618.9      613.7       557.0       472.1         (9.7)

NONINTEREST EXPENSE
Salaries....................................     450.7      439.8      426.3       401.2       419.9          2.5
Employee benefits...........................     105.7       99.1       94.9        87.3        82.8          6.7
Net occupancy...............................     103.8      109.7       97.7        92.7        90.1         (5.4)
Furniture and equipment.....................      88.3       80.7       72.7        68.8        70.6          9.4
FDIC insurance..............................      58.4       57.5       51.5        46.5        30.6          1.6
Advertising.................................      35.5       25.6       26.7        26.1        29.8         38.7
Amortization of goodwill and other
 intangible assets..........................      50.4       41.3       34.0        29.3        20.3         22.0
Other personnel costs.......................      35.7       31.0       23.3        19.2        12.1         15.2
Professional services.......................      38.5       41.5       43.8        40.3        39.1         (7.2)
Data processing.............................      20.3       27.1       26.7        27.5        20.9        (25.1)
Other real estate (1994 and 1992 include
 $2.6 and $26.4 respectively, in merger-
 related expense)...........................       1.4        8.9       45.1        36.6        47.0        (84.3)
Merger and integration......................     122.7       72.2       84.0           -           -         69.9
Other.......................................     238.0      230.3      219.6       192.4       199.8          3.3
                                              ------------------------------------------------------
Total noninterest expense...................   1,349.4    1,264.7    1,246.3     1,067.9     1,063.0          6.7
                                              ------------------------------------------------------
Income from continuing operations before
 income taxes and cumulative effect of
 changes in accounting principles...........     505.3      559.3      328.7       293.7        90.5         (9.7)
Applicable income taxes.....................     191.8      198.6      115.7        30.3         6.5         (3.4)
                                              ------------------------------------------------------
Income from continuing operations before
 cumulative effect of changes in accounting
 principles.................................     313.5      360.7      213.0       263.4        84.0        (13.1)
Income (loss) from discontinued
 operations.................................      (8.5)       2.5        2.7         1.1          .6            *
                                              ------------------------------------------------------
Income before cumulative effect of changes
 in accounting principles...................     305.0      363.2      215.7       264.5        84.6        (16.0)
Cumulative effect of changes in
 accounting principles......................         -          -      233.2           -         1.0            *
                                              ------------------------------------------------------
Net income..................................  $  305.0   $  363.2   $  448.9   $   264.5   $    85.6        (16.0)
                                              ======================================================        ======
Net income applicable to common equity......  $  292.4   $  334.0   $  417.3   $   235.7   $    58.1        (12.5)%
                                              ======================================================        ======

*Not meaningful


62  First Bank System, Inc. and Subsidiaries


QUARTERLY CONSOLIDATED FINANCIAL DATA
                                                         1994                                           1993
                                      -------------------------------------------------------------------------------------------
                                       Fourth       Third     Second       First      Fourth       Third      Second       First
(In Millions, Except Per Share Data)   Quarter     Quarter    Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
- ---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans...........................      $ 521.4     $ 491.3     $ 468.3     $ 433.7     $ 442.4     $ 442.1     $ 427.9     $ 418.3
Securities:
 Taxable........................         85.9        89.7        81.1        71.2        76.7        86.7        93.2        95.5
 Exempt from federal income
  taxes.........................          2.9         3.0         3.1         3.0         4.7         3.2         3.3         3.4
Other interest income...........          9.7         8.4         8.7         6.7         8.6         6.5         8.6        13.4
                                      -------------------------------------------------------------------------------------------
   Total interest income........        619.9       592.4       561.2       514.6       532.4       538.5       533.0       530.6

INTEREST EXPENSE
Deposits........................        164.2       151.5       144.7       136.9       148.7       159.2       162.3       178.1
Federal funds purchased and
 repurchase agreements..........         36.6        34.5        22.3         9.7         7.6         9.0         7.5         7.7
Other short-term funds borrowed.         13.0         8.7         8.4         6.3         6.9         7.3         7.8         4.4
Long-term debt..................         39.5        34.6        31.9        25.9        26.9        23.3        20.0        19.6
                                      -------------------------------------------------------------------------------------------
   Total interest expense.......        253.3       229.3       207.3       178.8       190.1       198.8       197.6       209.8
                                      -------------------------------------------------------------------------------------------
Net interest income.............        366.6       363.1       353.9       335.8       342.3       339.7       335.4       320.8
Provision for credit losses.....         44.0        27.0        26.0        26.6        28.9        29.1        35.5        39.6
                                      -------------------------------------------------------------------------------------------
Net interest income after
 provision for credit losses....        322.6       336.1       327.9       309.2       313.4       310.6       299.9       281.2

NONINTEREST INCOME
Credit card fees................         50.3        49.2        43.5        36.0        37.5        36.6        34.5        28.5
Trust fees......................         41.7        38.9        40.1        38.5        37.5        36.6        36.5        35.5
Service charges on deposit
 accounts.......................         30.7        32.1        32.3        32.2        31.6        31.5        30.8        32.1
Insurance commissions...........          7.8         8.2         7.4         5.8         6.5         6.7         5.1         5.9
Securities gains (losses).......       (112.2)       (2.8)          -           -           -           -           -          .3
Other...........................         43.1        44.7        42.5        48.9        50.0        43.8        45.2        46.2
                                      -------------------------------------------------------------------------------------------
   Total noninterest income.....         61.4       170.3       165.8       161.4       163.1       155.2       152.1       148.5

NONINTEREST EXPENSE
Salaries........................        116.5       114.5       113.2       106.5       107.6       109.7       109.6       112.9
Employee benefits...............         24.4        27.1        26.9        27.3        23.2        23.2        24.5        28.2
Net occupancy...................         25.0        26.9        26.4        25.5        27.1        27.0        27.3        28.3
Furniture and equipment.........         22.6        21.5        22.8        21.4        21.1        20.3        20.3        19.0
FDIC insurance..................         14.4        13.7        15.7        14.6        14.6        14.5        14.2        14.2
Advertising.....................          8.5         7.7         9.8         9.5         6.1         7.4         5.9         6.2
Amortization of goodwill and
 other intangible assets........         13.8        13.2        12.7        10.7         9.7        10.8        10.7        10.1
Other personnel costs...........          8.6         8.5        10.0         8.6         9.5         8.1         7.4         6.0
Professional services...........         11.9         9.6         9.5         7.5        11.9        10.1         9.8         9.7
Data processing.................          5.6         4.8         5.0         4.9         4.7         5.5         8.7         8.2
Other real estate...............          2.6          .5        (2.6)         .9         1.4         3.9         2.7          .9
Merger and integration..........        121.3         1.4           -           -           -           -        72.2          --
Other...........................         60.5        63.2        58.6        55.7        60.0        56.2        57.1        57.0
                                      -------------------------------------------------------------------------------------------
   Total noninterest expense....        435.7       312.6       308.0       293.1       296.9       296.7       370.4       300.7
                                      -------------------------------------------------------------------------------------------
Income (loss) from continuing
 operations before income taxes.        (51.7)      193.8       185.7       177.5       179.6       169.1        81.6       129.0
Applicable income taxes
 (credit).......................        (18.3)       74.3        70.2        65.6        65.8        62.4        35.0        35.4
                                      -------------------------------------------------------------------------------------------
Income (loss) from continuing
 operations.....................        (33.4)      119.5       115.5       111.9       113.8       106.7        46.6        93.6
Income (loss) from discontinued
 operations.....................         (1.9)       (7.0)        1.6        (1.2)        (.1)        1.3         2.1         (.8)
                                      -------------------------------------------------------------------------------------------
Net income (loss)...............      $ (35.3)    $ 112.5     $ 117.1     $ 110.7     $ 113.7     $ 108.0     $  48.7     $  92.8
                                      ===========================================================================================
Net income (loss) applicable to
 common equity..................      $ (37.6)    $ 110.3     $ 114.9     $ 104.8     $ 107.9     $ 100.3     $  40.9     $  84.9
                                      ===========================================================================================
Earnings (loss) per common
 share..........................      $  (.28)    $   .80     $   .83     $   .79     $   .81     $   .74     $   .30     $   .63

SELECTED AVERAGE BALANCES
Loans...........................      $24,314     $23,931     $24,097     $23,044     $23,309     $22,558     $21,122     $20,151
Earning assets..................       30,676      30,681      30,666      28,958      29,825      29,217      28,433      27,904
Total assets....................       34,031      33,908      34,049      32,159      33,248      32,513      31,754      31,159
Deposits........................       24,076      24,337      25,325      24,911      26,323      25,734      25,449      25,026
Long-term debt..................        2,547       2,399       2,323       1,973       1,921       1,640       1,324       1,199
Common equity...................        2,645       2,650       2,617       2,497       2,438       2,444       2,391       2,356
                                      -------------------------------------------------------------------------------------------

The fourth quarter of 1994 includes $121.3 million in merger-related charges, $16.5 million in provision for credit losses and $2.6 million in ORE charges related to the MFC acquisition. The third quarter of 1994 includes $1.4 million in merger-related charges related to the MFC acquisition. The second quarter of 1993 includes $72.2 million in merger-related charges in connection with the Colorado National Bankshares, Inc. acquisition.



                                     First Bank System, Inc. and Subsidiaries 63


CONSOLIDATED DAILY AVERAGE BALANCE SHEET AND RELATED YIELDS AND RATES


Five Year Summary of Consolidated Operations                                   1994                               1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Interest                           Interest
                                                                                         Yields                             Yields
(In Millions)                                                    Balance     Interest   and Rates   Balance     Interest   and Rates
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities:
 U.S. Treasury................................................   $  1,574    $   82.8     5.26%     $  1,797    $  101.5     5.65%
 Mortgage-backed securities...................................      3,288       208.7     6.35         3,323       207.8     6.25
 State & political subdivisions...............................        188        20.0    10.64           202        22.4    11.09
 U.S. agencies and other......................................        619        34.4     5.56           630        38.1     6.05
                                                                 --------------------               --------------------
  Total securities............................................      5,669       345.9     6.10         5,952       369.8     6.21
Unrealized loss on available-for-sale securities..............        (69)                                --
                                                                 --------                           --------
  Net securities..............................................      5,600                              5,952
Trading account securities....................................         73         3.4     4.66           117         4.7     4.02
Federal funds sold and resale agreements......................        405        16.5     4.07           755        22.3     2.95
FSLIC notes and covered assets................................         --          --       --            --          --       --
Loans:
 Commercial:
  Commercial mortgage.........................................      6,832       514.7     7.53         5,804       414.4     7.14
  Financial institutions......................................      1,146        30.1     2.63         1,534        42.5     2.77
  Real estate:
   Commercial.................................................      2,359       194.1     8.23         2,207       179.7     8.14
   Construction...............................................        268        21.4     7.99           213        15.5     7.28
                                                                 --------------------               --------------------
   Total commercial...........................................     10,605       760.3     7.17         9,758       652.1     6.68
 Consumer:
  Residential mortgage........................................      5,345       385.6     7.21         4,860       384.6     7.91
  Residential mortgage held for sale..........................        387        27.4     7.08         1,040        72.4     6.96
  Home equity and second mortgage.............................      2,223       193.2     8.69         1,539       127.1     8.26
  Credit card.................................................      2,054       248.9    12.12         1,733       233.1    13.45
  Other.......................................................      3,243       308.3     9.51         2,872       272.6     9.49
                                                                 --------------------               --------------------
   Total consumer.............................................     13,252     1,163.4     8.78        12,044     1,089.8     9.05
                                                                 --------------------               --------------------
   Total loans................................................     23,857     1,923.7     8.06        21,802     1,741.9     7.99
 Allowance for credit losses..................................        486                                489
                                                                 --------                           --------
  Net loans...................................................     23,371                             21,313
Other earning assets..........................................        255        13.7     5.37           275        13.5     4.91
                                                                 --------------------               --------------------
   Total earning assets*......................................     30,259     2,303.2     7.61        28,901     2,152.2     7.45
Cash and due from banks.......................................      1,749                              1,786
Other assets..................................................      2,092                              1,993
                                                                 --------                           --------
   Total assets...............................................   $ 33,545                           $ 32,191
                                                                 ========                           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Noninterest-bearing deposits.................................   $  6,310                           $  6,688
 Interest-bearing deposits:
  Interest checking...........................................      2,940        44.4     1.51         2,789        45.2     1.62
  Money market accounts.......................................      4,035       110.2     2.73         4,077       106.8     2.62
  Other savings accounts......................................      2,245        49.5     2.20         2,157        49.2     2.28
  Savings certificates........................................      7,750       315.4     4.07         8,297       357.4     4.31
  Certificates over $100,000..................................      1,381        77.8     5.63         1,629        89.7     5.51
                                                                 --------------------               --------------------
   Total interest-bearing deposits............................     18,351       597.3     3.25        18,949       648.3     3.42
Short-term borrowings.........................................      2,955       139.5     4.72         1,417        58.2     4.11
Long-term debt................................................      2,312       131.9     5.71         1,523        89.8     5.90
                                                                 --------------------               --------------------
   Total interest-bearing liabilities.........................     23,618       868.7     3.68        21,889       796.3     3.64
Other liabilities.............................................        871                                845
Preferred equity..............................................        143                                360
Common equity.................................................      2,603                              2,409
                                                                 --------                           --------
   Total liabilities and shareholders' equity.................   $ 33,545                           $ 32,191
                                                                 ========                           ========
Net interest income...........................................               $1,434.5                           $1,355.9
                                                                             ========                           ========
Gross interest margin.........................................                            3.93%                              3.81%
                                                                                          =====                              =====
Gross interest margin without taxable-equivalent increments...                            3.88%                              3.75%
                                                                                          =====                              =====
PERCENT OF EARNING ASSETS
Interest income...............................................                            7.61%                              7.45%
Interest expense..............................................                            2.87                               2.76
                                                                                          =====                              =====
  Net interest margin.........................................                            4.74                               4.69
                                                                                          =====                              =====
Net interest margin without taxable-equivalent increments.....                            4.69%                              4.63%
                                                                                          =====                              =====

Interest and rates are presented on a fully taxable-equivalent basis under a tax rate of 35 percent for 1994 and 1993 and 34 percent for 1992, 1991 and 1990.

Interest income and rates on loans include loan fees. Nonaccrual loans are included in average loan balances.

 *Before deducting the allowance for credit losses and excluding the unrealized loss on available-for-sale securities.

**Not meaningful


64  First Bank System, Inc. and Subsidiaries



             1992                                 1991                                    1990                      1993-1994
- ---------------------------------------------------------------------------------------------------------------------------------
                       Interest                              Interest                                 Interest
                        Yields                                Yields                                   Yields        % Change
Balance    Interest    and Rates      Balance    Interest    and Rates      Balance      Interest     and Rates   Average Balance
- ---------------------------------------------------------------------------------------------------------------------------------


$ 1,557    $   98.2      6.31%        $ 1,043     $ 81.7       7.83%        $ 1,032      $   83.7        8.11%         (12.4)%
  2,673       207.3      7.76           2,901      262.3       9.04           2,812         270.0        9.60           (1.1)
    153        18.1     11.83             242       27.5      11.36             583          62.4       10.70           (6.9)
    444        26.2      5.90             483       33.2       6.87             655          37.1        5.66           (1.7)
- -------------------                   ------------------                    ---------------------
  4,827       349.8      7.25           4,669      404.7       8.67           5,082         453.2        8.92           (4.8)
     --                                    --                                    --                                       **
- -------                               -------                               -------
  4,827                                 4,669                                 5,082                                     (5.9)
    137         6.5      4.74             176       12.1       6.88             185          15.8        8.54          (37.6)
  1,318        45.1      3.42           1,292       75.8       5.87           1,353         110.4        8.16          (46.4)
     --          --        --             366       25.9       7.08             512          46.3        9.04             **


  5,490       423.1      7.71           6,254      596.7       9.54           7,732         837.0       10.83           17.7
  1,096        40.8      3.72             710       31.2       4.39             562          33.6        5.98          (25.3)

  2,135       178.5      8.36           2,208      204.0       9.24           2,172         210.0        9.67            6.9
    270        20.4      7.56             337       30.7       9.11             513          49.2        9.59           25.8
- -------------------                   ------------------                    ---------------------
  8,991       662.8      7.37           9,509      862.6       9.07          10,979       1,129.8       10.29            8.7

  3,851       347.7      9.03           3,401      322.6       9.49           3,876         400.5       10.33           10.0
    867        70.5      8.13             688       65.7       9.55             888          90.4       10.18          (62.8)
  1,135       100.5      8.85             889       82.1       9.24             693          80.0       11.54           44.4
  1,709       243.0     14.22           1,495      217.3      14.54           1,091         174.1       15.96           18.5
  2,526       279.2     11.05           2,503      316.4      12.64           2,321         261.6       11.27           12.9
- -------------------                   ------------------                    ---------------------
 10,088     1,040.9     10.32           8,976    1,004.1      11.19           8,869       1,006.6       11.35           10.0
- -------------------                   ------------------                    ---------------------
 19,079     1,703.7      8.93          18,485    1,866.7      10.10          19,848       2,136.4       10.76            9.4
    496                                   485                                   505                                      (.6)
- -------                               -------                               -------
 18,583                                18,000                                19,343                                      9.7
    509        23.7      4.66             261       18.2       6.97             389          31.3        8.05           (7.3)
- -------------------                   ------------------                    ---------------------
 25,870     2,128.8      8.23          25,249    2,403.4       9.52          27,369       2,793.4       10.21            4.7
  1,558                                 1,372                                 1,426                                     (2.1)
  1,905                                 1,539                                 1,596                                      5.0
- -------                               -------                               -------
$28,837                               $27,675                               $29,886                                      4.2%
=======                               =======                               =======


$ 5,000                               $ 4,012                               $ 3,673                                     (5.7)%

  2,553        59.5      2.33           2,028       64.6       3.19           1,856          88.4        4.76            5.4
  3,980       129.4      3.25           3,779      205.9       5.45           3,504         243.2        6.94           (1.0)
  1,666        59.0      3.54           1,458       72.6       4.98           1,292          68.2        5.28            4.1
  7,836       426.0      5.44           7,879      581.9       7.39           7,385         593.9        8.04           (6.6)
  1,918       123.8      6.45           2,778      200.9       7.23           4,726         411.7        8.71          (15.2)
- -------------------                   ------------------                    ---------------------
 17,953       797.7      4.44          17,922    1,125.9       6.28          18,763       1,405.4        7.49           (3.2)
  1,353        67.9      5.02           1,613      100.2       6.21           2,894         241.2        8.33          108.5
  1,279        87.5      6.84           1,552      128.1       8.25           2,167         197.6        9.12           51.8
- -------------------                   ------------------                    ---------------------
 20,585       953.1      4.63          21,087    1,354.2       6.42          23,824       1,844.2        7.74            7.9
    757                                   640                                   682                                      3.1
    405                                   340                                   322                                    (60.3)
  2,090                                 1,596                                 1,385                                      8.1
- -------                               -------                               -------
$28,837                               $27,675                               $29,886                                      4.2%
=======                               =======                               =======
           $1,175.7                             $1,049.2                                 $  949.2
           ========                             ========                                 ========
                         3.60%                                 3.10%                                     2.47%
                         ====                                  ====                                     =====

                         3.51%                                 2.96%                                     2.29%
                         ====                                  ====                                     =====

                         8.23%                                 9.52%                                    10.21%
                         3.69                                  5.36                                      6.74
                         ====                                  ====                                     =====
                         4.54                                  4.16                                      3.47
                         ====                                  ====                                     =====

                         4.46%                                 4.02%                                     3.29%
                         ====                                  ====                                     =====

                                    First Bank System, Inc. and Subsidiaries  65

SUPPLEMENTAL FINANCIAL DATA


EARNINGS PER SHARE SUMMARY

                                                                     1994       1993        1992        1991        1990
- -------------------------------------------------------------------------------------------------------------------------
Primary net income from continuing operations
 before cumulative effect of accounting changes...............      $2.21       $2.46       $1.46       $2.00        $.53
Income (loss) from discontinued operations....................       (.06)        .02         .02         .01         .01
Cumulative effect of accounting changes.......................          -           -        1.87           -         .01
                                                                    -----------------------------------------------------
Primary net income............................................      $2.15       $2.48       $3.35       $2.01        $.55
                                                                    =====================================================
Fully diluted net income from continuing operations
 before cumulative effect of accounting changes...............      $2.20       $2.45       $1.45       $1.92        $.51
Income (loss) from discontinued operations....................       (.06)        .02         .02         .01         .01
Cumulative effect of accounting changes.......................          -           -        1.79           -         .01
                                                                    -----------------------------------------------------
Fully diluted net income......................................      $2.14       $2.47       $3.26       $1.93        $.53
                                                                    =====================================================

RATIOS

                                                                     1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------------------------------------
Return on average assets......................................        .91%       1.13%       1.56%        .96%        .29%
Return on average common shareholders' equity.................      11.2        13.9        20.0        14.8         4.2
Average total equity to average assets........................       8.2         8.6         8.7         7.0         5.7
Dividends per share to net income per share...................      54.0        40.3        26.3        40.8            *
                                                                    -----------------------------------------------------

*Not meaningful


OTHER STATISTICS

                                                                  1994           1993          1992           1991           1990
- ----------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding -- year end*................     133,832,409    130,408,480    131,568,900    115,510,787    113,217,195
Average common shares outstanding and
 common stock equivalents:
 Primary..............................................     136,274,991    134,588,664    124,670,657    117,259,058    106,118,280
 Fully diluted........................................     140,128,566    138,328,002    130,497,272    123,053,421    110,445,124
Number of shareholders -- year-end**..................          25,481         25,653         28,572         26,384         27,559
Average number of employees (full-time equivalents)...          14,725         14,867         14,596         14,467         15,293
Common dividends paid (millions)......................          $156.0         $121.8          $80.8          $69.8          $61.9
                                                          ------------------------------------------------------------------------

 *Defined as total common shares less common stock held in treasury. **Based on number of common stock shareholders of record

STOCK PRICE RANGE AND DIVIDENDS

                                                                     1994                                       1993
                                                    --------------------------------------------------------------------------------
                                                          Sales Price                                 Sales Price
                                                    ----------------------      Dividends       ----------------------     Dividends
                                                      High             Low          Paid          High             Low          Paid
- ------------------------------------------------------------------------------------------------------------------------------------
First quarter.............................          $33.13          $29.38          $.29        $32.00          $27.13         $.25
Second quarter............................           39.00           31.50           .29         34.00           25.88          .25
Third quarter.............................           38.50           35.25           .29         33.63           29.50          .25
Fourth quarter............................           37.50           32.13           .29         34.13           28.00          .25
Closing price -- December 31..............                   33.22                                       30.75

The common stock of First Bank System, Inc. is traded on the New York Stock
 Exchange.


66  First Bank System, Inc. and Subsidiaries

COMMERCIAL LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                                                   Maturing
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                In 1 Year        After 1 Year
At December 31, 1994 (In Millions)                                                or Less     Through 5 Years     After 5 Years
- -------------------------------------------------------------------------------------------------------------------------------
Commercial..................................................................      $5,987           $1,125             $173
Financial institutions......................................................         663              110               14
Real estate:
  Commercial mortgage.......................................................       1,186              844              418
  Construction..............................................................         306               14               10
                                                                                -----------------------------------------------
        Total...............................................................      $8,142           $2,093             $615
                                                                                ===============================================

                                                                                  Due in          Due After
                                                                                One Year           One Year          Total
- -------------------------------------------------------------------------------------------------------------------------------
Loans at fixed interest rates...............................................     $  693            $  945           $ 1,638
Loans at variable interest rates............................................      7,449             1,763             9,212
                                                                                -----------------------------------------------
        Total...............................................................     $8,142            $2,708           $10,850
                                                                                ===============================================
The maturities of loans shown above are based on remaining scheduled repayments.

TIME CERTIFICATES OF DEPOSIT AND OTHER TIME DEPOSITS IN DENOMINATIONS OF $100,000 OR MORE AT DECEMBER 31

                                                   Under           Three          Six to          Over
                                                   Three           to Six         Twelve          Twelve
(In Millions)                                      Months          Months         Months          Months           Total
- -------------------------------------------------------------------------------------------------------------------------------
1994...........................................     $399            $138           $266            $515           $1,318
1993...........................................      379             188            263             637            1,467
1992...........................................      493             274            260             805            1,832
                                                   ----------------------------------------------------------------------------


                                    First Bank System, Inc. and Subsidiaries  67


SHORT-TERM FUNDS BORROWED

                                                                             Average         Maximum       Average       Weighted
                                                                               Daily     Outstanding Interest Rate        Average
                                                        Outstanding           Amount    Month-Ending   Paid During  Interest Rate
(In Millions)                                           at Year-End      Outstanding         Balance      the Year    at Year-End
- ---------------------------------------------------------------------------------------------------------------------------------
1994
Federal funds purchased and securities sold under
 agreements to repurchase..........................       $2,568           $2,264          $3,223         4.55%          5.49%
Other..............................................          955              691           1,252         5.27           5.76
                                                        -------------------------
 Total.............................................       $3,523           $2,955           4,007         4.72           5.56
                                                        =========================

1993
Federal funds purchased and securities sold under
 agreements to repurchase..........................       $  922           $  990          $1,388         3.21%          3.15%
Other..............................................          577              427             642         6.18           3.31
                                                        -------------------------
 Total.............................................       $1,499           $1,417           1,872         4.11           3.21
                                                        =========================

1992
Federal funds purchased and securities sold under
 agreements to repurchase..........................       $1,122           $  842          $1,140         4.41%          3.39%
Other..............................................          428              511           1,156         6.03           3.34
                                                        -------------------------
 Total.............................................       $1,550           $1,353           2,239         5.02           3.37
                                                        =========================          ======================================


68  First Bank System, Inc. and Subsidiaries

                          [LOGO OF FIRST BANK SYSTEM]
                          First Bank System
                          P.O. Box 522
                          Minneapolis, Minnesota
                          55480

EXHIBIT 11
Computation of Primary and Fully Diluted Net Income Per Common Share


                                                                                            Year Ended December 31
                                                                             -----------------------------------------------
(Dollars in millions, except per share data)                                         1994             1993             1992
- ----------------------------------------------------------------------------------------------------------------------------
PRIMARY:
  Average shares outstanding                                                  133,752,000      132,757,389      121,915,389
  Net effect of the assumed purchase of stock under the stock option and stock purchase plans--based on the treasury stock method using
    average market price                                                        2,522,991        1,831,275        2,755,268
                                                                             -----------------------------------------------
                                                                              136,274,991      134,588,664      124,670,657
                                                                             ===============================================

  Income from continuing operations before cumulative effect of
    accounting changes                                                             $313.5           $360.7           $213.0
  Preferred dividends                                                               (12.6)           (29.2)           (31.6)
                                                                             -----------------------------------------------
  Income from continuing operations before cumulative effect
    of accounting changes applicable to common equity                              $300.9           $331.5           $181.4
                                                                             ===============================================

  Income from continuing operations before cumulative effect of
    accounting changes per common share                                             $2.21            $2.46            $1.46
                                                                             ===============================================
  Income (loss) from discontinued operations                                        ($8.5)            $2.5             $2.7
                                                                             ===============================================
  Income (loss) from discontinued operations per common share                      ($0.06)           $0.02            $0.02
                                                                             ===============================================
  Cumulative effect of accounting changes applicable to common equity                  --               --           $233.2
                                                                             ===============================================
  Cumulative effect of accounting changes per common share                             --               --            $1.87
                                                                             ===============================================

  Net income                                                                       $305.0           $363.2           $448.9
  Preferred dividends                                                               (12.6)           (29.2)           (31.6)
                                                                             -----------------------------------------------
  Net income applicable to common equity                                           $292.4           $334.0           $417.3
                                                                             ===============================================
  Net income per common share                                                       $2.15            $2.48            $3.35
                                                                             ===============================================


FULLY DILUTED: *
  Average shares outstanding                                                  133,752,000      132,757,389      121,915,389
  Net effect of the assumed purchase of stock under the stock option and stock purchase plans--based on the treasury stock method using average market price or year-end market price,
    whichever is higher                                                         2,720,882        1,888,873        4,630,259
  Assumed conversion of Series 1991A Preferred Stock                            3,655,684        3,681,740        3,951,624
                                                                             -----------------------------------------------
                                                                              140,128,566      138,328,002      130,497,272
                                                                             ===============================================
  Income from continuing operations before cumulative effect
    of accounting changes                                                          $313.5           $360.7           $213.0
  Preferred dividends, excluding 1991A Preferred Stock                               (5.1)           (21.2)           (23.4)
                                                                             -----------------------------------------------
  Income from continuing operations before cumulative effect of
    accounting changes applicable to common equity                                 $308.4           $339.5           $189.6
                                                                             ===============================================
  Income from continuing operations before cumulative effect
    of accounting changes per common share                                          $2.20            $2.45            $1.45
                                                                             ===============================================
  Income (loss) from discontinued operations                                        ($8.5)            $2.5             $2.7
                                                                             ===============================================
  Income (loss) from discontinued operations per common share                      ($0.06)           $0.02            $0.02
                                                                             ===============================================
  Cumulative effect of accounting changes applicable to common equity                  --               --           $233.2
                                                                             ===============================================
  Cumulative effect of accounting changes per common share                             --               --            $1.79
                                                                             ===============================================

  Net income                                                                       $305.0           $363.2           $448.9
  Preferred dividends, excluding 1991A Preferred Stock                               (5.1)           (21.2)           (23.4)
                                                                             -----------------------------------------------
  Net income applicable to common equity                                           $299.9           $342.0           $425.5
                                                                             ===============================================
  Net income per common share                                                       $2.14            $2.47            $3.26
                                                                             ===============================================


* This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 17 of APB Opinion No. 15 because it results in dilution of less than 3%.

EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges


                                                                Year           Year           Year           Year            Year
                                                               Ended          Ended          Ended          Ended           Ended
                                                         December 31    December 31    December 31    December 31     December 31
                                                       ----------------------------------------------------------------------------
(Dollars in Millions)                                           1994           1993           1992           1991            1990
- -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
 1. Net income from continuing operations before
    cumulative effect                                  $     313,500     $  360,700     $  213,000     $  263,400      $   84,000
 2. Applicable income taxes                                  191,800        198,600        115,700         30,300           6,500
                                                       ----------------------------------------------------------------------------
 3. Income before taxes (1 + 2)                        $     505,300     $  559,300     $  328,700     $  293,700      $   90,500
                                                       ============================================================================
 4. Fixed charges:
    a. Interest expense excluding interest
       on deposits                                     $     271,400     $  148,000     $  155,400     $  228,300      $  438,900
    b. Portion of rents representative of
       interest and amortization of debt expense              30,200         34,800         36,700         34,400          36,800
                                                       ----------------------------------------------------------------------------
    c. Fixed charges excluding interest on
       deposits (4a + 4b)                                    301,600        182,800        192,100        262,700         475,700
    d. Interest on deposits                                  597,300        648,300        797,700      1,125,900       1,405,400
                                                       ----------------------------------------------------------------------------
    e. Fixed charges including interest on
       deposits (4c + 4d)                              $     898,900     $  831,100     $  989,800     $1,388,600      $1,881,100
                                                       ============================================================================
 5. Amortization of interest capitalized               $       4,800     $    4,900     $      300     $      300      $      300
 6. Earnings excluding interest on
    deposits (3 + 4c + 5)                                    811,700        747,000        521,100        556,700         566,500
 7. Earnings including interest
    on deposits (3 + 4e + 5)                               1,409,000      1,395,300      1,318,800      1,682,600       1,971,900
 8. Fixed charges excluding interest on
    deposits (4c)                                            301,600        182,800        192,100        262,700         475,700
 9. Fixed charges including interest
    on deposits (4e)                                         898,900        831,100        989,800      1,388,600       1,881,100

RATIO OF EARNINGS TO FIXED CHARGES
10. Excluding interest on deposits (line 6/line 8)              2.69           4.09           2.71           2.12            1.19
11. Including interest on deposits (line 7/line 9)              1.57           1.68           1.33           1.21            1.05
                                                       ----------------------------------------------------------------------------

[ARTICLE] 9
[LEGEND] THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
         FIRST BANK SYSTEM, INC. DECEMBER 31, 1994, RESTATED ANNUAL REPORT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
[/LEGEND]
[RESTATED]
[MULTIPLIER] 1,000

[PERIOD-TYPE]                     YEAR
[FISCAL-YEAR-END]                           DEC-31-1994
[PERIOD-START]                              JAN-01-1994
[PERIOD-END]                                DEC-31-1994
[CASH]                                        1,707,000
[INT-BEARING-DEPOSITS]                           28,000
[FED-FUNDS-SOLD]                                471,000
[TRADING-ASSETS]                                 77,000
[INVESTMENTS-HELD-FOR-SALE]                   5,185,000
[INVESTMENTS-CARRYING]                                0
[INVESTMENTS-MARKET]                                  0
[LOANS]                                      24,550,000
[ALLOWANCE]                                     475,000
[TOTAL-ASSETS]                               34,128,000
[DEPOSITS]                                   24,256,000
[SHORT-TERM]                                  3,523,000
[LIABILITIES-OTHER]                           1,053,000
[LONG-TERM]                                   2,684,000
[COMMON]                                        168,000
[PREFERRED-MANDATORY]                                 0
[PREFERRED]                                     118,000
[OTHER-SE]                                    2,326,000
[TOTAL-LIABILITIES-AND-EQUITY]               34,128,000
[INTEREST-LOAN]                               1,914,700
[INTEREST-INVEST]                               339,900
[INTEREST-OTHER]                                 33,500
[INTEREST-TOTAL]                              2,288,100
[INTEREST-DEPOSIT]                              597,300
[INTEREST-EXPENSE]                              868,700
[INTEREST-INCOME-NET]                         1,419,400
[LOAN-LOSSES]                                   123,600
[SECURITIES-GAINS]                            (115,000)
[EXPENSE-OTHER]                               1,349,400
[INCOME-PRETAX]                                 505,300
[INCOME-PRE-EXTRAORDINARY]                      313,500
[EXTRAORDINARY]                                 (8,500)
[CHANGES]                                             0
[NET-INCOME]                                    305,000
[EPS-PRIMARY]                                      2.15
[EPS-DILUTED]                                      2.14
[YIELD-ACTUAL]                                     4.74
[LOANS-NON]                                     162,000
[LOANS-PAST]                                     26,000
[LOANS-TROUBLED]                                    100
[LOANS-PROBLEM]                                       0
[ALLOWANCE-OPEN]                                466,100
[CHARGE-OFFS]                                   226,800
[RECOVERIES]                                     86,500
[ALLOWANCE-CLOSE]                               474,700
[ALLOWANCE-DOMESTIC]                                  0
[ALLOWANCE-FOREIGN]                                   0
[ALLOWANCE-UNALLOCATED]                         277,700